     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 2, 1999
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            PHARMACIA & UPJOHN, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             2834                            98-0155411
   (STATE OR OTHER JURISDICTION            (PRIMARY STANDARD                   (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)    INDUSTRIAL CLASSIFICATION CODE         IDENTIFICATION NUMBER)
                                                NUMBER)

                            ------------------------

                               95 CORPORATE DRIVE
                       BRIDGEWATER, NEW JERSEY 08807-1265
                                 (908) 306-4400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            RICHARD T. COLLIER, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                            PHARMACIA & UPJOHN, INC.
                               95 CORPORATE DRIVE
                       BRIDGEWATER, NEW JERSEY 08807-1265
                                 (908) 306-4400
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                WITH COPIES TO:

                 NEIL T. ANDERSON                                 SUZANNE SAWOCHKA HOOPER
                SULLIVAN & CROMWELL                                 COOLEY GODWARD LLP
                 125 BROAD STREET                                  FIVE PALO ALTO SQUARE
           NEW YORK, NEW YORK 10004-4839                            3000 EL CAMINO REAL
                  (212) 558-4000                             PALO ALTO, CALIFORNIA 94306-2155
                                                                      (650) 843-5000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as possible after this Registration Statement is declared effective.
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF              AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
      SECURITIES TO BE REGISTERED            REGISTERED(1)          PER SHARE              PRICE         REGISTRATION FEE(2)
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value, together
  with attached rights to purchase
  Participating Preferred Stock.........   14,923,657 shares     Not applicable       Not applicable         $196,787.61
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement relates to common stock, par value $0.01 per share, of Pharmacia & Upjohn, Inc. ("Pharmacia & Upjohn") issuable to holders of common stock, par value $0.01 per share, of SUGEN, Inc. ("SUGEN") in the proposed merger of University Acquisition Corp., a wholly owned subsidiary of Pharmacia & Upjohn with and into SUGEN. The amount of Pharmacia & Upjohn common stock to be registered has been determined by multiplying the maximum exchange ratio (.62984 shares of Pharmacia & Upjohn common stock for each share of SUGEN common stock) by 23,694,363, the maximum aggregate number of shares of SUGEN common stock that would be outstanding prior to the merger, assuming the exercise of all outstanding SUGEN options and warrants (whether or not currently exercisable) and assuming the conversion of all SUGEN convertible debt and the exercise and conversion of all SUGEN warrants to acquire convertible debt.

(2) The registration fee was calculated pursuant to Rule 457(f) as 0.000278 multiplied by $29.875 (the average of the high and low prices of SUGEN common stock on the Nasdaq National Market on July 29, 1999), multiplied by 23,694,363 shares. Pursuant to Rule 457(b), the registration fee of $196,787.61 is reduced by the fee of $138,709.35 paid previously to the Commission pursuant to the Securities Exchange Act of 1934, as amended, in connection with the filing of the preliminary proxy materials on Schedule 14A. Therefore, the registration fee payable upon filing of this Registration Statement is $58,078.26.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                          [SUGEN LOGO VERSION 3]

                                  SUGEN, INC.
                             230 EAST GRAND AVENUE
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

To the Stockholders of SUGEN, Inc.:

     SUGEN, Inc. has entered into a merger agreement with Pharmacia & Upjohn, Inc. As a result of the merger contemplated by the merger agreement, SUGEN would become a subsidiary of Pharmacia & Upjohn. The merger requires the approval of holders of a majority of the outstanding shares of SUGEN common stock, and we have scheduled a special meeting of the SUGEN stockholders on Tuesday, August 31, 1999 at SUGEN's executive offices, 230 East Grand Avenue, South San Francisco, California, commencing at 10:00 a.m., local time, to vote on the merger agreement.

     Upon completion of the merger, each share of SUGEN common stock will be converted into a fraction of a share of Pharmacia & Upjohn common stock. The fraction will be calculated by dividing $31.00 by the volume weighted average closing price of Pharmacia & Upjohn common stock during the 20 trading day period ending on (and including) the third trading day before the special meeting, unless the volume weighted average closing price of Pharmacia & Upjohn common stock during the 20 day period is equal to or less than $49.21875 (in which case SUGEN stockholders will receive 0.62984 of a share of Pharmacia & Upjohn common stock for each share of SUGEN common stock) or equal to or greater than $60.15625 (in which case SUGEN stockholders will receive 0.51533 of a share of Pharmacia & Upjohn common stock for each share of SUGEN common stock). If the merger is completed, in no event will you receive less than 0.51533 or more than
0.62984 of a share of Pharmacia & Upjohn common stock for each share of SUGEN common stock.

     Pharmacia & Upjohn common stock is traded on the New York Stock Exchange under the symbol "PNU." Pharmacia & Upjohn's common stock closed at $53 13/16 per share on July 30, 1999. Swedish Depositary Shares representing shares of Pharmacia & Upjohn common stock are also traded on the Stockholm Stock Exchange.

     The merger will be tax-free to you for federal income tax purposes except for taxes due on cash, if any, that you receive instead of fractional shares.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ADOPTION OF THE MERGER AGREEMENT. IN ADDITION, ZENECA LIMITED, THE HOLDER OF APPROXIMATELY 17.9% OF THE OUTSTANDING SUGEN COMMON STOCK, AND I HAVE AGREED TO VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

     I ask you all to participate in this crucial decision to protect the value of your investment and to secure the future of SUGEN and its products. Regardless of the number of shares you own or whether you plan to attend the meeting, it is important that your shares be represented and voted. Voting instructions are inside.

     The accompanying Proxy Statement/Prospectus provides you with detailed information about the proposed merger. I urge you to read the entire document carefully.

                                       Sincerely,

                                   /s/ Stephen Evans-Freke
                                   ----------------------------------------
                                       Stephen Evans-Freke
                                       Chairman and Chief Executive Officer

     FOR A DISCUSSION OF CERTAIN RISK FACTORS WHICH YOU SHOULD CONSIDER IN EVALUATING THE MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE 14 OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

                                  SUGEN, INC.
                             230 EAST GRAND AVENUE
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD TUESDAY, AUGUST 31, 1999

To the Stockholders of SUGEN, Inc.:

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of SUGEN, Inc. will be held on Tuesday, August 31, 1999, at SUGEN's executive offices, 230 East Grand Avenue, South San Francisco, California, commencing at 10:00 a.m., local time, for the following purposes:

     1. To consider and vote upon a proposal to adopt the merger agreement, dated as of June 15, 1999, among SUGEN, Pharmacia & Upjohn, Inc., a Delaware corporation, and University Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Pharmacia & Upjohn, pursuant to which, among other things, (a) University Acquisition Corp. will be merged with and into SUGEN and SUGEN will become a wholly owned subsidiary of Pharmacia & Upjohn and (b) each outstanding share of common stock of SUGEN will be converted into the right to receive from Pharmacia & Upjohn a fraction of a share of Pharmacia & Upjohn common stock. If the merger is completed, in no event will SUGEN stockholders receive less than 0.51533 or more than 0.62984 of a share of Pharmacia & Upjohn common stock for each share of SUGEN common stock. A copy of the merger agreement is attached as Annex A to the accompanying Proxy Statement/Prospectus.

     2. To transact such other business as may properly be brought before the special meeting or any adjournments, postponements, continuations or reschedulings of the special meeting.

     Stockholders of record at the close of business on July 29, 1999 are entitled to notice of, and to vote at, the special meeting and any adjournment, postponement, continuation or rescheduling of the special meeting. At the close of business on the record date, SUGEN had outstanding and entitled to vote 16,977,588 shares of common stock. Each holder of record of common stock on such record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting.

     SUGEN'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SUGEN STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT. IN ADDITION, BOTH STEPHEN EVANS-FREKE, THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF SUGEN, AND ZENECA LIMITED, THE HOLDER OF APPROXIMATELY 17.9% OF THE OUTSTANDING SUGEN COMMON STOCK, HAVE AGREED TO VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

     All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. You may revoke your proxy in the manner described in the accompanying Proxy Statement/Prospectus at any time before the proxy has been voted at the special meeting.

                                          By Order of the Board of Directors,
                                          /s/ Bruce E. MacMillan
                                          Bruce E. MacMillan
                                          Secretary

South San Francisco, California
August 2, 1999

    STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

[PHARMACIA & UPJOHN LOGO][SUGEN LOGO VERSION 3]

                                PROXY STATEMENT
                     FOR SPECIAL MEETING OF STOCKHOLDERS OF
                                  SUGEN, INC.

                                 PROSPECTUS OF
                            PHARMACIA & UPJOHN, INC.
                           UP TO 14,923,657 SHARES OF
                                  COMMON STOCK

     Pharmacia & Upjohn, Inc. and SUGEN, Inc. have entered into a merger agreement. As a result of the merger contemplated by the merger agreement, SUGEN would become a wholly owned subsidiary of Pharmacia & Upjohn. In the merger, SUGEN stockholders would receive between 0.62984 and 0.51533 of a share of Pharmacia & Upjohn common stock, based on the volume weighted average closing price of Pharmacia & Upjohn common stock over the 20 trading days ending on (and including) the third trading day prior to the SUGEN special meeting.

     The merger cannot be completed unless the holders of SUGEN common stock adopt the merger agreement that is described in this proxy statement/prospectus.

     SUGEN'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SUGEN STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT. IN ADDITION, BOTH STEPHEN EVANS-FREKE, THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF SUGEN, AND ZENECA LIMITED, THE HOLDER OF APPROXIMATELY 17.9% OF THE OUTSTANDING SUGEN COMMON STOCK, HAVE AGREED TO VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

     This proxy statement/prospectus provides you with detailed information about the merger agreement and the proposed merger. Pharmacia & Upjohn provided the information concerning Pharmacia & Upjohn. SUGEN provided the information concerning SUGEN. Please see "Where You Can Find More Information" on page 71 for additional information on Pharmacia & Upjohn and SUGEN.

     WE STRONGLY URGE YOU TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO UNDER "RISK FACTORS" BEGINNING AT PAGE 14.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THE JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We are first mailing this proxy statement/prospectus dated August 2, 1999 and the form of proxy on or about August 3, 1999.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
QUESTIONS AND ANSWERS ABOUT THE
  MERGER..............................   ii
SUMMARY...............................    1
SUMMARY OF SUGEN SELECTED FINANCIAL
  DATA................................    8
SUMMARY OF PHARMACIA & UPJOHN SELECTED
  FINANCIAL DATA......................    9
COMPARATIVE PER SHARE DATA............   10
MARKET PRICE AND DIVIDEND DATA........   12
COMPARATIVE MARKET PRICE AND DIVIDEND
  INFORMATION.........................   12
RISK FACTORS..........................   14
CAUTIONARY STATEMENT CONCERNING
  FORWARD-LOOKING STATEMENTS..........   17
THE SUGEN SPECIAL MEETING.............   19
THE COMPANIES.........................   22
THE MERGER............................   22

                                        PAGE
                                        ----
EXECUTIVES; EXECUTIVE COMPENSATION;
  STOCK OWNERSHIP OF DIRECTORS,
  EXECUTIVE OFFICERS AND FIVE PERCENT
  STOCKHOLDERS........................   39
INTERESTS OF CERTAIN PERSONS IN THE
  MERGER..............................   40
THE MERGER AGREEMENT..................   41
FUNDING ARRANGEMENT...................   54
STOCK OPTION AGREEMENT................   55
VOTING AGREEMENT......................   57
DESCRIPTION OF PHARMACIA & UPJOHN
  CAPITAL STOCK.......................   57
COMPARISON OF STOCKHOLDER RIGHTS......   62
VALIDITY OF SHARES....................   70
INDEPENDENT ACCOUNTANTS...............   70
WHERE YOU CAN FIND MORE INFORMATION...   71

                               LIST OF APPENDICES

                       Annex A -- Agreement and Plan of
                                  Merger, dated as of
                                  June 15, 1999, among
                                  SUGEN, Inc., Pharmacia
                                  & Upjohn, Inc. and
                                  University Acquisition
                                  Corp.

                       Annex B -- Stock Option Agreement,
                                  dated as of June 15,
                                  1999, between Pharmacia
                                  & Upjohn, Inc. and
                                  SUGEN, Inc.

                       Annex C -- Opinion of Lehman
                                  Brothers Inc.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: If the merger agreement is adopted, you will receive a fraction of a share of Pharmacia & Upjohn common stock in exchange for each share of SUGEN common stock that you own.

   The fraction will be calculated by dividing $31.00 by the volume weighted average closing price of Pharmacia & Upjohn common stock on the New York Stock Exchange during the 20 trading days ending on (and including) the third trading day before the special meeting.

   - If this average closing price is greater than $49.21875 and less than $60.15625, you will receive $31.00 worth of Pharmacia & Upjohn common stock for each share of SUGEN common stock.

   - If this average closing price is equal to or less than $49.21875, you will receive 0.62984 of a share of Pharmacia & Upjohn common stock, which may be worth less than $31.00 a share, for each share of SUGEN common stock.

   - If this average closing price is equal to or greater than $60.15625, you will receive 0.51533 of a share of Pharmacia & Upjohn common stock, which may be worth more than $31.00 a share, for each share of SUGEN common stock.

   In no event would you receive less than 0.51533 or more than 0.62984 of a share of Pharmacia & Upjohn common stock for each share of SUGEN common stock.

   You will not receive fractional shares of Pharmacia & Upjohn common stock. Instead, you will receive the cash value, without interest, of any fractional share of Pharmacia & Upjohn common stock that you might otherwise have been entitled to receive.

   For example, if you currently own 100 shares of SUGEN common stock, the following table shows the applicable exchange ratio and what you will receive in the merger based on the indicated volume weighted average closing price of Pharmacia & Upjohn common stock during the 20 trading day period:

       AVERAGE         EXCHANGE  NUMBER OF  FRACTIONAL
    CLOSING PRICE       RATIO     SHARES      SHARES
    -------------      --------  ---------  ----------
   Equal to or less
     than $49.21875     0.62984         62     .984
   $50                  0.62000         62        0
   $52                  0.59620         59      .62
   $54                  0.57410         57      .41
   $56                  0.55360         55      .36
   $58                  0.53450         53      .45
   $60                  0.51670         51      .67
   Equal to or
     greater than
     $60.15625          0.51533         51     .533

Q: WHAT DO I NEED TO DO NOW?

A: Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote FOR adoption of the merger agreement. If you do not vote or you abstain, it will have the effect of a vote against the merger agreement.

   The special meeting will take place on Tuesday, August 31, 1999, at SUGEN's executive offices, 230 East Grand Avenue, South San Francisco, California, commencing at 10:00 a.m., local time. If you wish, you may attend the special meeting and vote your shares in person rather than signing and mailing your proxy card. IF YOU DO NOT ATTEND THE SPECIAL MEETING IN PERSON, YOUR PROXY MUST BE RECEIVED ON OR PRIOR TO AUGUST 31, 1999 IN ORDER FOR YOUR SHARES TO BE VOTED AT THE SPECIAL MEETING.

   SUGEN'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SUGEN STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT. IN ADDITION, BOTH STEPHEN EVANS-FREKE, THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF SUGEN, AND ZENECA LIMITED, THE HOLDER OF APPROXIMATELY 17.9% OF THE OUTSTANDING SUGEN COMMON STOCK, HAVE

   AGREED TO VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

Q: IF MY SHARES ARE HELD IN THE NAME OF MY BROKER, WILL MY BROKER VOTE MY SHARES
   FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares following the directions provided by you. Without instructions, your shares will not be voted.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send you written instructions for exchanging your share certificates.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD OR CONSENT
   FORM?

A: You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of the following three ways:

   - First, you can send a written notice signed by you stating that you would like to revoke your proxy. If you choose this method, you must submit your notice of revocation to SUGEN at the address below;

   - Second, you can complete and submit a new proxy card. If you choose this method, you must submit your new proxy card to SUGEN at the address below; or

   - Third, you can attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy; you must vote at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: Pharmacia & Upjohn and SUGEN are working toward completing the merger as quickly as possible. SUGEN must obtain stockholder approval and hopes to complete the merger as soon as possible after the special meeting.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: The exchange of your shares for Pharmacia & Upjohn common stock will be tax-free to you for federal income tax purposes except with respect to cash received for fractional shares. To review the tax consequences to stockholders in greater detail, see "The Merger -- Material Federal Income Tax Consequences" on page 36.

Q: ARE THERE ANY RISKS RELATED TO THE PROPOSED TRANSACTION OR ANY RISKS RELATED
   TO OWNING PHARMACIA & UPJOHN COMMON STOCK?

A: Yes. You should carefully review the risk factors described beginning on page
   14.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT OUR COMPANIES THAT IS NOT INCLUDED IN, OR DELIVERED WITH, THIS DOCUMENT. PHARMACIA & UPJOHN WILL PROVIDE YOU WITH COPIES OF THE INFORMATION RELATING TO PHARMACIA & UPJOHN, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO:

                            PHARMACIA & UPJOHN, INC.
                                   SECRETARY
                               95 CORPORATE DRIVE
                         BRIDGEWATER, NEW JERSEY 08807
                                 (908) 306-4400

     SUGEN WILL PROVIDE YOU WITH COPIES OF THE INFORMATION RELATING TO SUGEN, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO:

                                  SUGEN, INC.
                               INVESTOR RELATIONS
                             230 EAST GRAND AVENUE
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080
                                 (650) 553-8300

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully, you should read carefully this entire document and the documents we refer to. See "Where You Can Find More Information" on page 71. The merger agreement is attached as Annex A to this document. We encourage you to read it, as it is the most important legal document that governs the merger. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

                            THE COMPANIES (PAGE 22)

PHARMACIA & UPJOHN, INC.

  95 Corporate Drive
  Bridgewater, New Jersey 08807
  (908) 306-4400

     Pharmacia & Upjohn, Inc. is a global pharmaceutical group engaged in the research, development, manufacture and sale of pharmaceutical and healthcare products.

SUGEN, INC.

  230 East Grand Avenue
  South San Francisco, California 94080
  (650) 553-8300

     SUGEN is a biopharmaceutical company focused on the discovery and development of small molecule drugs which target specific cellular signal transduction pathways.

UNIVERSITY ACQUISITION CORP.

  95 Corporate Drive
  Bridgewater, New Jersey 08807
  (908) 306-4400

     University Acquisition Corp. is a wholly owned subsidiary of Pharmacia & Upjohn. If we complete the merger, University Acquisition Corp. will be merged into SUGEN. University Acquisition Corp. was organized solely for use in a merger transaction. This is the only business of University Acquisition Corp.

                         SUGEN'S REASONS FOR THE MERGER
                                   (PAGE 28)

     SUGEN's board of directors believes that the merger is in the best interests of SUGEN and its stockholders. In reaching its decision to approve the merger, SUGEN's board of directors considered a number of factors, including the following:

- the SUGEN board's view that, in order to remain independent, SUGEN would need to raise a significant amount of capital over the next eighteen months;

- the risks to SUGEN's ability to raise the necessary capital in light of the current financing environment for development stage biopharmaceutical companies;

- the terms and structure of the merger; and

- the fairness opinion of Lehman Brothers, SUGEN's financial advisor in connection with the merger.

                       RECOMMENDATION OF THE SUGEN BOARD
                             (PAGES 28 THROUGH 30)

     SUGEN'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SUGEN STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

             DATE, TIME AND PLACE OF THE SPECIAL MEETING (PAGE 19)

     The special meeting will be held on Tuesday, August 31, 1999, at SUGEN's executive offices, 230 East Grand Avenue, South San Francisco, California, commencing at 10:00 a.m., local time.

 STOCKHOLDERS ENTITLED TO VOTE AT THE SPECIAL MEETING; VOTE REQUIRED (PAGE 19)

     The close of business on July 29, 1999 was the record date for the special meeting. Only SUGEN stockholders on the record date are entitled to notice of and to vote at the special meeting. On the record date, there were 16,977,588 shares of SUGEN common stock outstanding. Each share of SUGEN common stock will be entitled to one vote on each matter to be acted upon at the special meeting.

     The vote of holders of a majority of the shares of SUGEN common stock outstanding on the record date is required to adopt the merger agreement.

     Stephen Evans-Freke, the Chairman and Chief Executive Officer of SUGEN, and Zeneca Limited, the holder of approximately 17.9% of the outstanding SUGEN common stock, have agreed to vote FOR adoption of the merger agreement.

INTERESTS OF CERTAIN PERSONS/STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS
                               OF SUGEN (PAGE 40)

     When considering the recommendation by SUGEN's board of directors to vote FOR adoption of the merger agreement, you should be aware that certain directors and executive officers of SUGEN have interests in the merger that may be different from your interests. Certain executive officers of SUGEN have executed employment agreements with Pharmacia & Upjohn, which will become effective upon completion of the merger. Certain directors, officers and employees of SUGEN who hold stock options pursuant to existing plans will receive certain benefits upon completion of the merger, including accelerated vesting of those stock options. SUGEN's board of directors was aware of these interests and considered them in approving the merger.

     As of the SUGEN record date, the directors and executive officers of SUGEN, as a group, beneficially owned approximately 17.8% of the outstanding SUGEN common stock.

                        OWNERSHIP OF PHARMACIA & UPJOHN
                              FOLLOWING THE MERGER

     Depending on the volume weighted average of the closing price of Pharmacia & Upjohn common stock for 20 trading days ending on (and including) the third trading day prior to the date of the special meeting, we anticipate that SUGEN stockholders collectively will receive a total of between approximately 12,210,416 and 14,923,657 shares of Pharmacia & Upjohn common stock in the merger based on the number of shares of SUGEN common stock outstanding, or issuable upon exercise of options and warrants outstanding, on July 29, 1999.

     Based on those numbers, and based on the number of shares of Pharmacia & Upjohn common stock outstanding as of July 29, 1999, existing SUGEN stockholders will own between 2.35% and 2.86% of the Pharmacia & Upjohn common stock outstanding immediately after the merger.

                             NYSE LISTING (PAGE 44)

     The Pharmacia & Upjohn common stock to be issued in connection with the merger has been approved for listing on the New York Stock Exchange. If we complete the merger, stockholders will be able to trade the shares of Pharmacia & Upjohn common stock they receive in the merger on the New York Stock Exchange. If we complete the merger, SUGEN stock will no longer be quoted on the Nasdaq National Market or any other exchange.

                          OPINION OF FINANCIAL ADVISOR
                             (PAGES 30 THROUGH 35)

     In deciding to approve the merger, the SUGEN board considered the opinion of its financial advisor, Lehman Brothers Inc., that the merger consideration was fair to SUGEN stockholders from a financial point of view.

     The full text of the written opinion of Lehman Brothers, which sets forth assumptions made, matters considered, procedures followed and the scope of the review undertaken, is attached to this document as Annex C. The written opinion of Lehman Brothers is not a recommendation as to how you should vote in regard to the adoption of the merger agreement. WE ENCOURAGE YOU TO READ THE OPINION OF LEHMAN BROTHERS IN ITS ENTIRETY.

                         THE MERGER AGREEMENT (PAGE 41)

     The merger agreement is attached as Annex A to this document. We encourage you to read the merger agreement. It is the most important legal document governing the merger.

                              THE MERGER (PAGE 22)

     In the merger, University Acquisition Corp. will be merged with and into SUGEN. SUGEN will be the surviving corporation and will become a wholly owned subsidiary of Pharmacia & Upjohn. As a result of the merger, each holder of SUGEN stock will be entitled to receive from Pharmacia & Upjohn, in exchange for each share of SUGEN stock, a fraction of a share of Pharmacia & Upjohn stock.

EXCHANGE RATIO

     If the merger agreement is adopted, you will receive a fraction of a share of Pharmacia & Upjohn common stock in exchange for each share of SUGEN common stock that you own.

     The fraction will be calculated by dividing $31.00 by the volume weighted average closing price of Pharmacia & Upjohn common stock on the New York Stock Exchange during the 20 trading days ending on (and including) the third trading day before the special meeting.

- If this average closing price is greater than $49.21875 and less than $60.15625, you will receive $31.00 worth of Pharmacia & Upjohn common stock for each share of SUGEN common stock.

- If this average closing price is equal to or less than $49.21875, you will receive 0.62984 of a share of Pharmacia & Upjohn common stock, which may be worth less than $31.00 a share, for each share of SUGEN common stock.

- If the average closing price is equal to or greater than $60.15625, you will receive 0.51533 of a share of Pharmacia & Upjohn common stock, which may be worth more than $31.00 a share, for each share of SUGEN common stock.

     In no event would you receive less than 0.51533 or more than 0.62984 of a share of Pharmacia & Upjohn common stock for each share of SUGEN common stock.

     You will not receive fractional shares of Pharmacia & Upjohn common stock. Instead, you will receive the cash value, without interest, of any fractional share of Pharmacia & Upjohn common stock you might otherwise have been entitled to receive.

     For example, if you currently own 100 shares of SUGEN common stock, the following table shows the applicable exchange ratio and what you will receive in the merger based on the indicated volume weighted average closing price of Pharmacia & Upjohn common stock during the above-described 20 trading day period:

                        EXCHANGE  NUMBER OF  FRACTIONAL
AVERAGE CLOSING PRICE    RATIO     SHARES      SHARES
---------------------   --------  ---------  ----------

Equal to or less than
  $49.21875              0.62984     62         .984

      $50                0.62000     62             0

      $52                0.59620     59          .62

      $54                0.57410     57          .41

      $56                0.55360     55          .36

      $58                0.53450     53          .45

      $60                0.51670     51          .67

Equal to or greater
  than $60.15625         0.51533     51         .533

                            CONDITIONS TO THE MERGER
                             (PAGES 43 THROUGH 46)

     We will complete the merger only if we satisfy or waive several conditions, including the following:

- holders of a majority of the outstanding shares of SUGEN common stock must adopt the merger agreement;

- the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act must have expired or been terminated;

- each of SUGEN and Pharmacia & Upjohn must have made all filings required pursuant to the merger agreement, and received all consents, approvals and authorizations from any governmental entity, and (in the case of SUGEN) other parties, required in connection with the merger;

- there must be no court order or law in effect that prohibits the merger or makes the merger illegal;

- the shares of Pharmacia & Upjohn that are issued in the merger must be authorized for listing on the New York Stock Exchange;

- Ernst & Young LLP, independent auditors for SUGEN, must deliver to Pharmacia & Upjohn and SUGEN a letter dated as of the closing date of the merger, stating that based upon discussions with officials of SUGEN responsible for financial and accounting matters, and information furnished to Ernst & Young LLP to the date of its letter, Ernst & Young LLP concurs with SUGEN management's conclusion that, as of the date of its letter, no conditions exist related to SUGEN that would preclude Pharmacia & Upjohn from accounting for the merger as a pooling of interests;

- PricewaterhouseCoopers LLP, independent accountants for Pharmacia & Upjohn, must deliver to Pharmacia & Upjohn a letter dated as of the closing date of the merger, stating that based upon discussions with officials of Pharmacia & Upjohn responsible for financial and accounting matters and the letter provided by Ernst & Young LLP to Pharmacia & Upjohn and SUGEN, PricewaterhouseCoopers LLP concurs with Pharmacia & Upjohn management's conclusions that the merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations;

- each of Pharmacia & Upjohn and SUGEN must certify to the other that its representations and warranties contained in the merger agreement are true and correct except for breaches of representations and warranties as of the closing date of the merger that do not relate to matters that are reasonably likely to have a material adverse effect on the representing party;

- each of SUGEN and Pharmacia & Upjohn must certify to each other that they have performed in all material respects all obligations required to be performed under the merger agreement; and

- Pharmacia & Upjohn and SUGEN must each receive a legal opinion confirming that the merger will qualify as a tax-free reorganization.

     If Pharmacia & Upjohn or SUGEN waives the condition of receipt of an opinion from tax counsel and there is a material change in the tax consequences of the transaction, we will amend this Proxy Statement/Prospectus and recirculate it to the SUGEN stockholders.

                         FUNDING ARRANGEMENT (PAGE 54)

     Pharmacia & Upjohn has agreed to cause one of its wholly owned subsidiaries to make available up to $35 million in loans to SUGEN, subject to certain conditions and on terms to be determined by agreement of Pharmacia & Upjohn and SUGEN or by mediation.

                        TERMINATION, AMENDMENT OR WAIVER
                                   (PAGE 51)

     Pharmacia & Upjohn and SUGEN can agree to terminate the merger agreement without completing the merger, and either company can terminate the merger agreement if any of the following occurs:

- the merger is not completed by November 30, 1999; or if there is a delay due to requests for information by antitrust authorities, then the termination date shall be no later than January 31, 2000;

- a court order permanently prohibits the merger;

- SUGEN's stockholders fail to adopt the merger agreement; or

- a party breaches any representation or warranty or any covenant in the merger agreement, such breach is reasonably likely to have a material adverse effect on the opposite party, and such breach is not curable by November 30, 1999 through the exercise of reasonable best efforts.

     In addition, SUGEN may terminate the merger agreement as a result of an acquisition proposal from a potential acquiror if:

- Pharmacia & Upjohn does not make, within five days of notification of the acquisition proposal, an offer that is at least as favorable to SUGEN stockholders as the acquisition proposal.

     In addition, Pharmacia & Upjohn may terminate the merger agreement if:

- the SUGEN board fails to recommend or withdraws its approval or recommendation of the merger.

              TERMINATION FEE AND EXPENSE REIMBURSEMENT (PAGE 53)

     If there is a bona fide acquisition proposal with respect to SUGEN which has been made public, there has been no material adverse change to Pharmacia & Upjohn, the special meeting is convened, and SUGEN stockholders do not adopt the merger agreement, then Pharmacia & Upjohn or SUGEN may terminate the merger agreement and SUGEN may be required to pay Pharmacia & Upjohn a termination fee equal to $16.9 million, plus up to $5 million for expenses. See "The Merger Agreement -- Termination Fee and Expense Reimbursement" beginning on page 53 for a complete discussion of the circumstances in which SUGEN would be required to pay the termination fee and expenses.

                      THE STOCK OPTION AGREEMENT (PAGE 55)

     Pharmacia & Upjohn and SUGEN have entered into a stock option agreement granting Pharmacia & Upjohn an option to purchase approximately 19.9% of SUGEN's outstanding common stock at $31.00 per share. The stock option is exercisable under the same circumstances under which the termination fee referred to in the previous section would be payable. The stock option agreement is attached as Annex B to this document.

     If the stock option is exercised, SUGEN may, under certain circumstances, repurchase all or any portion of the SUGEN common stock issued pursuant to the stock option. Pharmacia & Upjohn's total profit allowed under the stock option agreement is $21.9 million, including any termination fee paid under the merger agreement. SUGEN believes that the exercisability of the stock option could prohibit any other acquiror of SUGEN during the next two years from accounting for any such acquisition as a pooling of interests. In addition, Pharmacia & Upjohn would have a significant stake in SUGEN if it exercised the stock option and held the stock. See "Stock Option Agreement -- Effect of Stock Option Agreement" on page 56 for a discussion of the effect of the stock option agreement.

                         REGULATORY APPROVALS (PAGE 38)

     The Hart-Scott-Rodino Antitrust Improvements Act prohibits Pharmacia & Upjohn and SUGEN from completing the merger until Pharmacia & Upjohn and SUGEN have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended. On July 7, 1999, Pharmacia & Upjohn and SUGEN each filed the required notification and report forms. The required waiting period expires on August 6, 1999, unless extended.

                         NO APPRAISAL RIGHTS (PAGE 39)

     Under Delaware corporation law, no appraisal rights are available to SUGEN stockholders.

               MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 36)

     The exchange of your shares for Pharmacia & Upjohn common stock will be tax-free to you for federal income tax purposes. However, you will have to pay taxes on cash received for fractional shares. To review the tax consequences to stockholders in greater detail, see "The Merger -- Material Federal Income Tax Consequences" on page 31.

                         ACCOUNTING TREATMENT (PAGE 37)

     Pharmacia & Upjohn and SUGEN expect the merger to qualify as a pooling of interests for accounting and financial reporting purposes, which means that Pharmacia & Upjohn and SUGEN will be treated as if they had always been combined for accounting and financial reporting purposes.

RISK FACTORS & CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS (PAGES
                                 14 THROUGH 18)

     Both companies have made forward-looking statements in this document and in the documents that are incorporated by reference. Forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of Pharmacia & Upjohn, SUGEN or the combined company. When words such as "believes," "expects," "anticipates" or similar expressions are used, we are making forward-looking statements.

     You should note that an investment in securities of Pharmacia & Upjohn involves risks and uncertainties. These risk factors should be considered by you in evaluating how to vote at the special meeting. Such risk factors include the following:

- If the trading price of Pharmacia & Upjohn common stock falls below $49.22 prior to the special meeting, you may receive less than $31.00 worth of Pharmacia & Upjohn common stock for each share of SUGEN common stock.

- Pharmacia & Upjohn common stock could experience fluctuations in price and volume which could affect the number and value of shares issued to SUGEN stockholders.

- The pharmaceutical industry is highly competitive and Pharmacia & Upjohn must maintain its competitive position.

- Price controls imposed by government and health-care providers limit Pharmacia & Upjohn's revenues.

- Pharmaceutical research and development requires the expenditure of substantial resources with no guarantee of success.

- Pharmacia & Upjohn's drug products are highly regulated and the approval time for a new product is lengthy.

- Product liability claims may result in substantial damage awards.

- Hazardous materials used in the development and manufacture of drugs may cause environmental damage and result in legal liability.

- Year 2000 conversion problems.

- Conversion to the Euro.

- Foreign exchange fluctuations.

 COMPARISON OF RIGHTS OF SUGEN STOCKHOLDERS AND PHARMACIA & UPJOHN STOCKHOLDERS
                                   (PAGE 62)

     SUGEN's charter and bylaws and Delaware corporate law govern the rights of SUGEN stockholders. Pharmacia & Upjohn's charter and bylaws and Delaware corporate law will govern your rights as a stockholder of Pharmacia & Upjohn. Your rights under Pharmacia & Upjohn's charter and bylaws will differ in some respects from your rights under SUGEN's charter and bylaws.

                              RECENT DEVELOPMENTS

                               PHARMACIA & UPJOHN

     Pharmacia & Upjohn recently reported sales for the second quarter of 1999 of $1.7 billion, an increase of 11% over the same period in 1998, adjusted for the 1998 divestment of Pharmacia & Upjohn's nutrition business. Net sales for the first half of 1999 were $3.5 billion, a 14% increase over the first half of 1998. On a reported basis, sales increased 6% over the second quarter of 1998 and 9% over the first half of the prior year. Net earnings for the quarter were $216 million (41 cents per share of Pharmacia & Upjohn Common Stock) compared to $187 million (36 cents per share of Pharmacia & Upjohn Common Stock) in the second quarter of 1998, an increase of 15%, excluding an unusual 1998 item relating to a settlement of a lawsuit with retail pharmacies. For the first half of 1999, net earnings were $437 million (83 cents per share), an increase of 16% over the prior-year period, excluding the unusual item. On a reported basis, net earnings rose 47% in the second quarter and 30% for the first half. A more complete description of Pharmacia & Upjohn's second quarter and first half 1999 results is set forth in Pharmacia & Upjohn's current report on Form 8-K filed on July 30, 1999. See "Where You Can Find More Information" on page 71.

                                     SUGEN

     SUGEN recently reported revenues of $2.5 million and a net loss of $33.0 million, or $1.95 per SUGEN share, for the second quarter of 1999. For the same period in 1998, SUGEN recorded revenues of $2.4 million and a net loss of $10.9 million, or $0.69 per SUGEN share, and for the quarter ended March 31, 1999, SUGEN recorded revenues of $4.3 million and a net loss of $14.9 million, or $0.89 per SUGEN share. The loss for the quarter ended June 30, 1999 includes the recording of a one time, non-cash interest expense required by derivative accounting procedures associated with the warrants issued with the 12% senior convertible notes issued in March 1999. SUGEN also reported revenues of $6.7 million and a net loss of $47.9 million, or $2.85 per SUGEN share, for the first half of 1999. These results compare with revenues of $4.0 million and a net loss of $20.0 million, or $1.28 net loss per SUGEN share, for the same period in 1998. As of June 30, 1999, SUGEN had cash, cash equivalents and short-term investments of approximately $47.6 million, compared to $61.9 million as of March 31, 1999 and $47.3 million as of December 31, 1998. A more complete description of SUGEN's second quarter and first half 1999 results is set forth in SUGEN's current report on Form 8-K filed on August 2, 1999. See "Where You Can Find More Information" on page 71.

                    SUMMARY OF SUGEN SELECTED FINANCIAL DATA

     The following selected financial information of SUGEN is provided to aid your analysis of the financial aspects of the merger. We derived this information from audited financial statements for the years ended December 31, 1994 through 1998 and unaudited financial statements for the three months ended March 31, 1998 and March 31, 1999. This information is only a summary, and you should read it in conjunction with SUGEN's historical financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the annual reports, quarterly reports and other information on file with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 71.

                                        THREE MONTHS ENDED
                                             MARCH 31,                          YEAR ENDED DECEMBER 31,
                                     -------------------------   -----------------------------------------------------
                                        1999          1998         1998        1997       1996       1995       1994
                                     -----------   -----------   ---------   --------   --------   --------   --------
                                            (UNAUDITED)                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Contract revenue(1)................   $   4,262     $   1,645    $  14,916   $  6,031   $ 13,650   $ 13,843   $  6,270
Costs and expenses:
Research and development...........      16,528         9,432       46,851     34,585     29,792     23,226     17,079
General and administrative.........       2,673         1,845        9,517      6,227      5,529      5,086      3,106
                                      ---------     ---------    ---------   --------   --------   --------   --------
Total costs and expenses...........      19,201        11,277       56,368     40,812     35,321     28,312     20,185
                                      ---------     ---------    ---------   --------   --------   --------   --------
Operating loss.....................     (14,939)       (9,632)     (41,452)   (34,781)   (21,671)   (14,469)   (13,915)
                                      ---------     ---------    ---------   --------   --------   --------   --------
Other income and expense:
Interest income....................         521           979        3,373      2,786      2,481      1,988        529
Interest expense...................        (487)         (468)      (1,548)    (1,065)      (691)      (494)      (278)
Gain on sale of investment in
  Selectide Corporation............          --            --           --         --         --      1,006         --
                                      ---------     ---------    ---------   --------   --------   --------   --------
Other income, net..................          34           511        1,825      1,721      1,790      2,500        251
                                      ---------     ---------    ---------   --------   --------   --------   --------
Net loss...........................   $ (14,905)    $  (9,121)   $ (39,627)  $(33,060)  $(19,881)  $(11,969)  $(13,664)
                                      =========     =========    =========   ========   ========   ========   ========
Basic and diluted net loss per
  share(2).........................   $   (0.89)    $   (0.59)   $   (2.49)  $  (2.47)  $  (1.81)  $  (1.32)  $  (4.37)
                                      =========     =========    =========   ========   ========   ========   ========
Shares used in computing basic and
  diluted net loss per share(2)....      16,682        15,345       15,934     13,387     10,966      9,085      3,129
Pro forma net loss per share(3)....                                                                           $  (2.27)
                                                                                                              ========
Shares used in computing pro forma
  net loss per share(3)............                                                                              6,013
BALANCE SHEET DATA:
Cash, cash equivalents and
  short-term Investments...........   $  61,899     $  68,279    $  47,297   $ 75,295   $ 56,334   $ 53,253   $ 22,414
Total assets.......................      74,525        77,508       59,333     84,825     61,936     59,243     28,455
Capital lease
  obligations -- non-current
  portion..........................       6,257         3,412        5,724      3,152      2,938      3,651      2,087
Senior convertible notes...........      31,293        17,029        5,694     17,500         --         --         --
Accumulated deficit................    (145,542)     (100,159)    (130,599)   (90,988)   (57,997)   (37,964)   (26,270)
Stockholders' equity...............      13,361        41,052       24,718     49,013     48,530     43,441     18,319

-------------------------
(1) Includes amounts from related party.

(2) Basic and diluted loss per share for 1994 applies the requirements of Staff Accounting Bulletin No. 98 ("SAB 98"), issued by the SEC in February 1998. Under SAB 98, certain shares of common stock and options and warrants to purchase shares of common stock at prices substantially below the per share price of shares sold in the Company's initial public offering previously included in the computation of shares outstanding pursuant to Staff Accounting Bulletins Nos. 55, 64 and 83 are now excluded from the computation.

(3) Pro forma net loss per share information gives effect to the conversion of all preferred stock outstanding from the date of issuance.

             SUMMARY OF PHARMACIA & UPJOHN SELECTED FINANCIAL DATA

     The following selected financial information of Pharmacia & Upjohn is provided to aid your analysis of the financial statements for the years ended December 31, 1994 through 1998 and unaudited financial statements for the three months ended March 31, 1998 and March 31, 1999. This information is only a summary, and you should read it in conjunction with Pharmacia & Upjohn's historical financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the annual reports, quarterly reports and other information on file with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 71.

                                           THREE MONTHS
                                               ENDED
                                           AT MARCH 31,                   YEAR ENDED AT DECEMBER 31,
                                         -----------------   ----------------------------------------------------
                                          1999      1998       1998       1997       1996       1995       1994
                                         -------   -------   --------   --------   --------   --------   --------
                                            (UNAUDITED)      (IN MILLIONS OF U.S. DOLLARS, EXCEPT PER-SHARE DATA)
CONSOLIDATED STATEMENTS OF EARNINGS
  DATA:
Net sales..............................  $ 1,774   $ 1,586   $ 6,758    $ 6,586    $ 7,176    $ 6,949    $ 6,704
Cost of products sold..................      493       486     2,031      2,047      2,116      1,967      1,877
Research and development...............      327       278     1,202      1,217      1,266      1,254      1,163
Selling, general and administrative....      668       566     2,543      2,635      2,448      2,592      2,558
Interest income, net...................      (11)      (18)      (64)       (77)      (103)      (122)       (45)
All other, net.........................      (19)       (3)      (62)       (20)       148         18       (142)
Restructuring charges..................       --        --        92        316        518        104         20
Gain on sale of subsidiary stock.......       --        --        --         --        (55)        --         --
                                         -------   -------   -------    -------    -------    -------    -------
Earnings before income taxes...........      316       277     1,016        468        838      1,136      1,273
Provision for income taxes.............       95        88       325        145        276        397        438
                                         -------   -------   -------    -------    -------    -------    -------
Net earnings...........................  $   221   $   189   $   691    $   323    $   562    $   739    $   835
                                         =======   =======   =======    =======    =======    =======    =======
Net earnings per common share:
  Basic................................  $  0.43   $  0.37   $  1.33    $  0.61    $  1.08    $  1.44    $  1.63
                                         =======   =======   =======    =======    =======    =======    =======
  Diluted..............................  $  0.42   $  0.36   $  1.31    $  0.61    $  1.07    $  1.41    $  1.60
                                         =======   =======   =======    =======    =======    =======    =======
CONSOLIDATED STATEMENTS OF FINANCIAL
  POSITION DATA:
Cash and cash equivalents..............  $ 1,007   $   821   $   857    $   775    $   641    $   841    $   652
Short-term investments.................      268       447       352        539        696        974      1,134
Total assets...........................   10,131    10,320    10,312     10,380     11,173     11,461     10,947
Short-term debt(1).....................      890       657       332        401        235        524        766
Long-term debt and guarantee of ESOP
  debt(2)..............................      479       602       508        634        823        870        953
Total shareholders' equity.............    5,379     5,469     5,600      5,538      6,241      6,387      5,610
Total liabilities and shareholders'
  equity...............................   10,131    10,320    10,312     10,380     11,173     11,461     10,947

-------------------------
(1) Including current maturities of long-term debt.

(2) See Note 11 to the audited annual consolidated financial statements incorporated by reference herein.

                           COMPARATIVE PER SHARE DATA

MARKET PRICE DATA

     The table below presents the high and low closing prices per share of Pharmacia & Upjohn common stock and SUGEN common stock on the New York Stock Exchange and the Nasdaq National Market, respectively, on June 15, 1999, the last full trading day immediately preceding the public announcement of the proposed merger, and on July 29, 1999, the last practicable day for which closing prices were available at the time of the mailing of this Proxy Statement/Prospectus, as well as the "equivalent stock price" of shares of SUGEN common stock on such dates. The "equivalent stock price" of shares of SUGEN common stock represents the per share closing price for Pharmacia & Upjohn common stock on the New York Stock Exchange at such specified date, multiplied by the exchange ratio of .57011, which is the number of shares of Pharmacia & Upjohn common stock that a SUGEN stockholder would receive for each share of SUGEN common stock if the average closing price used to calculate the number of shares of Pharmacia & Upjohn common stock was equal to the closing price of Pharmacia & Upjohn common stock on July 29, 1999. Keep in mind that because of market price fluctuations the "equivalent stock price" may be greater than or less than the value of the Pharmacia & Upjohn common stock and cash in lieu of fractional shares that a SUGEN stockholder will receive for each share of SUGEN common stock in connection with the merger. SUGEN stockholders should obtain current market quotations for the shares of Pharmacia & Upjohn common stock and SUGEN common stock prior to making any decision with respect to the merger.

                   PHARMACIA &
                     UPJOHN                 SUGEN             SUGEN EQUIVALENT
                  COMMON STOCK          COMMON STOCK             STOCK PRICE
               (DOLLARS PER SHARE)   (DOLLARS PER SHARE)   (DOLLARS PER SHARE)(1)
               -------------------   -------------------   -----------------------
                 HIGH       LOW        HIGH       LOW         HIGH          LOW
               --------   --------   --------   --------   -----------   ---------
June 15, 1999    $54 7/8    $53 3/8    $23        $22 1/4     $  31 5/16    $30 7/16
July 29, 1999    $55 9/16   $53 5/8    $30 1/4    $29 1/2     $  31 11/16    $30 9/16

---------------
(1) Calculation does not represent the value of Pharmacia & Upjohn common stock to be issued to the SUGEN stockholders in the merger. At the indicated prices of Pharmacia & Upjohn common stock, in the merger SUGEN stockholders would receive shares of Pharmacia & Upjohn common stock and cash in lieu of fractional shares with a total value of $31.00 per share of SUGEN common stock.

     Following the consummation of the merger, shares of SUGEN common stock will cease to be traded on the Nasdaq National Market.

SUMMARY COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

     The table below presents historical basic and diluted net income (loss) applicable to common stock per share, cash dividends on common stock per share and book value applicable to common stock per share data of Pharmacia & Upjohn and SUGEN. It also presents unaudited pro forma combined per share data of Pharmacia & Upjohn and unaudited equivalent pro forma combined per share data of SUGEN. The pro forma combined per share amounts reflect the merger. The equivalent SUGEN pro forma combined per share amounts assume an exchange ratio of .57011, which is the number of shares of Pharmacia & Upjohn common stock that a SUGEN stockholder would receive for each share of SUGEN common stock if the average closing price used to calculate the number of shares of Pharmacia & Upjohn common stock was equal to the closing price of Pharmacia & Upjohn common stock on July 29, 1999. However, this ratio may decrease or increase, depending on the trading prices of SUGEN common stock during the 20 trading day period ending on (and including) the third trading day before the special meeting. The unaudited pro forma data does not necessarily indicate results that we will obtain on a combined basis and is based on a preliminary analysis assuming we do not obtain a tax benefit resulting from SUGEN's tax attributes. You should read the data along with (1) the historical financial statements and the related notes incorporated by reference in this Proxy Statement/Prospectus and (2) the summary selected historical financial data included in this Proxy Statement/Prospectus summary.

                                                     HISTORICAL             PRO FORMA
                                                 ------------------   ---------------------
                                                 PHARMACIA                       EQUIVALENT
                                                 & UPJOHN    SUGEN    COMBINED     SUGEN
                                                 ---------   ------   --------   ----------
BASIC NET INCOME (LOSS) PER COMMON SHARE:
  Three months ended March 31, 1999............   $ 0.43     $(0.89)   $ 0.39      $ 0.22
  Year ended December 31, 1998.................     1.33     (2.49)      1.24        0.70
  Year ended December 31, 1997.................     0.61     (2.47)      0.54        0.31
  Year ended December 31, 1996.................     1.08     (1.81)      1.03        0.59
DILUTED NET INCOME (LOSS) PER COMMON SHARE:
  Three months ended March 31, 1999............   $ 0.42     $(0.89)   $ 0.38      $ 0.22
  Year ended December 31, 1998.................     1.31     (2.49)      1.21        0.69
  Year ended December 31, 1997.................     0.61     (2.47)      0.54        0.31
  Year ended December 31, 1996.................     1.07     (1.81)      1.01        0.58
CASH DIVIDENDS PER COMMON SHARE:
  Three months ended March 31, 1999............   $ 0.27        --     $ 0.27      $ 0.15
  Year ended December 31, 1998.................     1.08        --       1.08        0.62
  Year ended December 31, 1997.................     1.08        --       1.08        0.62
  Year ended December 31, 1996.................     1.08        --       1.08        0.62
BOOK VALUE PER COMMON SHARE:
  March 31, 1999...............................   $10.63     $0.79     $10.45      $ 5.96
  December 31, 1998............................    11.02      1.49      10.87        6.20

                         MARKET PRICE AND DIVIDEND DATA

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

     SUGEN

     SUGEN common stock is quoted on the Nasdaq National Market under the symbol "SUGN." The following tables set forth, for the calendar quarters indicated, the high and low market prices of shares of SUGEN common stock as reported on the Nasdaq National Market. SUGEN has never declared or paid cash dividends on its common stock.

                                                                  SUGEN
                                                              COMMON STOCK
                                                              -------------
                                                              HIGH      LOW
                                                              ----      ---
1996
  Quarter ended March 31, 1996..............................  $15 7/8   $11 3/4
  Quarter ended June 30, 1996...............................   15 1/4    11 1/4
  Quarter ended September 30, 1996..........................   12 3/4     9 3/8
  Quarter ended December 31, 1996...........................   14 1/2    11 1/4
1997
  Quarter ended March 31, 1997..............................  $15 1/4   $ 9 7/8
  Quarter ended June 30, 1997...............................   13 1/4    10
  Quarter ended September 30, 1997..........................   20 15/16  11 7/8
  Quarter ended December 31, 1997...........................   21 1/8    12 5/8
1998
  Quarter ended March 31, 1998..............................  $15 1/2   $11 5/8
  Quarter ended June 30, 1998...............................   18        12 5/8
  Quarter ended September 30, 1998..........................   18 15/16   9 3/4
  Quarter ended December 31, 1998...........................   17 1/4    11 1/8
1999
  Quarter ended March 31, 1999..............................  $23 5/8   $13 5/8
  Quarter ended June 30, 1999...............................   29 9/16   15
  July 1, 1999 to July 29, 1999.............................   30 15/16  29 3/8

     PHARMACIA & UPJOHN

     Pharmacia & Upjohn common stock is listed for trading on the New York Stock Exchange under the symbol "PNU." Swedish Depositary Shares, each representing one share of common stock, are traded on the Stockholm Stock Exchange under the symbol "PH&U." The following table sets forth, for the calendar quarters indicated, the high and low market prices of shares of Pharmacia & Upjohn common stock as reported on the New York Stock Exchange Composite Transaction Tape and the dividends paid on such shares as well as the corresponding prices of the Swedish Depositary Shares trading on the Stockholm Stock Exchange.

                                                              PHARMACIA & UPJOHN COMMON STOCK
                                               --------------------------------------------------------------
                                                                                              STOCKHOLM
                                                                NYSE                        STOCK EXCHANGE
                                               --------------------------------------    --------------------
                                               HIGH           LOW           DIVIDENDS     HIGH          LOW
                                               ----           ---           ---------    -------      -------
                                                                                           (SEK PER SWEDISH
                                                                                         DEPOSITARY SHARE)(1)
1996
  Quarter ended March 31, 1996...............  $44 3/8        35 7/8          0.27        305.0        234.0
  Quarter ended June 30, 1996................   44 3/8        36 5/8          0.27        292.0        249.0
  Quarter ended September 30, 1996...........   44 5/8        38 5/8          0.27        302.0        260.0
  Quarter ended December 31, 1996............   42 3/4        34 1/8          0.27        281.0        225.0
1997
  Quarter ended March 31, 1997...............  $41 1/8        35 3/4          0.27        307.0        262.5
  Quarter ended June 30, 1997................   36 7/8        27 1/2          0.27        284.0        214.5
  Quarter ended September 30, 1997...........   38 5/8        33 15/16        0.27        310.0        264.0
  Quarter ended December 31, 1997............   37 1/2        28 7/8          0.27        294.0        215.0
1998
  Quarter ended March 31, 1998...............  $45 7/8        33 3/4          0.27        356.0        270.0
  Quarter ended June 30, 1998................   46 11/16      38 1/4          0.27        369.0        297.0
  Quarter ended September 30, 1998...........   51 11/16      40 7/16         0.27        405.0        323.0
  Quarter ended December 31, 1998............   57 3/8        44 7/8          0.27        460.0        340.0
1999
  Quarter ended March 31, 1999...............  $63 13/16      51 7/8          0.27        524.0        516.0
  Quarter ended June 30, 1999................   66 3/8        51 9/16         0.27        472.5        468.0
  July 1, 1999 to July 29, 1999..............   59 9/16       53 5/8          0.27        507.0        445.5

-------------------------

(1) On July 29, 1999, the noon buying rate in New York City for cable transfers in Swedish kronor as certified for customs purposes by the Federal Reserve Bank of New York was US$1.00 = SEK 8.21.

                                  RISK FACTORS

     You should consider the following risk factors in determining how to vote at the special meeting.

SUGEN STOCKHOLDERS MAY RECEIVE LESS THAN $31.00 WORTH OF PHARMACIA & UPJOHN COMMON STOCK FOR EACH SHARE OF SUGEN COMMON STOCK

     Upon consummation of the merger, each share of SUGEN common stock will be converted into a fraction of a share of Pharmacia & Upjohn common stock equal to the exchange ratio. If the average closing price of Pharmacia & Upjohn common stock is equal to or less than $49.21875 during the 20 trading day period ending on (and including) the third trading day prior to the meeting, you will receive
0.51533 of a share of Pharmacia & Upjohn common stock, which may be worth less than $31.00 a share, for each share of SUGEN common stock. SUGEN cannot terminate the merger agreement on the basis that such initial value is below $31.00. The actual number of shares of Pharmacia & Upjohn common stock to be issued to holders of SUGEN common stock will not be determined until three trading days prior to the special meeting. The volume weighted average closing price of Pharmacia & Upjohn common stock for the 20 trading day period may be lower than the market price as of the date of execution of the merger agreement, the date hereof or the date on which stockholders vote on the merger.

PHARMACIA & UPJOHN COMMON STOCK COULD EXPERIENCE FLUCTUATIONS IN PRICE AND VOLUME WHICH COULD AFFECT THE NUMBER AND VALUE OF SHARES ISSUED TO SUGEN STOCKHOLDERS

     Recently, the stock market and the trading price for Pharmacia & Upjohn common stock have experienced price and volume fluctuations. The broad market fluctuations may adversely affect the market price of Pharmacia & Upjohn common stock. The value of Pharmacia & Upjohn common stock at the time of the special meeting of SUGEN's stockholders, the date on which the merger is completed, the date that SUGEN stockholders receive shares of Pharmacia & Upjohn common stock or the date the stockholders eventually sell their Pharmacia & Upjohn shares may be significantly different than the price of Pharmacia & Upjohn common stock today. In addition, the exchange ratio is based upon the volume weighted average closing price of Pharmacia & Upjohn common stock over a 20 trading day period. The volume weighted average closing price over these 20 trading days may be significantly greater than or less than the actual trading price of Pharmacia & Upjohn common stock at the time of the special meeting, the date that SUGEN stockholders receive shares of Pharmacia & Upjohn common stock or the date the stockholders eventually sell their Pharmacia & Upjohn shares. SUGEN stockholders are advised to obtain recent market quotations for Pharmacia & Upjohn common stock. Neither company may terminate the merger agreement or elect not to complete the merger solely because of changes in their stock prices.

PHARMACIA & UPJOHN FACES INTENSE
COMPETITION FROM NEW PRODUCTS AND
FROM LOWER-COST GENERIC PRODUCTS

     The pharmaceutical industry is highly competitive and rapidly changing. Pharmacia & Upjohn's principal competitors are major international corporations with substantial resources for research and development, production and marketing.

     Pharmacia & Upjohn's products that are under patent protection face intense competition from competitors' proprietary products. This competition may increase as new products enter the market. Pharmacia & Upjohn also faces increasing competition from lower-cost generic products after patents on its products expire.

     As new products enter the market, Pharmacia & Upjohn's products may become obsolete or its competitors' products may be more effective or more effectively marketed and sold than its products.

     If Pharmacia & Upjohn fails to maintain its competitive position, this could have a material adverse effect on its business and results of operations.

PRICE CONTROLS CAN LIMIT PHARMACIA & UPJOHN'S REVENUES AND ADVERSELY AFFECT ITS BUSINESS AND RESULTS OF OPERATIONS

     In addition to normal price competition in the marketplace, the prices of Pharmacia & Upjohn's products are restricted by price controls imposed by governments and health care providers in most countries where it sells products. Price controls operate differently in different countries and can cause wide differences in prices between markets. Currency fluctuations can aggravate these differences. The existence of price controls can limit the revenues earned by Pharmacia & Upjohn on its products and may have an adverse effect on its business and results of operations.

PHARMACIA & UPJOHN'S RESEARCH AND DEVELOPMENT EFFORTS MAY NOT SUCCEED OR ITS COMPETITORS MAY DEVELOP MORE EFFECTIVE OR SUCCESSFUL PRODUCTS

     In order to remain competitive, Pharmacia & Upjohn must commit substantial resources each year to research and development. In each of 1997 and 1998, Pharmacia & Upjohn spent approximately $1,200 million on research and development.

     The research and development process takes from 10 to 15 years from discovery to commercial product launch. This process is conducted in various stages, and during each stage there is a substantial risk that Pharmacia & Upjohn will not achieve its goals and have to abandon a product in which it has invested substantial amounts. There can be no assurance that Pharmacia & Upjohn will continue to succeed in its research and development efforts. If Pharmacia & Upjohn fails to continue developing commercially successful products, or if competitors develop more effective products or a greater number of successful new products, this could have a material adverse effect on its business and results of operations.

PRODUCT REGULATION MAY ADVERSELY AFFECT PHARMACIA & UPJOHN'S ABILITY TO BRING NEW PRODUCTS TO MARKET

     Pharmacia & Upjohn and its competitors are subject to strict government controls on the development, manufacture, labeling, distribution and marketing of products. Pharmacia & Upjohn must obtain and maintain regulatory approval for a pharmaceutical product from a country's national regulatory agency before the product may be sold in a particular country.

     The submission of an application to a regulatory authority does not guarantee that it will grant a license to market the product. Each authority may impose its own requirements and delay or refuse to grant approval, even though a product has been approved in another country.

     In Pharmacia & Upjohn's principal markets, the approval process for a new product is complex and lengthy. The time taken to obtain approval varies by country but generally takes from six months to four years from the date of application. This increases the cost to Pharmacia & Upjohn of developing new products and increases the risk that Pharmacia & Upjohn will not succeed in selling them successfully.

PRODUCT LIABILITY CLAIMS COULD ADVERSELY AFFECT PHARMACIA & UPJOHN'S BUSINESS AND RESULTS OF OPERATIONS

     Product liability is a significant commercial risk for Pharmacia & Upjohn. Substantial damage awards have been made in certain jurisdictions against pharmaceutical companies based upon claims for injuries allegedly caused by the use of their products.

     Pharmacia & Upjohn is involved in a substantial number of product liability cases claiming damages as a result of the use of its products. Pharmacia & Upjohn believes that any potentially unaccrued costs and liabilities associated with such matters will not have a material adverse effect on its consolidated financial position, results of operations or liquidity. There can, however, be no assurance that a future product liability claim or series of claims brought against Pharmacia & Upjohn would not have an adverse effect on its business or results of operations.

PHARMACIA & UPJOHN'S BUSINESS EXPOSES IT TO RISKS OF ENVIRONMENTAL LIABILITIES

     Pharmacia & Upjohn uses hazardous materials, chemicals, viruses and compounds in its product development programs and manufacturing processes. Although Pharmacia & Upjohn believes that its handling and disposing of these materials complies with applicable laws and regulations, the risk of accidental contamination or injury still exists. If such an accident occurred, Pharmacia & Upjohn could be held liable for any damages or fines, which could have an adverse effect on its business and results of operations.

     Pharmacia & Upjohn has made provision for various environmental liabilities, including exposures related to several industrial and disposal sites and its closed chemical plant in North Haven, Connecticut. Pharmacia & Upjohn's estimates of the total cost it will incur in connection with environmental situations could change because of uncertainties at many sites regarding cleanup remedies, the estimated cost of cleanup and its share of the site's cleanup cost.

     Pharmacia & Upjohn may soon be required to submit a corrective measures study report to the United States Environmental Protection Agency regarding the closed North Haven chemical facility. As the corrective action process progresses, Pharmacia & Upjohn may need to reevaluate the amount of reserves designated for remediation of the North Haven site as a result of changing circumstances. It is reasonably possible that Pharmacia & Upjohn will be required to make a material increase in accrued liabilities for the North Haven site, but it is not possible to determine what, if any, additional exposure exists at this time.

PHARMACIA & UPJOHN'S YEAR 2000 PROGRAM MAY NOT SUCCEED, OR OUTSIDE FACTORS COULD CAUSE THE YEAR 2000 PROBLEM TO DISRUPT ITS OPERATIONS

     Pharmacia & Upjohn has established a global Year 2000 program to review its systems and to develop plans to correct Year 2000 date recognition problems. The program consists of assessment and remediation of Pharmacia & Upjohn's information technology ("IT") systems and embedded systems, assessment of high-level business risks and the development of contingency plans to address these risks. Pharmacia & Upjohn has completed assessment, remediation and testing for over 90% of its IT and embedded systems and expects to complete this work on its remaining systems in the third quarter of 1999. During the latter half of 1999, Pharmacia & Upjohn also plans to conduct integration testing to ensure that critical systems will work together properly. Pharmacia & Upjohn also is working with key external parties whose systems may affect its own, in order to determine what remediation and contingency actions may be necessary. As of March 31, 1999, Pharmacia & Upjohn had spent approximately $115 million of its total projected costs of $150 million for Year 2000-related compliance actions.

     There can be no assurance that Pharmacia & Upjohn's Year 2000 program will succeed. Many factors outside its control could cause the Year 2000 problem to seriously disrupt its operations. The more critical of these risks include:

     - A disruption in its supply of products, particularly as a result of failures of raw material suppliers, third party manufacturers and external distributors;

     - Infrastructure failures such as by utilities and communications providers;

     - Internal infrastructure failures such as in communications, IT services and integrated IT systems;

     - U.S. and non-U.S. government failures, especially as they impact imports and exports; and

     - Major customer failures or interruptions.

     The scope of Pharmacia & Upjohn's efforts regarding these risks is limited to key products, key markets, critical supplies and major customers.

     Pharmacia & Upjohn has substantially finalized its contingency plans to address these risks. Management believes that Pharmacia & Upjohn's Year 2000 program will prevent the Year 2000 problem from having a material adverse effect on its business, financial position, results of operations and liquidity. There can, however, be no assurance that the Year 2000 problem will not have such an impact on Pharmacia & Upjohn.

CONVERSION TO THE EURO MAY ADVERSELY AFFECT PHARMACIA & UPJOHN'S BUSINESS

     On January 1, 1999, several European countries began operating with a new common currency, the euro. The euro will completely replace these countries' national currencies by January 1, 2002. The conversion to the euro will require Pharmacia & Upjohn to modify some of its systems and certain commercial arrangements. The cost of this is not expected to be material. The conversion to the euro may have competitive implications on pricing and marketing strategies, but any such impact is not known at this time. Pharmacia & Upjohn expects the conversion to have a limited impact on its outstanding derivatives and other financial instruments, and a limited impact on currency risk.

     Pharmacia & Upjohn management believes that the euro conversion will not have a significant impact on Pharmacia & Upjohn's business; however, it is uncertain what effects the new euro currency will have on the marketplace. There can be no assurance that all problems will be foreseen and corrected, or that there will not be a material disruption of Pharmacia & Upjohn's business.

FOREIGN EXCHANGE FLUCTUATIONS MAY ADVERSELY AFFECT PHARMACIA & UPJOHN'S EARNINGS AND THE VALUE OF ITS NON-U.S. ASSETS

     Pharmacia & Upjohn records its transactions and prepares its financial statements in U.S. dollars, but a significant portion of its earnings and expenditures are in other currencies. Changes in exchange rates between the U.S. dollar and such currencies can result in increases or decreases in Pharmacia & Upjohn's costs and earnings. Fluctuations in exchange rates between the U.S. dollar and other currencies may also affect the book value of Pharmacia & Upjohn's assets outside the United States and the amount of shareholders' equity. Pharmacia & Upjohn seeks to minimize its currency exposure by engaging in hedging transactions where it deems it appropriate.

                        CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

     In addition to historical information, this Proxy Statement/Prospectus contains (or incorporates by reference) certain "forward-looking statements" concerning Pharmacia & Upjohn, such as statements concerning Pharmacia & Upjohn's anticipated financial or product performance, Pharmacia & Upjohn's ability to pay dividends and other non-historical facts. Since these statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such factors include, among others:

     - sales and earnings projections;

     - the effectiveness of current and future projects and their estimated expenses, including restructuring plans, the Year 2000 date recognition problem and conversion to the euro;

     - Pharmacia & Upjohn's management's ability to make further progress under its global turnaround plan;

     - Pharmacia & Upjohn's ability to successfully market new and existing products in new and existing domestic and international markets;

     - the success of Pharmacia & Upjohn's research and development activities and the speed at which Pharmacia & Upjohn achieves regulatory authorizations and product rollouts;

     - fluctuations in currency exchange rates;

     - the effects of Pharmacia & Upjohn's accounting policies and general changes in generally accepted accounting practices;

     - Pharmacia & Upjohn's exposure to product liability lawsuits and contingencies related to actual or alleged environmental contamination;

     - Pharmacia & Upjohn's exposure to antitrust lawsuits;

     - domestic and foreign social, legal and political developments, especially those relating to health care reform and product liabilities;

     - general economic and business conditions;

     - Pharmacia & Upjohn's ability to attract and retain current management and other employees; and

     - other risks and factors detailed in this Proxy Statement/Prospectus and Pharmacia & Upjohn's other Exchange Act filings which are incorporated by reference.

     In addition to historical information, this Proxy Statement/Prospectus contains (or incorporates by reference) certain "forward-looking statements" concerning SUGEN, such as statements concerning SUGEN's plans to: continue development of its current product candidates; conduct clinical trials with respect to SU101, SU5416, SU6668 and other product candidates; utilize SUGEN's capital resources and the time periods related thereto; seek regulatory approvals; engage third-party manufacturers to supply its clinical trials and commercial requirements; engage third-party marketing, sales and distribution capability; and evaluate additional product candidates for subsequent clinical and commercial development. Since these statements are based on factors that involve risks and uncertainties, actual results may differ from those expressed or implied by such forward-looking statements. Such factors include, among others:

     - SUGEN's technological success in developing lead compounds and products;

     - the availability and terms of financing of SUGEN's operations;

     - the actions of third parties, including collaborators and competitors;

     - the demonstration of the safety and efficacy of SUGEN's products at each stage of clinical development;

     - the ability to obtain patent and other proprietary rights protection for SUGEN's products;

     - the receipt of timely regulatory approval of SUGEN's products;

     - the ability to manufacture product candidates in commercial quantities at reasonable costs and in a manner acceptable to various regulatory authorities;

     - market acceptance of SUGEN's products; and

     - other risks and factors detailed in this Proxy Statement/Prospectus and SUGEN's other Exchange Act filings which are incorporated by reference herein.

                           THE SUGEN SPECIAL MEETING

GENERAL; DATE, TIME AND PLACE

     This Proxy Statement/Prospectus is being furnished by the SUGEN board of directors to SUGEN's stockholders in connection with the solicitation of proxies by the SUGEN board for use at the special meeting of SUGEN stockholders to be held on Tuesday, August 31, 1999, at SUGEN's executive offices, 230 East Grand Avenue, South San Francisco, California, commencing at 10:00 a.m., local time, and at any adjournments or postponements, continuations or reschedulings thereof.

     This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of SUGEN on or about August 3, 1999.

MATTERS TO BE CONSIDERED

     At the special meeting, holders of SUGEN common stock will be asked to consider and vote upon the following:

     - a proposal to adopt the merger agreement, dated as of June 15, 1999, among SUGEN, Pharmacia & Upjohn and University Acquisition Corp.; and

     - such other matters as may properly be brought before the special meeting or any adjournment or postponement thereof.

RECOMMENDATION OF SUGEN'S BOARD OF DIRECTORS

     SUGEN'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SUGEN STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

STOCKHOLDERS ENTITLED TO VOTE; VOTE REQUIRED

     SUGEN's board of directors has fixed the close of business on July 29, 1999 as the record date for the determination of the holders of SUGEN common stock entitled to notice of and to vote at the special meeting. Accordingly, only holders of record of SUGEN common stock on the record date will be entitled to notice of, and to vote at, the special meeting. As of the record date, there were 16,977,588 shares of SUGEN common stock outstanding and entitled to vote, which shares were held by approximately 288 holders of record. Each holder of record of SUGEN common stock on the record date is entitled to one vote per share, which may be cast either in person or by properly executed proxy, at the special meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of SUGEN common stock entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting.

     The adoption of the merger agreement will require the affirmative vote of the holders of a majority of the shares of SUGEN common stock outstanding on the record date.

     Shares of SUGEN common stock represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at the special meeting. Shares which abstain from voting, and shares held in the name of a broker or other nominee who has not been given the authority to vote on a particular matter, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. Because the merger agreement must be adopted by the holders of a majority of the shares of SUGEN common stock outstanding on the record date, abstentions and shares held in the name of a broker or other nominee who has not been given the authority to vote will have the same effect as a vote against adoption of the merger agreement.

VOTING AGREEMENT

     Zeneca Limited, holder of 3,036,016 shares of SUGEN common stock, and Stephen Evans-Freke, SUGEN's Chairman of the Board and Chief Executive Officer and the holder of 544,136 shares of SUGEN common stock, have agreed, pursuant to a voting agreement dated as of June 15, 1999, to vote their shares of SUGEN common stock FOR adoption of the merger agreement.

PROXIES

     This Proxy Statement/Prospectus is being furnished to SUGEN stockholders in connection with the solicitation of proxies by SUGEN's board of directors.

     All shares of SUGEN common stock which are entitled to vote and are represented at the special meeting by properly executed proxies received prior to or at the special meeting, and not revoked, will be voted at the special meeting in accordance with the instructions indicated on such proxies. Except in cases where a broker or other nominee has indicated on a proxy that it does not have the power to vote, each proxy, when properly executed, will be voted in the manner specified in such proxy. If a proxy is properly executed but no vote is specified, such proxy will be voted FOR adoption of the merger agreement.

     In their discretion, the persons named in the enclosed form of proxy will be authorized to vote upon such other business as may properly come before the special meeting or any adjournments, postponements, continuations or reschedulings thereof, including, among other things, consideration of a motion to adjourn such special meeting to another time and/or place for such purposes as soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger. However, no proxy that is voted against the adoption of the merger agreement will be voted in favor of adjournment, postponement, continuation or rescheduling of the special meeting for the purpose of allowing additional votes or proxies in favor of adoption of the merger agreement.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, located at 230 East Grand Avenue, South San Francisco, California 94080, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

SOLICITATION

     All expenses of SUGEN's solicitation of proxies will be borne by SUGEN, and the cost of preparing and mailing this Proxy Statement/Prospectus to SUGEN stockholders will be paid by SUGEN. In addition to solicitation by use of the mails, proxies may be solicited from SUGEN stockholders by directors, officers and employees of SUGEN in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. SUGEN has retained

D.F. King & Co., Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the special meeting at a cost of approximately $7,000, plus reimbursement of reasonable out-of-pocket expenses. Arrangements will also be made with broker-dealers, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such broker-dealers, custodians, nominees and fiduciaries, and SUGEN will reimburse such broker-dealers, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

SUGEN STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS

                                 THE COMPANIES

PHARMACIA & UPJOHN

     Pharmacia & Upjohn, Inc. is a global pharmaceutical group engaged in the research, development, manufacture and sale of pharmaceutical and healthcare products. It is engaged in the research, development, manufacturing, sales and marketing of various prescription human pharmaceutical products, nonprescription drugs, pharmaceutical chemicals and intermediates, and pharmaceutical products for both food and companion animals. Pharmacia & Upjohn's principal executive offices are located at 95 Corporate Drive, Bridgewater, New Jersey 08807, and its telephone number is (908) 306-4400.

     Additional information concerning Pharmacia & Upjohn is included in Pharmacia & Upjohn's reports filed under the Exchange Act that are incorporated by reference in this Proxy Statement/Prospectus. See "Where You Can Find More Information" on page 71.

SUGEN

     SUGEN is a biopharmaceutical company focused on the discovery and development of small molecule drugs which target specific cellular signal transduction pathways. SUGEN was incorporated in Delaware in 1991. SUGEN's principal executive offices are located at 230 East Grand Avenue, South San Francisco, California 94080, and its telephone number is (650) 553-8300.

     Additional information concerning SUGEN is included in SUGEN's reports filed under the Exchange Act that are incorporated by reference in this Proxy Statement/ Prospectus. See "Where You Can Find More Information" on page 71.

                                   THE MERGER

GENERAL

     The following section summarizes the material terms of the merger agreement, a copy of which is included in this Proxy Statement/Prospectus as Annex A and incorporated herein by reference. We urge you to read the merger agreement in its entirety for a more complete description of the terms and conditions upon which the merger is to be effected.

     If the merger agreement is adopted by the holders of a majority of the outstanding shares of SUGEN common stock entitled to vote at the special meeting and the other conditions to closing are satisfied or waived, University Acquisition Corp., a wholly owned subsidiary of Pharmacia & Upjohn, will be merged with and into SUGEN. SUGEN will be the surviving corporation and will become a wholly owned subsidiary of Pharmacia & Upjohn. As a result of the merger, each holder of SUGEN common stock will be entitled to receive from Pharmacia & Upjohn, in exchange for each share of SUGEN stock, a fraction of a share of Pharmacia & Upjohn common stock equal to an exchange ratio.

MERGER CONSIDERATION

     If the merger agreement is adopted, each share of SUGEN common stock will be converted into a fraction of a share of Pharmacia & Upjohn common stock equal to an exchange ratio. The exchange ratio will be calculated by dividing $31.00 by the volume weighted average closing price of Pharmacia & Upjohn common stock on the New York Stock Exchange as reported by Bloomberg Financial Markets during the 20 trading day period ending on (and including) the third trading day before the special meeting. The exchange ratio will be rounded to the nearest 1/10,000. SUGEN stockholders would not receive less than 0.51533 or more than 0.62984 of a share of Pharmacia & Upjohn common stock for each share of SUGEN common stock. If the volume weighted average closing price of Pharmacia & Upjohn common stock is greater than $49.21875 and less than $60.15625 during such trading period, SUGEN stockholders will receive $31.00 worth of Pharmacia & Upjohn common stock for each share of SUGEN common stock. If the volume weighted average closing price of Pharmacia & Upjohn common stock is equal to or less than $49.21875 during such trading period, SUGEN stockholders will receive 0.62984 of a share of Pharmacia & Upjohn common stock, which may be worth less than $31.00 a share, for each share of SUGEN common stock. Conversely, if the volume weighted average closing price of Pharmacia & Upjohn common stock is equal to or greater than $60.15625 during such trading period, SUGEN stockholders will receive 0.51533 of a share of Pharmacia & Upjohn common stock, which may be worth more than $31.00 a share, for each share of SUGEN common stock.

     SUGEN stockholders will not receive fractional shares of Pharmacia & Upjohn common stock. Instead, a stockholder will receive a cash payment, without interest, for any fractional share of Pharmacia & Upjohn common stock SUGEN stockholders might otherwise have been entitled to receive, which payment represents the stockholder's proportionate interest in the net proceeds from the sale by an exchange agent of the aggregate fractional shares of Pharmacia & Upjohn common stock.

     For example, if a stockholder currently owns 100 shares of SUGEN common stock, the following table shows the applicable exchange ratio and what the stockholder will receive in the merger based on the indicated volume weighted average closing price of Pharmacia & Upjohn common stock during the 20 trading day period:

                                         EXCHANGE     NUMBER      FRACTIONAL
         AVERAGE CLOSING PRICE            RATIO      OF SHARES      SHARES
         ---------------------           --------    ---------    ----------
Equal to or less than $49.21875........  0.62984        62           .984
           $50.........................  0.62000        62              0
           $52.........................  0.59620        59            .62
           $54.........................  0.57410        57            .41
           $56.........................  0.55360        55            .36
           $58.........................  0.53450        53            .45
           $60.........................  0.51670        51            .67
Equal to or greater than $60.15625.....  0.51533        51           .533

SCHEDULE OF IMPORTANT DAYS

     The following schedule shows important dates and events in connection with the special meeting and the merger.

DATES                                                       EVENTS
-----                                                       ------
July 29, 1999........................  Record date for special meeting
July 30, 1999 through August 26,
  1999...............................  The pricing period that will be used to compute the exchange ratio (unless the special meeting is
                                       adjourned or rescheduled)
August 31, 1999......................  Special meeting and target date for completion of the merger

BACKGROUND OF THE MERGER

     On February 28, 1999, Dr. Goran Ando, the Executive Vice President and President of Research and Development of Pharmacia & Upjohn, and Mr. Samuel Hamad, the Acting Chief Executive Officer of SUGEN Europe, a wholly owned subsidiary of SUGEN, spoke by telephone about potential distribution partnering arrangements between SUGEN and Pharmacia & Upjohn in certain European countries.

     On March 11, 1999, Mr. Tom Kassberg, Mr. Hamad, Dr. Peter Hirth and Dr. Peter Langecker, all of SUGEN, and Dr. Ando, Ms. Alison Ayers, Mr. Jeff Buchalter, Mr. Mike DuBois, Dr. Fredrik Henell and Dr. Langdon Miller, all of Pharmacia & Upjohn, met at Pharmacia & Upjohn's headquarters in Bridgewater, New Jersey, reviewed certain clinical data and conducted discussions concerning possible collaborative arrangements between Pharmacia & Upjohn and SUGEN. Also on March 11, Pharmacia & Upjohn and SUGEN executed a confidentiality agreement relating to the confidential treatment of certain information provided to Pharmacia & Upjohn by SUGEN.

     On March 15, 1999, Mr. DuBois telephoned Mr. Hamad with the intention of discussing a possible equity investment by Pharmacia & Upjohn in SUGEN. Mr. Hamad replied that he was not authorized to discuss an equity investment transaction.

     On March 19, 1999, Mr. Hamad telephoned Mr. DuBois and reported that SUGEN executives were authorized to pursue parallel discussions on a potential equity investment and on a licencing arrangement.

     On March 31, 1999, Mr. DuBois sent to Mr. Hamad a tentative proposal of Pharmacia & Upjohn with respect to a co-promotion arrangement in the U.S. and a partnering arrangement in Europe.

     On April 8, 1999, Mr. Fred Hassan, Chief Executive Officer of Pharmacia & Upjohn, Dr. Ando, Mr. Stephen Evans-Freke, Chairman and Chief Executive Officer of SUGEN and Mr. Hamad met in Bridgewater and discussed the potential purchase by Pharmacia & Upjohn of a significant percentage of SUGEN's equity in a transaction patterned on the 1992 investment in Genentech by Roche Holdings.

     On April 9, 1999, Dr. Les Hudson and Dr. Terje Kalland of Pharmacia & Upjohn, met in suburban New Jersey with Dr. Hirth and discussed the potential for collaboration on cell signal-related targets and drug discovery in cancer.

     On April 20, 1999, at a meeting of SUGEN's board of directors, SUGEN's board reviewed the status of the discussion with Pharmacia & Upjohn and authorized SUGEN's management to pursue further discussions with Pharmacia & Upjohn related to the proposed equity investment by Pharmacia & Upjohn.

     On April 24, 1999, the executive committee of SUGEN's board of directors discussed further the Pharmacia & Upjohn proposal.

     On April 25, 1999, Messrs. Evans-Freke and Hamad met with Mr. Hassan and Dr. Ando at the Hilton Hotel in Short Hills, New Jersey and discussed in greater detail the acquisition by Pharmacia & Upjohn of a significant equity interest in SUGEN. Both parties agreed to move forward with the analysis and negotiation of such a transaction, and to engage investment bankers to assist in the process.

     On April 26, 1999, certain members of SUGEN's board of directors discussed the outcome of the April 25 meeting and authorized Mr. Evans-Freke to formally retain Lehman Brothers as SUGEN's financial advisor.

     On April 28, 1999, Pharmacia & Upjohn and SUGEN executed a mutual confidentiality agreement relating to the confidential treatment of certain information provided by each party to the other in connection with the ongoing licensing discussions.

     On April 29, 1999, Mr. Luke Fleckenstein, Dr. Henell, Mr. Mats Pettersson and Mr. Christopher Coughlin, Executive Vice President and Chief Financial Officer, all of Pharmacia & Upjohn and representatives of Goldman, Sachs & Co., financial advisors to Pharmacia & Upjohn met in New York, New York to discuss the proposed transaction and the accounting effect of a partial acquisition compared to an acquisition of all of the outstanding equity securities of SUGEN. Later that day Mr. Hassan, Mr. Pettersson, Mr. Coughlin, Mr. Evans-Freke and Mr. Hamad, representatives of Goldman Sachs and representatives of Lehman Brothers, financial advisors to SUGEN, met in New York and discussed a "Genentech/Roche" type transaction. During the course of such meeting, the parties' discussion of a "Genentech/Roche" type of transaction evolved into a discussion of a transaction in which Pharmacia & Upjohn would acquire all of the outstanding equity securities of SUGEN.

     On April 30, 1999, Mr. Hassan and Mr. Evans-Freke met in Bridgewater and discussed matters related to a transaction between Pharmacia & Upjohn and SUGEN. Also on April 30, 1999, representatives of Pharmacia & Upjohn met with various scientific personnel of SUGEN at SUGEN's headquarters in South San Francisco, California to evaluate SUGEN's pipeline.

     On May 6 and 7, 1999, certain scientific personnel of Pharmacia & Upjohn and SUGEN conducted a meeting in which the SUGEN personnel made certain presentations concerning SUGEN's research and development activities.

     On May 8, 1999, Pharmacia & Upjohn proposed to acquire all of the outstanding equity of SUGEN for $30.00 per share in a stock-for-stock transaction accounted for as a pooling of interests.

     On May 9, 1999, SUGEN's board of directors held a telephonic board meeting to discuss the Pharmacia & Upjohn proposal, at which meeting the SUGEN board determined that the proposal was not acceptable.

     On May 13, 1999, Pharmacia & Upjohn revised its proposal to increase the price to $34.00 per share, subject to completion of its due diligence review of SUGEN and the negotiation of a definitive merger agreement.

     On May 14, 1999, SUGEN's board of directors held a telephonic board meeting to discuss the revised Pharmacia & Upjohn proposal, at which meeting the SUGEN board authorized SUGEN's management to indicate to Pharmacia & Upjohn that SUGEN's board of directors was willing to move forward based on the $34.00 per share proposal, subject to negotiations of a mutually acceptable merger agreement.

     On May 15, 1999, SUGEN provided certain redacted legal due diligence materials to Pharmacia & Upjohn and its legal, accounting and financial advisors. Also on May 15, 1999, representatives of Pharmacia & Upjohn and SUGEN and their financial and legal advisors met in New York to begin Pharmacia & Upjohn's legal due diligence review of SUGEN.

     On May 19, 1999, Pharmacia & Upjohn's board of directors held a telephonic board meeting, at which meeting the Pharmacia & Upjohn board approved a merger with SUGEN, subject to the completion of due diligence and the negotiation of a satisfactory merger agreement, and authorized Mr. Hassan to pursue further discussions with SUGEN and to approve the final terms of such a merger. Following such board meeting, Pharmacia & Upjohn's legal counsel provided an initial draft of the merger agreement with respect to the proposed merger to SUGEN's legal counsel.

     On May 20, 1999, SUGEN's board of directors met in New York to discuss the status of the transaction. Mr. Hassan and Dr. Ando attended a portion of the meeting to discuss Pharmacia & Upjohn's plans with respect to the Pharmacia & Upjohn business and the operation of SUGEN in the event the proposed merger was consummated. Also on May 20, Messrs. Hassan and Evans-Freke met and discussed various issues related to the proposed transaction.

     On May 21, 1999, Pharmacia & Upjohn and SUGEN executed reciprocal confidentiality agreements relating to the confidential treatment of information provided by each party to the other relating to a possible business combination. Also on May 21, Dr. Kalland and Dr. Sara Courtneidge of SUGEN met in Bridgewater to discuss certain scientific matters, and Dr. Ando and Mr. Evans-Freke conferred by telephone to discuss various issues related to the proposed transaction.

     On May 23, 1999, SUGEN's legal advisors provided to Pharmacia & Upjohn's legal advisors initial written comments to the May 19 draft merger agreement.

     From May 25 through May 27, 1999, various scientific personnel of Pharmacia & Upjohn and SUGEN and their respective intellectual property counsel met at various times in San Francisco, California to conduct scientific and intellectual property due diligence.

     On May 26, 1999, various representatives of Pharmacia & Upjohn and SUGEN and their financial, accounting and legal advisors met in New York to discuss and negotiate the terms of the proposed merger.

     On May 27, 1999, various representatives of Pharmacia & Upjohn and SUGEN and their financial and accounting advisors met in New York to discuss accounting issues related to the proposed transaction, and the legal advisors to Pharmacia & Upjohn and SUGEN met in New York to discuss the proposed merger agreement.

     From June 2 through June 4, 1999, representatives of Pharmacia & Upjohn and SUGEN and their financial, accounting and legal advisors met in New York to discuss and negotiate the terms of the proposed merger. Also from June 2 through June 4, 1999, representatives of Pharmacia & Upjohn, including Dr. Ando, met with certain of

SUGEN's senior scientific personnel and other members of management to discuss the proposed merger and the terms of potential employment arrangements that would be effective after the completion of the proposed merger.

     On June 3, 1999, the SUGEN board of directors held a telephonic meeting to discuss the status of the proposed merger and to discuss the material terms of the transaction. Later that day, representatives of Pharmacia & Upjohn and SUGEN and their financial, accounting and legal advisors met in New York to continue to discuss and negotiate the terms of the proposed merger.

     On June 6, 1999, Pharmacia & Upjohn's senior management convened in a telephonic meeting chaired by Mr. Hassan and discussed the proposed transaction. Various Pharmacia & Upjohn personnel and representatives of Pharmacia & Upjohn's financial and legal advisors participated in the call. Pharmacia & Upjohn's senior management determined to modify the price that Pharmacia & Upjohn was willing to pay to SUGEN stockholders in the merger to $31.00 per share.

     On the morning of June 7, 1999, a representative of Goldman Sachs contacted a representative of Lehman Brothers, Mr. Hassan contacted Mr. Evans-Freke and Mr. Coughlin contacted Mr. James Knighton, Chief Financial Officer of SUGEN, to indicate that Pharmacia & Upjohn had determined to modify the price that it was willing to pay to SUGEN stockholders in the merger to $31.00 per share. Later that day, a number of discussions were held between officers of Pharmacia & Upjohn and SUGEN related to this issue.

     On June 7, 1999, SUGEN's board of directors held a telephonic meeting to discuss the status of the proposed merger and the proposed price change, but did not take any formal action in response to the price change.

     On June 8, 10 and 14, 1999, SUGEN's board of directors held telephonic meetings to discuss the status of the proposed merger and the material terms of the transaction. Mr. Hassan and Dr. Ando attended a portion of the June 14 meeting. Between June 8 and June 15, Pharmacia & Upjohn and SUGEN and their financial, accounting and legal advisors finalized the terms of the merger agreement and other transaction documents.

     As of June 15, 1999, the board of directors and sole stockholder of University Acquisition Corp., a wholly owned subsidiary of Pharmacia & Upjohn, approved and adopted the merger agreement.

     On June 15, 1999, the SUGEN board of directors held a telephonic meeting to consider the approval of the merger agreement and the merger, at which meeting the SUGEN Board determined that the merger agreement and the merger were in the best interests of SUGEN and its stockholders, and approved the execution of the merger agreement and unanimously determined to recommend that SUGEN stockholders vote to adopt the merger agreement. Following such meeting, Pharmacia & Upjohn, SUGEN and University Acquisition Corp. executed and delivered the merger agreement, Pharmacia & Upjohn and SUGEN executed and delivered the stock option agreement, and Pharmacia & Upjohn, Zeneca Limited and Mr. Evans-Freke executed and delivered the voting agreement. Pharmacia & Upjohn and SUGEN thereafter jointly issued a press release announcing that they had executed the merger agreement.

     At a regular meeting of Pharmacia & Upjohn's board of directors held on June 20 and 21, 1999, Pharmacia & Upjohn's board of directors ratified and approved the merger agreement, the stock option agreement and the voting agreement.

SUGEN'S REASONS FOR THE MERGER; RECOMMENDATION OF THE SUGEN BOARD

     SUGEN's board of directors has approved the merger agreement and believes that the merger is fair to and in the best interests of SUGEN and its stockholders. SUGEN'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SUGEN STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

     In reaching this unanimous decision, the board considered and reviewed with SUGEN's management a number of factors relevant to the merger. Included in the factors considered are the following:

     - the SUGEN board's view that, in order to remain independent, SUGEN would need to raise a significant amount of capital over the next eighteen months due to:

        - SUGEN's approximately $61.9 million cash and investment balances as of March 31, 1999 and the use of $12.9 million (net of debt financing) of cash and investments in the quarter ended March 31, 1999;

        - Anticipated increased expenses associated with multiple Phase III clinical trials that SUGEN plans to commence in 1999; and

        - Anticipated increased expenses associated with the need to establish, de novo, an effective U.S. based sales and marketing organization in order to launch the first of SUGEN's cancer drug candidates;

     - the SUGEN board's view that SUGEN's plan to raise the necessary capital was subject to considerable risks given the current financing environment for development stage biopharmaceutical companies;

     - the SUGEN board's view that even if it would be possible to raise the necessary capital to fund current activities, it is unlikely that SUGEN would be able to maintain the financial flexibility to allow for appropriate contingency planning regarding potential setbacks or delays in achieving FDA approval for its lead product candidates;

     - the SUGEN board's view that SUGEN as an independent company was unable to devote the appropriate level of resources required to realize the value of its research and drug discovery capabilities in disease areas outside cancer;

     - the SUGEN board's view, based in part on the opinion of Lehman Brothers, that $31.00 a share was a fair price to SUGEN's stockholders and represented a significant premium over historic valuations of SUGEN (the merger consideration represented a premium of approximately 38%, 63%, 31% and 218% over the closing price of SUGEN common stock on June 15, 1999 and May 17, 1999 and the 52-week high and 52-week low for the period ending June 15, 1999, respectively);

     - the SUGEN board's view that Pharmacia & Upjohn's stock was valued attractively related to comparable companies in the pharmaceutical industry, given the growth prospects in its underlying business;

     - the SUGEN board's view that the proposed structure of a stock-for-stock transaction could potentially benefit SUGEN stockholders due to the potential positive impact of SUGEN drug candidates on Pharmacia & Upjohn's business and stockholder value;

     - the SUGEN board's view that Pharmacia & Upjohn would make a desirable partner for the following reasons:

        - Pharmacia & Upjohn's executive management has a proven track record in dealing with smaller, innovative, entrepreneurial biotechnology organizations;

        - Pharmacia & Upjohn is an established presence in the oncology field with marketing and sales capabilities focused on the cancer market;

        - Pharmacia & Upjohn has the capability to utilize SUGEN technology in non-oncology applications and, therefore, to maximize the potential value of the technology;

        - Pharmacia & Upjohn is well capitalized and has the willingness to commit resources to the development of SUGEN's clinical candidates as well as the development of the base platform technology;

        - Pharmacia & Upjohn has an established commercial infrastructure on a worldwide basis; and

        - Pharmacia & Upjohn has existing strengths in pharmaceutical drug development and proven experience in successfully navigating regulatory processes;

     - the expected tax and accounting treatment of the merger;

     - the compatibility of management of the two companies;

     - a comparison of selected recent acquisition and merger transactions in the industry as well as trading performance for comparable companies in the industry;

     - the presentation delivered by Lehman Brothers to the SUGEN board and the written opinion of Lehman Brothers to the effect that, as of the date of the opinion and based on and subject to the matters set forth in the opinion, the consideration to be offered to the stockholders of SUGEN was fair from a financial point of view, to the SUGEN stockholders;

     - the belief that the terms of the merger agreement, including the parties' mutual representations, warranties and covenants, are reasonable and the fact that the merger agreement did not contain any extraordinary conditions to Pharmacia & Upjohn's obligations to consummate the merger;

     - the SUGEN board also considered a number of potential negative factors with respect to the merger, including, but not limited to:

        - the substantial dilution to the SUGEN stockholders of the potential benefits of one or more of its product candidates being successfully commercialized;

        - the loss of control over the future operations of SUGEN following the merger;

        - the risk that the benefits sought to be achieved in the merger will not be achieved;

        - risks associated with product development and approval; and

        - the fixed nature of the exchange ratio within the given range and the resulting risk that, should there be a significant decrease in the market value of Pharmacia & Upjohn common stock, the value of the consideration to be received by SUGEN stockholders would be reduced.

     The SUGEN board discussed with SUGEN's management and financial advisor the prospects for combinations with companies other than Pharmacia & Upjohn, the possibility that the benefits described above or other benefits could be achieved through any other combination and the risks and benefits of continuing to remain independent.

     This discussion of information and factors considered by the SUGEN board is not intended to be exhaustive but is believed to include certain material factors considered by the SUGEN board. The SUGEN board did not quantify or otherwise assign relative weight to the factors considered.

OPINION OF SUGEN'S FINANCIAL ADVISOR

     SUGEN's board of directors engaged Lehman Brothers to act as its financial advisor in connection with the merger. On June 15, 1999, Lehman Brothers rendered its oral and written opinion to SUGEN's board of directors that, as of such date and based upon and subject to certain matters stated therein, the consideration to be paid to the stockholders of SUGEN by Pharmacia & Upjohn in the merger was fair from a financial point of view to SUGEN's stockholders.

     THE FULL TEXT OF LEHMAN BROTHERS' WRITTEN OPINION, DATED JUNE 15, 1999 (THE "LEHMAN BROTHERS OPINION"), IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT/ PROSPECTUS. STOCKHOLDERS MAY READ THE LEHMAN BROTHERS OPINION FOR A DISCUSSION OF THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION. THE FOLLOWING IS A SUMMARY OF THE LEHMAN BROTHERS OPINION.

     Lehman Brothers' advisory services and opinion were provided for the information and assistance of SUGEN's board of directors in connection with its consideration of the merger. The Lehman Brothers Opinion is not intended to be and does not constitute a recommendation to any stockholder of SUGEN as to how such stockholder should vote with respect to the merger. Lehman Brothers was not requested to opine as to, and the Lehman Brothers Opinion does not address, SUGEN's underlying business decision to proceed with or effect the merger.

     In arriving at its opinion, Lehman Brothers reviewed and analyzed:

     - the merger agreement and the specific terms of the merger;

     - such publicly available information concerning SUGEN and Pharmacia & Upjohn that Lehman Brothers believed to be relevant to its analysis, including their respective Annual Reports on Form 10-K for the year ended December 31, 1998 and Quarterly Reports on Form 10-Q for the period ended March 31, 1999;

     - financial and operating information with respect to the business, operations and prospects of SUGEN as furnished to Lehman Brothers by SUGEN;

     - a trading history of SUGEN's common stock from May 19, 1998 to June 14, 1999 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant;

     - a trading history of Pharmacia & Upjohn's common stock from May 19, 1998 to June 14, 1999 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant;

     - a comparison of the historical financial results and present financial condition of SUGEN with those of other companies that Lehman Brothers deemed relevant;

     - a comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant;

     - published estimates of third party research analysts with respect to the future financial performance of Pharmacia & Upjohn; and

     - SUGEN's current cash flow forecast and limited cash position, its ability to meet its liquidity requirements in the future and the potential alternatives available to SUGEN to fund such requirements.

     In addition, Lehman Brothers had discussions with the management of SUGEN concerning its business, operations, assets, financial condition and prospects, as well as prior discussions held by SUGEN with third parties with respect to a possible business combination with SUGEN, and undertook such other studies, analyses and investigations as it deemed appropriate.

     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of SUGEN that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of SUGEN, upon the advice of SUGEN, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the then best currently available estimates and judgments of the management of SUGEN as to its future financial performance. However, for purposes of its analysis, Lehman Brothers also considered more conservative assumptions and estimates which resulted in certain adjustments to the projections provided by SUGEN's management. Lehman Brothers discussed these adjusted projections with the management of SUGEN and they consented to the use of such adjusted projections in performing the analysis. Lehman Brothers was not provided with, and did not have access to, any financial projections of Pharmacia & Upjohn. Accordingly, Lehman Brothers assumed that the published estimates of third party research analysts were a reasonable basis upon which to evaluate the future financial performance of Pharmacia & Upjohn and that Pharmacia & Upjohn will perform substantially in accordance with such estimates. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of SUGEN or Pharmacia & Upjohn and did not make or obtain any evaluations or appraisals of the assets or liabilities of SUGEN or Pharmacia & Upjohn. In addition, SUGEN's management did not authorize Lehman Brothers to solicit, and it did not solicit, any indications of interest from any third party with respect to a purchase of or business combination with SUGEN. Upon advice of SUGEN and its legal and accounting advisors, Lehman Brothers assumed that the merger will qualify (i) for pooling-of-interests accounting treatment and (ii) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of SUGEN. The Lehman Brothers Opinion necessarily was based upon market, economic and other conditions as they existed on, and can be evaluated as of, the date of such opinion.

     In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to SUGEN, but rather made its determination as to the fairness, from a financial point of view, to the stockholders of SUGEN of the consideration to be paid by Pharmacia & Upjohn in the merger on the basis of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of SUGEN and Pharmacia & Upjohn. None of SUGEN, Pharmacia & Upjohn, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

VALUATION ANALYSIS

     The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to SUGEN's board of directors. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. In particular, you should note that in applying the various valuation methods to the particular circumstances of SUGEN and the merger, Lehman Brothers made qualitative judgments as to the significance and relevance of each analysis and factor. In addition, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of SUGEN and Pharmacia & Upjohn. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Lehman Brothers Opinion.

     COMPARABLE COMPANY TRADING ANALYSIS

     The comparable company trading analysis provides a relative valuation of SUGEN based on the market value and technology values of selected comparable companies. The "market value" is calculated as the total outstanding common equity plus the net proceeds of the exercisable and in-the-money stock options and warrants. The "technology value" is the market value minus cash and cash equivalents plus short- and long-term debt. For this analysis, Lehman Brothers analyzed the market values, technology values and other relevant financial parameters of two groups of comparable companies: (1) selected biotechnology companies with cancer drug candidates in late stage clinical trials; and (2) signal transduction companies having a technology platform comparable to SUGEN's. A summary of the analysis is set forth below.

                             MARKET    TECHNOLOGY            NET      LTM NET      YEARS OF
                            VALUE(A)     VALUE      CASH    CASH    BURN RATE(B)   CASH(C)
                            --------   ----------   -----   -----   ------------   --------
SUGEN.....................   $442.6      $389.9     $61.9   $52.7      $47.4         1.3
Late-stage cancer
  companies
  Mean....................   $397.2      $349.3     $84.2   $47.9      $43.3         2.1
  Median..................    450.7       357.9      45.6    29.0       39.9         1.4
Signal transduction
  companies
  Mean....................   $181.2      $190.2     $28.1   $(9.0)     $29.9         1.7
  Median..................     92.4        70.6      23.8    13.5       20.6         1.2

-------------------------

(a) Market value as of June 15, 1999.

(b) LTM net burn rate is calculated as net loss plus depreciation and amortization expense, less capital expenditures. Based on publicly available information as of March 31, 1999.

(c) Years of cash is calculated as cash divided by the LTM net burn rate.

Pursuant to the terms of the merger, at $31.00 per share of SUGEN common stock the implied market value of SUGEN would be $728.9 million and the implied technology value would be $604.5 million.

     Because of the inherent differences between the businesses, operations, financial conditions and prospects of SUGEN and the businesses, operations, financial conditions and prospects of the companies included in the comparable company groups, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of SUGEN and the companies in the comparable company groups that would affect the public trading values of SUGEN and such comparable companies.

     PREMIUMS PAID ANALYSIS

     The premiums paid analysis provides a market benchmark based on the premiums paid in other comparable stock-for-stock transactions in the biotechnology sector that were publicly announced since January 1, 1995.

                                         PREMIUM TO SHARE PRICE PRIOR TO TRANSACTION
                                         -------------------------------------------
                                                                52 WEEK     52 WEEK
                                         ONE DAY     30 DAY       HIGH        LOW
                                         --------    -------    --------    --------
PHARMACIA &
UPJOHN/SUGEN MERGER....................    37.8%       62.6%       30.5%*     218.0%*
Mean...................................    35.8%       41.1%      (12.4)%     124.0%
Median.................................    26.9%       40.4%        0.4%      119.7%
High...................................    91.7%      142.5%       37.0%      220.9%
Low....................................    (7.9)%     (13.6)%     (62.3)%      10.2%

-------------------------

* SUGEN's 52-Week High of $23.75 occurred on June 14, 1999; the 52-Week Low of $9.75 occurred on September 1, 1998.

     DISCOUNTED CASH FLOW ANALYSIS

     The discounted cash flow analysis provides a valuation of SUGEN based on the net present value of SUGEN's projected after-tax unlevered free cash flows (defined as operating cash flows available after working capital, capital spending, tax and other operating requirements). Lehman Brothers performed a discounted cash flow analysis based upon SUGEN's projected financial performance through 2008 under three different scenarios. These scenarios were based on: (1) the revenue projections for each of SUGEN's drug candidates and operating margin assumptions provided by SUGEN's management (the "Management Case"); (2) the revenue projections and operating margins suggested by Lehman Brothers reflecting more conservative assumptions (the "Adjusted Case"); and (3) the Management Case projections after delaying certain product launches by one year ("Management -- Delay Case"). All of the projections associated with SUGEN's existing pre-clinical and clinical drug candidates were probability-adjusted to reflect the likelihood of their successful commercialization. Lehman Brothers calculated a range of present values for SUGEN using a range of after-tax discount rates from 20% to 25% and a terminal value based upon a range of multiples of estimated 2008 EBIT (earnings before interest and taxes) from 24x to 30x. Furthermore, in calculating SUGEN's per shares values Lehman Brothers considered the possibility that SUGEN would have to issue additional equity to obtain needed financing. In particular, SUGEN expects that it would need approximately $150 million to finance its clinical trials and operations over the next three years. As of March 31, 1999, SUGEN had cash balances of $61.9 million, which based on its expected cash expenditures for 1999 of $55 million, would only be enough to sustain SUGEN for another year. In order to account for SUGEN's additional financing needs, Lehman Brothers assumed that SUGEN would have to issue an additional 7.0 million shares of common stock. As a result, the per share discounted cash flow values were calculated for both the Management Case and the Adjusted Case on the basis of the existing number of shares of SUGEN common stock (23.5 million on a diluted basis) plus an additional 7.0 million shares. Moreover, in the Management -- Delay Case, Lehman Brothers assumed that an additional 10.0 million (versus 7.0 million) shares of SUGEN common stock would have to be issued in order to meet the even greater cash requirements created by the delays. The following table presents the range of implied equity values per share of SUGEN's common stock based upon such range of the discount rates and terminal values.

                                    RANGE OF EQUITY VALUES    RANGE OF VALUES PER SHARE
                                    ----------------------    -------------------------
MANAGEMENT CASE(a)................   $865.3 - $1,422.4          $28.36 - $46.62
ADJUSTED CASE(a)..................    $481.9 - $867.8           $15.79 - $28.44
MANAGEMENT -- DELAY CASE(b).......   $742.5 - $1,282.8          $22.15 - $38.28

-------------------------

(a) Assumes the issuance of an additional 7.0 million shares to reflect future financing needs; accordingly, the per share values are calculated assuming
    30.5 million shares of common stock.

(b) Assumes the issuance of an additional 10.0 million shares to reflect future financing needs; accordingly, the per share values are calculated assuming
    33.5 million shares of common stock.

     FINANCING ALTERNATIVES AVAILABLE TO SUGEN

     Lehman Brothers also reviewed the current financing environment for U.S. and European biotechnology companies to ascertain the ability of SUGEN to obtain funds to continue the development and commercialization of its drug candidates on its own. Among the factors reviewed was the number of public follow-on equity offerings completed since June 1998 in the U.S. biotechnology sector, and the stock price performance of certain U.S. and European biotechnology indices relative to broader market indices. Based on Lehman Brothers' review, only four biotechnology follow-on equity offerings were completed in the United States since June 1998 despite the U.S. equity markets being at record levels. The performance of these issues is set forth below.

                                                  ONE-DAY AFTER
                            OFFER PRICE TO ONE-   OFFER PRICE TO   6/15/99 PRICE TO
                            DAY PRE-FILE PRICE     OFFER PRICE       OFFER PRICE
                            -------------------   --------------   ----------------
QLT PHOTOTHERAPEUTICS.....          (4.9)%             4.7%              15.8%
ABGENIX...................         (11.8)%             0.0%               3.3%
COULTER PHARMACEUTICAL....         (13.4)%             2.5%             (23.3)%
GLIATECH..................         (24.4)%             3.2%              75.0%

Lehman Brothers also noted that between June 16, 1998 and June 15, 1999, the biotechnology indices of comparable companies traded significantly lower than certain broader market measures. In the United States, the average share prices of the selected late-stage development cancer companies and signal transduction companies decreased by 15.3% and 17.5%, respectively, between June 16, 1998 and June 15, 1999. Over the same periods, the AMEX Biotechnology Index, comprised of larger biotechnology companies, and the NASDAQ Composite increased by 34.8% and 37.7%, respectively. Likewise, in Europe, the Lehman Brothers European Biotechnology Index decreased by 57.7% between June 16, 1998 and June 15, 1999, while the broader based FTSE 350 Health Index only declined by 0.8%.

     As noted above, based on SUGEN's management estimates, SUGEN would require approximately $150 million in additional capital between now and 2001 to finance the continued development and commercialization of its lead products. Lehman Brothers estimated that raising this amount of additional capital would dilute the existing stockholders' ownership interest considerably.

     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. SUGEN's board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with SUGEN, Pharmacia & Upjohn and the biotechnology and pharmaceutical industries generally and because Lehman Brothers' investment banking professionals have substantial experience in transactions comparable to the merger.

     As compensation for its services in connection with the merger, SUGEN has agreed to pay Lehman Brothers a fee equal to 1.00% of the consideration involved in the merger (the amount of such fees being approximately $7.3 million), payable upon the merger's consummation; provided, however, that 20% of such fees shall be payable promptly after the funding mechanism, as defined in the merger agreement, being provided by

Pharmacia & Upjohn is made available to SUGEN. In addition, SUGEN has agreed to reimburse Lehman Brothers up to $50,000 for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by SUGEN and the rendering of the Lehman Brothers Opinion. Lehman Brothers has previously rendered investment banking services to SUGEN and received customary fees for such services.

     In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of SUGEN and Pharmacia & Upjohn for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material anticipated U.S. federal income tax consequences of the merger to owners of SUGEN common stock who hold the stock as a capital asset. This summary is based on the Internal Revenue Code of 1986, Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all the consequences of the merger and, in particular, may not address U.S. federal income tax considerations applicable to stockholders subject to special treatment under U.S. federal income tax law, which would include, for example, non-U.S. persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, stockholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code, and owners who hold SUGEN common stock as part of a hedge, straddle or conversion transaction. In addition, no information is provided herein with respect to the tax consequences of the merger under applicable foreign, state or local laws. HOLDERS OF SUGEN COMMON STOCK ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE FEDERAL INCOME AND OTHER TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF STATE, LOCAL AND FOREIGN TAX LAWS.

     The obligations of the parties to consummate the merger are conditioned upon the receipt by Pharmacia & Upjohn of an opinion from Sullivan & Cromwell, and the receipt by SUGEN of an opinion from Cooley Godward LLP, in each case subject to the qualifications discussed below, regarding the characterization of the merger as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. As a reorganization, the merger will have, in the opinion of Cooley Godward LLP and Sullivan & Cromwell, the following principal U.S. federal income tax consequences:

     - no gain or loss will be recognized by Pharmacia & Upjohn, University Acquisition Corp. or SUGEN as a result of the merger;

     - no gain or loss will be recognized by the holders of SUGEN common stock who exchange their SUGEN common stock for Pharmacia & Upjohn common stock pursuant to the merger, except with respect to any cash received in lieu of a fractional share of Pharmacia & Upjohn common stock;

     - the aggregate tax basis of the Pharmacia & Upjohn common stock received in the merger by each holder of SUGEN common stock will be the same as the aggregate tax basis of the SUGEN common stock surrendered in exchange therefor, reduced by any amount of tax basis allocable to a fractional share interest in Pharmacia & Upjohn common stock for which cash is received; and

     - the holding period of Pharmacia & Upjohn common stock received in the merger will include the holding period for the SUGEN common stock surrendered in exchange therefor.

Sullivan & Cromwell and Cooley Godward LLP will render their respective tax opinions on the basis of facts, representations and assumptions set forth or referred to in the opinions which are intended to be consistent with the state of facts existing at the time the merger is consummated. In rendering its tax opinion, each such counsel will require and rely upon representations and covenants including those contained in certificates of officers of Pharmacia & Upjohn, University Acquisition Corp. and SUGEN, reasonably satisfactory in form and substance to such counsel. Such opinions will not be binding on the IRS nor preclude the IRS from adopting a contrary position. A successful IRS challenge to the reorganization status of the merger would result in significant adverse tax consequences to the SUGEN stockholders. A SUGEN stockholder would recognize gain or loss with respect to each share of SUGEN common stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the effective time of the merger, of the Pharmacia & Upjohn common stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Pharmacia & Upjohn common stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the closing date of the merger.

     Even if the merger qualifies as a reorganization, a recipient of Pharmacia & Upjohn common stock would recognize income to the extent that, for example, any such shares were determined to have been received in exchange for services, to satisfy obligations or in consideration for anything other than the SUGEN common stock surrendered. In addition, to the extent that a SUGEN stockholder were treated as receiving (directly or indirectly) consideration other than Pharmacia & Upjohn common stock in exchange for such stockholder's SUGEN common stock, gain, if any, would have to be recognized.

     Cash received by a holder of SUGEN common stock instead of a fractional share of Pharmacia & Upjohn common stock will be treated as received in disposition of such fractional share. A SUGEN stockholder will generally recognize capital gain or loss measured by the difference between the amount of cash received and the portion of the tax basis of the stockholder's SUGEN common stock allocable to the fractional share interest. In the case of individuals, the maximum federal income tax rate applicable to capital gains is generally the same as ordinary income rates for capital assets held for one year or less and 20% for capital assets held for more than one year.

ACCOUNTING TREATMENT

     The merger is intended to qualify as a pooling of interests. The pooling of interests method of accounting assumes that the combining companies have been merged from inception, and the historical financial statements for periods prior to consummation of the merger may be restated as though the companies had been combined from inception as required under United States generally accepted accounting principles.

     It is a condition to the merger that:

     - Ernst & Young LLP shall have delivered to Pharmacia & Upjohn and SUGEN a letter dated as of the closing date, stating that based upon discussions with officials of SUGEN responsible for financial accounting matters, and information furnished to Ernst & Young LLP to the date of its letter, Ernst & Young LLP concurs with SUGEN management's conclusion that, as of the date of its letter, no conditions exist related to SUGEN that would preclude Pharmacia & Upjohn from accounting for the merger as a pooling of interests.

     - PricewaterhouseCoopers LLP shall have delivered to Pharmacia & Upjohn a letter dated as of the closing date, stating that based upon discussions with officials of Pharmacia & Upjohn responsible for financial and accounting matters and the letter provided by Ernst & Young LLP to SUGEN, PricewaterhouseCoopers LLP concurs with Pharmacia & Upjohn management's conclusions that the merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

REGULATORY APPROVALS

     HART-SCOTT-RODINO

     The Federal Trade Commission (the "FTC"), and the Antitrust Division of the Department of Justice (the "DOJ"), frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of Pharmacia & Upjohn or SUGEN or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, of the result.

     On July 7, 1999, Pharmacia & Upjohn and SUGEN filed their respective Pre-Merger Notification and Report Forms with the FTC and the DOJ under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act. The HSR Act, and the rules and regulations thereunder, provide that certain merger transactions, including the merger, may not be consummated until required information and materials have been furnished to the DOJ and the FTC and certain waiting periods have expired or been terminated. Pursuant to the HSR Act, Pharmacia & Upjohn and SUGEN requested early termination of the waiting period applicable to the Offer. There can be no assurances given, however, that the 30-day HSR Act waiting period will be terminated early. If either the FTC or the DOJ were to request additional information or documentary material from Purchaser, the waiting period would expire at 11:59 p.m., Eastern time, on the tenth calendar day after the date of substantial compliance by Pharmacia & Upjohn and SUGEN with such request. Thereafter, the waiting period could be extended only by agreement or by court order. Only one extension of the waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, except by agreement or by court order.

     OTHER REGULATORY APPROVALS

     The merger is conditioned on all filings required to be made prior to the effective time of the merger by Pharmacia & Upjohn and SUGEN, and all consents, approvals and authorizations required to be obtained prior to the effective time by, Pharmacia & Upjohn and SUGEN from, any governmental entity in connection with the execution and delivery of the merger agreement and the consummation of the transactions contemplated hereby by Pharmacia & Upjohn and SUGEN having been made or obtained.

     On July 23, 1999, pursuant to Section 39 of Germany's Act against Restraints of Competition, Pharmacia & Upjohn and SUGEN jointly notified the German Federal Cartel Office of the pending merger. The Act against Restraints of Competition and the rules and regulations thereunder provide that certain merger transactions may not be consummated until required information and materials have been furnished to the German Federal Cartel Office and a 30-day review period has expired or voluntarily been terminated prior to the expiration of the 30-day review period by the Federal Cartel Office as permitted under applicable German law.

FEDERAL SECURITIES LAWS CONSEQUENCES

     All shares of Pharmacia & Upjohn common stock received by SUGEN stockholders in the merger who are not affiliates of SUGEN prior to the merger will be freely transferable. However, shares of Pharmacia & Upjohn common stock received by persons who are deemed to be affiliates of SUGEN prior to the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933, or Rule 144 promulgated under the Securities Act in the case of such persons who become affiliates of Pharmacia & Upjohn, or as otherwise permitted under the Securities Act. Persons deemed to be affiliates of SUGEN are those individuals or entities that control, are controlled by, or are under common control with, SUGEN. Affiliates generally include executive officers and directors of SUGEN as well as certain principal stockholders of SUGEN. This Proxy Statement/Prospectus does not cover any resales of Pharmacia & Upjohn common stock received by affiliates of SUGEN in the merger.

NEW YORK STOCK EXCHANGE LISTING

     It is a condition to the merger that the shares of Pharmacia & Upjohn stock to be issued pursuant to the merger agreement be approved for listing on the New York Stock Exchange, subject to official notice of issuance. An application for listing the shares of Pharmacia & Upjohn common stock to be issued in the merger on the New York Stock Exchange has been approved. If we complete the merger, SUGEN common stock will no longer be registered under the Exchange Act or quoted on the Nasdaq National Market.

NO APPRAISAL RIGHTS

     In accordance with Section 262 of the Delaware General Corporation Law, no appraisal rights are available to SUGEN stockholders in connection with the merger.

                      EXECUTIVES; EXECUTIVE COMPENSATION;
                    STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE
                     OFFICERS AND FIVE PERCENT STOCKHOLDERS

     Information concerning current directors and officers of Pharmacia & Upjohn, executive compensation and ownership of Pharmacia & Upjohn common stock by management and principal stockholders is contained in Pharmacia & Upjohn's Proxy Statement, dated March 18, 1999, and is incorporated herein by reference.

     Information concerning current directors and officers of SUGEN, executive compensation and ownership of SUGEN common stock by management and principal stockholders is contained in SUGEN's Proxy Statement, dated April 20, 1999, and is incorporated herein by reference.

     See "Where You Can Find More Information" on page 71.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the SUGEN board with respect to the merger agreement and the transaction contemplated by that agreement, stockholders of SUGEN should be aware that certain members of the management and board of directors of SUGEN have certain interests in the merger that are in addition to the interests of stockholders of SUGEN generally. All such interests are described below, to the extent material, and SUGEN believes that, except as described below, such persons do not have any material interest in the merger that is different from those of SUGEN stockholders generally. The SUGEN board was aware of, and considered the interests of, its directors and officers when it approved the merger agreement and the merger.

SUGEN EMPLOYMENT AGREEMENTS

     SUGEN entered into an employment agreement with James L. Knighton (Senior Vice President and Chief Financial Officer) in 1998. The employment agreement provides that upon a "change in control," (i) 20,000 shares of SUGEN common stock that were granted to Mr. Knighton under a restricted stock purchase agreement (and are therefore subject to repurchase by SUGEN) will be released from any SUGEN repurchase options and (ii) all unvested stock options held by Mr. Knighton will immediately become vested and exercisable. The merger constitutes a "change of control" under such employment agreement. As of June 30, 1999, Mr. Knighton held unvested options to purchase an aggregate of 85,000 shares of SUGEN common stock.

PHARMACIA & UPJOHN EMPLOYMENT AGREEMENTS

     Five SUGEN executive officers (Stephen K. Carter, Gerald McMahon, Gregory
D. Plowman, Dorian Rinella and Laura K. Shawver) have entered into employment agreements with SUGEN and Pharmacia & Upjohn pursuant to which, upon the completion of one year's service following the closing of the merger, each such officer will have earned a bonus payment equal to 6-12 months' base salary. Such employment agreements also provide that in the event of the involuntary termination of any such officers' employment for reasons other than "cause" or the voluntary termination of employment by the employee for "good reason" during the two year period following the closing of the merger, the terminated officer will be entitled to separation pay in the form of continuation of the payment of such officer's base salary for a period of 12 to 24 months following termination of employment. Pharmacia & Upjohn is currently negotiating employment arrangements with K. Peter Hirth, Executive Vice President and Chairman of the Research and Development Committee of SUGEN, and Sara A. Courtneidge, Senior Vice President, Research of SUGEN. In addition, Stephen Evans-Freke, Chairman and Chief Executive Officer of SUGEN, has entered into an employment agreement with SUGEN and Pharmacia & Upjohn pursuant to which Mr. Evans-Freke will be employed for six months following the effective time of the merger to assist the parties with the integration of the two companies. During such period, Mr. Evans-Freke will receive his current base salary. Mr. Evans-Freke will also receive his regular 1999 bonus and a pro-rata portion of such bonus for the period he works in 2000. Mr. Evans-Freke's employment agreement provides that upon the completion of Mr. Evans-Freke's six month's service, he will have earned a bonus payment of $250,000. The agreement also provides that, upon expiration of the 6 month employment period, Mr. Evans-Freke will be entitled to separation pay in the form of continuation of the payment of such officer's base salary for a period 24 months following termination of employment and the bonus payments that he otherwise would have received. The arrangements set forth in the employment agreements are generally consistent with Pharmacia & Upjohn's practices with respect to comparable Pharmacia & Upjohn employees. Pharmacia & Upjohn is currently negotiating employment arrangements with Mr. Samuel Hamad, the Acting Chief Executive Officer of SUGEN Europe.

1992 STOCK OPTION PLAN

     The merger will cause the acceleration of vesting of all outstanding stock options under the 1992 Stock Option Plan. As of June 30, 1999, executive officers and certain directors of SUGEN, as a group, held unvested options to purchase an aggregate of 613,144 shares of SUGEN common stock at a weighted average price of $13.46 per share (at exercise prices ranging from $8.125 to $20.625 per share). See "The Merger Agreement -- Exchange of SUGEN Stock Options" on page 42.

1994 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     The merger will cause the acceleration of vesting of all outstanding stock options under the 1994 Non-Employee Directors' Stock Option Plan. As of June 30, 1999, non-employee directors of SUGEN held unvested options to purchase an aggregate of 50,000 shares of SUGEN common stock at a weighted average price of $18.92 per share (at exercise prices ranging from $13.875 to $20.625 per share). See "The Merger Agreement -- Exchange of SUGEN Stock Options" on page 42.

INDEMNIFICATION

     Pursuant to the merger agreement, Pharmacia & Upjohn has agreed that, after the effective time of the merger, it will provide certain indemnification and liability insurance benefits to certain indemnified parties, including directors and executive officers of SUGEN. See "The Merger Agreement -- Indemnification and Insurance" on page 54.

                              THE MERGER AGREEMENT

     The merger agreement contemplates the merger of University Acquisition Corp., a wholly owned subsidiary of Pharmacia & Upjohn, into SUGEN, with SUGEN thereby becoming a wholly owned subsidiary of Pharmacia & Upjohn. This section of the Proxy Statement/Prospectus describes the material provisions of the merger agreement. Because the description of the merger agreement contained in this Proxy Statement/Prospectus is a summary, it does not contain all the information that may be important to you. You should carefully read the entire copy of the merger agreement attached as Annex A to this Proxy Statement/Prospectus before you decide how to vote.

CLOSING AND EFFECTIVE TIME OF THE MERGER

     CLOSING

     The closing of the merger will take place on the first business day after the date on which all closing conditions have been satisfied or waived or such other time as agreed to in writing by Pharmacia & Upjohn and SUGEN. The closing is expected to take place shortly after the approval of the merger by the SUGEN stockholders.

     EFFECTIVE TIME

     The merger will be effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. We anticipate that such filing will be made

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

simultaneously with, or as soon as practicable after, the closing of the merger. See "The Merger Agreement -- Conditions to the Merger" on page 43.

EXCHANGE OF STOCK CERTIFICATES

     SUGEN STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARD AND SHOULD NOT SURRENDER STOCK CERTIFICATES PRIOR TO THE ADOPTION OF THE MERGER AGREEMENT AND THE RECEIPT OF A TRANSMITTAL FORM.

     FRACTIONAL SHARES

     No fractional shares of Pharmacia & Upjohn common stock will be issued to any SUGEN stockholder in connection with the merger. Each SUGEN stockholder who would otherwise have been entitled to receive a fraction of a share of Pharmacia & Upjohn common stock will receive cash, without interest, in an amount equal to such stockholder's proportionate interest in the net proceeds from the sale by the exchange agent on behalf of all such stockholders of the aggregate fractional shares of Pharmacia & Upjohn common stock that such stockholders otherwise would be entitled to receive.

     EXCHANGE PROCEDURES

     Promptly after the effective time of the merger, transmittal forms and exchange instructions will be mailed to each holder of record of SUGEN common stock to be used to surrender and exchange certificates formerly evidencing shares of SUGEN common stock for certificates evidencing the shares of Pharmacia & Upjohn common stock and any other distributions and cash in lieu of fractional shares to which such holder has become entitled. After receiving such transmittal forms, each holder of certificates formerly representing SUGEN common stock will be able to surrender such certificates to the exchange agent, such certificate shall be cancelled, and each such holder will receive in exchange therefor certificates evidencing the number of whole shares of Pharmacia & Upjohn common stock to which such holder is entitled, any cash which may be payable in lieu of a fractional share of Pharmacia & Upjohn common stock and any dividends or other distributions with respect to Pharmacia & Upjohn common stock with a record date at or after the effective time of the merger.

     DIVIDENDS, DISTRIBUTIONS AND VOTING

     All shares of Pharmacia & Upjohn common stock to be issued pursuant to the merger shall be deemed issued and outstanding as of the effective time of the merger. Whenever a dividend or other distribution is declared in respect of Pharmacia & Upjohn common stock, and the record date for such dividend or distribution is at or after the effective time of the merger, that declaration shall include dividends or other distributions in respect of all shares of Pharmacia & Upjohn common stock issuable pursuant to the merger agreement. No dividends or other distributions in respect of the Pharmacia & Upjohn common stock shall be paid to any holder of any unsurrendered certificate formerly representing SUGEN common stock until the certificate is surrendered for exchange.

     After the effective time of the merger, a holder of unsurrendered certificates formerly representing SUGEN common stock will be entitled to vote at any meeting of Pharmacia & Upjohn stockholders the number of whole shares of Pharmacia & Upjohn common stock represented by such certificates, regardless of whether such holder has exchanged such certificates.

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

     EXCHANGE OF SUGEN STOCK OPTIONS

     At the effective time, automatically and without any action on the part of the holder thereof, each outstanding SUGEN stock option, whether vested or unvested, shall be deemed to constitute an option to acquire, on substantially the same terms and conditions as were applicable under such SUGEN stock option, the same number of shares of Pharmacia & Upjohn common stock as the holder of such SUGEN stock option would have been entitled to receive pursuant to the merger had such holder exercised such option in full immediately prior to the effective time of the merger, at an exercise price per share equal to (i) the aggregate exercise price for the SUGEN common stock otherwise purchasable pursuant to such SUGEN stock option divided by (ii) the number of full shares of Pharmacia & Upjohn common stock deemed purchasable pursuant to such SUGEN stock option.

     EXCHANGE OF SUGEN WARRANTS AND CONVERTIBLE SECURITIES

     Pursuant to the terms of the merger agreement and certain outstanding warrants to purchase SUGEN common stock, at the effective time, automatically and without any action on the part of the holder thereof, certain outstanding warrants to purchase SUGEN common stock shall be deemed to constitute warrants to acquire, on the same terms and conditions as were applicable under such SUGEN warrants, the same number of shares of Pharmacia & Upjohn common stock the holder of such SUGEN warrant would have been entitled to receive pursuant to the merger agreement had such holder exercised such SUGEN warrant in full immediately prior to the effective time of the merger.

     At the effective time, automatically and without any action on the part of the holder thereof, outstanding (i) SUGEN 12% Senior Convertible Notes due 2002 ("Notes"), (ii) warrants to purchase SUGEN 12% Senior Convertible Notes ("Warrants"), (iii) SUGEN 12% Senior Convertible Notes ("Warrant Notes") issuable upon exercise of the Warrants and (iv) SUGEN common stock warrants issuable upon redemption of the Notes, Warrants and Warrant Notes, shall be deemed to constitute securities convertible into, on the same terms and conditions as were applicable under such Notes, Warrants, Warrant Notes and common stock warrants, the same number of shares of Pharmacia & Upjohn common stock the holder of such outstanding SUGEN Note, Warrant, Warrant Note or common stock warrant would have been entitled to receive pursuant to the merger agreement had such holder exercised such SUGEN warrant in full immediately prior to the effective time of the merger.

CONDITIONS TO THE MERGER

     CONDITIONS TO EACH PARTY'S OBLIGATIONS

     The respective obligations of SUGEN, Pharmacia & Upjohn and University Acquisition Corp. to effect the merger are subject to the satisfaction or waiver, at or prior to the effective time of the merger, of each of the following conditions:

     - STOCKHOLDER APPROVAL. The merger agreement shall have been adopted by vote of the holders of a majority of the shares of SUGEN common stock outstanding as of the record date for the special meeting.

     - HART-SCOTT-RODINO ACT. The waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Act shall have expired or been terminated.

     - LITIGATION. No court or governmental entity of competent jurisdiction shall have enacted, issued, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by the merger agreement (collectively, an "Order"), and no governmental entity shall have instituted any proceeding seeking any such Order; and

     - EFFECTIVE REGISTRATION STATEMENT. The Registration Statement of which this Proxy Statement/Prospectus is a part shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened overtly by the SEC.

     ADDITIONAL CONDITIONS TO SUGEN'S OBLIGATIONS

     The obligation of SUGEN to effect the merger is also subject to the satisfaction or waiver, prior to the effective time of the merger, of the following additional conditions:

     - REPRESENTATIONS AND WARRANTIES.

        - The representations and warranties of Pharmacia & Upjohn and University Acquisition Corp. set forth in the merger agreement shall be true and correct in all material respects as of the date of the merger agreement;

        - The representations and warranties of Pharmacia & Upjohn and University Acquisition Corp. regarding capital structure and corporate authority shall be true and correct in all material respects as of the closing date of the merger; and

        - The representations and warranties of Pharmacia & Upjohn and University Acquisition Corp. set forth in the merger agreement (other than the representations and warranties regarding capital stock and corporate authority), considered without regard to any materiality qualification, shall be true and correct as of the closing date of the merger, except for such failures of such representations and warranties to be true and correct as arise from events, occurrences or matters that, individually and in the aggregate, have not had and are not reasonably likely to have a material adverse effect on Pharmacia & Upjohn.

     - PERFORMANCE OF OBLIGATIONS OF PHARMACIA & UPJOHN AND UNIVERSITY ACQUISITION CORP. Each of Pharmacia & Upjohn and University Acquisition Corp. shall have performed in all material respects all obligations required to be performed by it under the merger agreement and the stock option agreement at or prior to the closing date of the merger.

     - REGULATORY CONSENTS. All filings required to be made prior to the effective time of the merger by Pharmacia & Upjohn with (and all consents, approvals and authorizations required to be obtained prior to the effective time of the merger by Pharmacia & Upjohn from) any governmental entity in connection with the execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement by Pharmacia & Upjohn and University Acquisition Corp. shall have been made or obtained, except where the failure to so make or obtain will not result in either a material adverse effect on SUGEN or a material adverse effect on Pharmacia & Upjohn.

     - TAX OPINION. SUGEN shall have received the opinion of Cooley Godward LLP, to the effect that the merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that each of Pharmacia & Upjohn, University Acquisition Corp., and SUGEN will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

     - NYSE LISTING. The shares of Pharmacia & Upjohn common stock to be delivered pursuant to the merger shall have been duly authorized for listing on the NYSE, subject to official notice of issuance.

     - ACCOUNTANT'S LETTER. Ernst & Young LLP shall have delivered to SUGEN a letter dated as of the closing date, stating that based upon discussions with officials of SUGEN responsible for financial accounting matters, and information furnished to Ernst & Young LLP to the date of its letter, Ernst & Young LLP concurs with SUGEN management's conclusion that, as of the date of its letter, no conditions exist related to SUGEN that would preclude Pharmacia & Upjohn from accounting for the merger as a pooling of interests.

     ADDITIONAL CONDITIONS TO PHARMACIA & UPJOHN'S OBLIGATIONS

     The obligations of Pharmacia & Upjohn and University Acquisition Corp. to effect the merger are also subject to the satisfaction or waiver, prior to the effective time of the merger, of the following additional conditions:

     - REPRESENTATIONS AND WARRANTIES.

        - The representations and warranties of SUGEN set forth in the merger agreement shall be true and correct in all material respects as of the date of the merger agreement;

        - The representations and warranties of SUGEN regarding capital structure, corporate authority and the absence of antitakeover restrictions shall be true and correct in all material respects as of the closing date of the merger; and

        - The representations and warranties of SUGEN set forth in the merger agreement (other than the representations and warranties, regarding capital stock, corporate authority and the absence of antitakeover restrictions), considered without regard to any materiality qualification, shall be true and correct as of the closing date of the merger, except for such failures of such representations and warranties to be true and correct as arise from events, occurrences or matters that, individually and in the aggregate, have not had and are not reasonably likely to have a material adverse effect on SUGEN.

     - PERFORMANCE OF OBLIGATIONS OF SUGEN. SUGEN shall have performed in all material respects all obligations required to be performed by it under the merger agreement and the stock option agreement at or prior to the closing date of the merger.

     - REGULATORY CONSENTS. All filings required to be made prior to the effective time of the merger by SUGEN with (and all consents, approvals and authorizations required to be obtained prior to the effective time of the merger by SUGEN from) any governmental entity in connection with the execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement by SUGEN shall have been made or obtained, except where the failure to so make or obtain will not result in either a material adverse effect on SUGEN or a material adverse effect on Pharmacia & Upjohn or have a significant adverse effect on the benefits to Pharmacia & Upjohn of the transactions contemplated by the merger agreement.

     - CONSENTS UNDER AGREEMENTS. SUGEN shall have obtained the consent or approval of each person whose consent or approval shall be required under each contract to which SUGEN is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have a material adverse effect on SUGEN, is not reasonably likely to materially adversely affect the ability of SUGEN to consummate the transactions contemplated by the merger agreement and is not reasonably likely to impair the ability of Pharmacia & Upjohn or any of its affiliates, following consummation of the merger, to conduct any material business or operations in any jurisdiction where they are now being conducted.

     - TAX OPINION. Pharmacia & Upjohn shall have received the opinion of Sullivan & Cromwell, to the effect that the merger will be treated for Federal income tax purposes as a reorganization within the meaning of
       Section 368(a) of the Internal Revenue Code, and that each of Pharmacia & Upjohn, University Acquisition Corp. and SUGEN will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

     - RIGHTS AGREEMENT. All necessary action shall have been taken to ensure that neither the entering into of the merger agreement nor the consummation of the merger will cause the preferred stock purchase rights issued pursuant to SUGEN's stockholder protection rights agreement to become exercisable, cause Pharmacia & Upjohn to become an "acquiring person" (as such term is defined in such rights agreement), or give rise to a "distribution date" or a "shares acquisition date" (as such terms are defined in such rights agreement).

     - AFFILIATES LETTERS. Pharmacia & Upjohn shall have received an affiliates letter from each person identified as an affiliate of SUGEN, including Zeneca Limited. An "affiliates letter" generally provides that the affiliate signing the affiliates letter will not engage in certain conduct (such as certain stock sales) which could affect the availability of pooling of interests accounting treatment for a business combination.

     - ACCOUNTANTS' LETTERS.

        - Ernst & Young LLP shall have delivered to Pharmacia & Upjohn the letter to be delivered to SUGEN by Ernst & Young LLP.

        - PricewaterhouseCoopers LLP shall have delivered to Pharmacia & Upjohn a letter dated as of the closing date, stating that, based upon discussions with officials of Pharmacia & Upjohn responsible for financial and accounting matters and the letter provided by Ernst & Young LLP to SUGEN, PricewaterhouseCoopers LLP concurs with Pharmacia & Upjohn management's conclusions that the merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, unless the failure to receive such letter has been proximately caused by Pharmacia & Upjohn's failure to issue or sell shares of Pharmacia & Upjohn common stock.

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

REPRESENTATIONS AND WARRANTIES OF PHARMACIA & UPJOHN AND SUGEN

     The merger agreement contains various customary representations and warranties of SUGEN and Pharmacia & Upjohn relating to, among other things:

     - corporate organization, good standing and qualification;

     - capital structure;

     - corporate power and authority to execute, deliver and perform its obligations under the merger agreement, and to consummate the merger;

     - governmental consents and regulatory approvals necessary to complete the merger;

     - documents filed with the SEC, including financial statements, and the accuracy of the information contained therein;

     - the fact that the transactions contemplated by the merger agreement will not violate Pharmacia & Upjohn's or SUGEN's organizational documents, the contracts to which SUGEN is a party or any law, rule or regulation;

     - the absence of certain material adverse changes or events;

     - material litigation;

     - compliance with applicable laws and required licenses and permits;

     - accounting and tax matters, including qualification of the merger as a "pooling of interests" transaction; and

     - brokers and finders.

     In addition, the merger agreement contains additional representations and warranties of SUGEN relating to:

     - employee benefit plans;

     - antitakeover statutes;

     - environmental matters;

     - tax matters, including tax return filings, audits and international tax rulings;

     - regulatory matters, including Food and Drug Administration warning letters, problem reports, product recall and material regulatory communications;

     - intellectual property matters;

     - product registration files;

     - Year 2000 compliance;

     - labor matters;

     - SUGEN's stockholder rights agreement;

     - supply arrangements; and

     - investigational compounds.

CONDUCT OF THE BUSINESSES OF SUGEN AND PHARMACIA & UPJOHN PRIOR TO THE MERGER

     SUGEN

     Pursuant to the merger agreement, SUGEN has agreed that, prior to the effective time of the merger, unless Pharmacia & Upjohn otherwise consents in writing and except as otherwise expressly contemplated in the merger agreement and the stock option agreement:

     - it will carry out its business and that of its subsidiaries, in all material respects, in the ordinary and usual course, and will use its commercially reasonable best efforts to preserve its business organization substantially intact and substantially maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

     - it will not issue, sell, pledge, dispose of or encumber any capital stock owned by it or by any of its subsidiaries;

     - it will not amend its certificate or bylaws or amend, modify or terminate the rights agreement, except as otherwise agreed;

     - it will not split, combine or reclassify its outstanding shares of capital stock;

     - it will not declare, set aside or pay any dividend payable in cash, stock or other property in respect of any capital stock;

     - it will not repurchase, redeem or otherwise acquire, except in connection with its stock option and stock purchase plans, any shares of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock;

     - it will not, and it will not permit any of its subsidiaries to, issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any voting debt or any other property or assets, with certain exceptions;

     - it will not, and it will not permit any of its subsidiaries to, other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its subsidiaries) or incur or modify any material indebtedness or other liability;

     - it will not, and it will not permit any of its subsidiaries to, make any commitments for, make or authorize any capital expenditures other than in the amounts set forth with respect to particular items in SUGEN's 1999 budget or, by any means, make any acquisition of, or investment in, assets or stock of any other person or entity;

     - it will not, except as may be required by existing contractual commitments, existing corporate policy with respect to severance or termination pay or as required by applicable law, enter into any new agreements or commitments for any severance or termination pay to, or enter into employment or severance agreements with, any of its directors, officers or employees, or terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any compensation and benefit plans or increase or accelerate the salary, wage, bonus or other compensation of any employees, officers or directors (except for increases in salaries, wages and cash bonuses of nonexecutive employees made in the ordinary course of business consistent with past practice) or pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing compensation and benefit plan;

     - it will not, and it will not permit any of its subsidiaries to, settle or compromise any material claims or litigation or modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims;

     - it will not, and it will not permit any of its subsidiaries to, make any tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business;

     - it will not, and it will not permit any of its subsidiaries to, except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it or its subsidiaries;

     - it will not, and it will not permit any of its subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of it or any of its subsidiaries not constituting an inactive subsidiary (other than the merger);

     - it will not, and it will not permit any of its subsidiaries to, knowingly take any action, or knowingly fail to take any action, that is reasonably likely to jeopardize the treatment of the merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code or that would cause any of its representations and warranties in the merger agreement to be or become untrue in any material respect;

     - it will not, and it will not permit any of its subsidiaries to, suffer or permit expenditures made or incurred by it or its subsidiaries for any period to materially exceed the projected expenses in SUGEN's 1999 budget for such period except for expenses incurred in connection with the transactions contemplated by the merger agreement; and

     - it will not, and it will not permit any of its subsidiaries to, offer to, or enter into an agreement to, do any of the foregoing.

     PHARMACIA & UPJOHN

     Pursuant to the merger agreement, Pharmacia & Upjohn has agreed that, prior to the effective time unless SUGEN shall otherwise consent in writing and except as otherwise expressly contemplated by the merger agreement and the stock option agreement:

     - it shall not amend the terms of the Pharmacia & Upjohn common stock;

     - it shall not acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any corporation, partnership, joint venture, association or other business organization or division thereof, or otherwise acquire or agree to acquire, or dispose of or agree to dispose of, any assets of any person, which, in each case, could reasonably be expected to delay materially the consummation of, or increase materially the risk of non-consummation of, the transaction contemplated by the merger agreement;

     - it shall not, except as may be required as a result of a change in law or in generally accepted accounting principles, change, in any material respect, any of the accounting practices or principles used by it;

     - it shall not knowingly take any action that would result in a failure of Pharmacia & Upjohn common stock to be listed on the NYSE;

     - it will not, and it will not permit any of its subsidiaries to, knowingly take any action, or knowingly fail to take any action, that is reasonably likely to jeopardize the treatment of the merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code or that would cause any of its representations and warranties in the merger agreement to be or become untrue in any material respect; and

     - it will not, and it will not permit any of its subsidiaries to, offer to, or enter into any agreement to, do any of the foregoing.

NO SOLICITATION OF ACQUISITION PROPOSALS

     The merger agreement provides that SUGEN shall, and shall cause its nonstockholder affiliates and the officers, directors and employees of SUGEN and its subsidiaries to, and shall instruct its stockholder affiliates and the representatives and agents of SUGEN and its subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by SUGEN or any of its subsidiaries) to:

     - immediately cease and terminate any existing activities, discussions or negotiations, if any, with any parties conducted with respect to any acquisition or exchange of all or any material portion of the assets of, or more than 15% of the equity interest in, SUGEN or any of its subsidiaries or any business combination, merger or similar transaction with or involving SUGEN or any subsidiary; and

     - not, directly or indirectly, knowingly encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information or data to, any corporation, partnership, person or other entity or group with respect to any inquiries or the making of any offer or proposal concerning an acquisition proposal or otherwise knowingly facilitate any effort or attempt to make or implement an acquisition proposal.

     However, prior to the adoption of the merger by SUGEN's stockholders, SUGEN may furnish information and access, but only in response to a request for information or access, to any person or entity making a bona fide written acquisition proposal to the board of directors of SUGEN which was not knowingly encouraged, solicited or initiated by SUGEN or any of its affiliates or any director, employee, representative or agent of SUGEN or any of its subsidiaries and may participate in discussions and negotiate with such person or entity concerning any such acquisition proposal, if:

     - SUGEN's board of directors determines in good faith, taking into account the written, reasoned advice of outside counsel to SUGEN, that failing to provide such information or access or to participate in such discussions or negotiations would constitute a breach of such board's fiduciary duties under applicable law;

     - SUGEN's board of directors determines in good faith, taking into account the advice of financial advisors to SUGEN, that such acquisition proposal, if accepted, is reasonably likely to be consummated and would result in a transaction more favorable to SUGEN's stockholders from a financial point of view than the transaction contemplated by the merger agreement; and

     - SUGEN's board of directors receives from the person making such acquisition proposal an executed confidentiality agreement which is no less favorable to SUGEN and no less restrictive to the person making the acquisition proposal than the confidentiality agreement between SUGEN and Pharmacia & Upjohn.

     The merger agreement requires that SUGEN:

     - notify Pharmacia & Upjohn within 36 hours if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with SUGEN;

     - indicate to Pharmacia & Upjohn the identity of the offeror and the terms and conditions of any such proposal and thereafter keep Pharmacia & Upjohn informed of the status and terms of such proposals and the status of such negotiations or discussions; and

     - provide Pharmacia & Upjohn with copies of any such acquisition proposals made in writing and five days' advance notice of its intention to enter into any agreement with or to provide any information to any person or entity making any such inquiry or proposal.

     An "acquisition proposal" is any offer or proposal concerning any acquisition or exchange of all or any material portion of the assets of, or more than 15% of the equity interest in, SUGEN or any of its subsidiaries or any business combination, merger or similar transaction with or involving SUGEN or any of its subsidiaries or any division of SUGEN.

CONDUCT OF THE BUSINESS OF THE COMBINED COMPANIES FOLLOWING THE MERGER

     Following the merger, SUGEN will be a wholly owned subsidiary of Pharmacia & Upjohn. Pursuant to the merger agreement, the certificate and bylaws of incorporation of University Acquisition Corp. as in effect immediately prior to the effective time of the merger shall be the certificate of incorporation and bylaws of SUGEN, and thereafter may be amended in accordance with their respective terms as provided in the Delaware General Corporation Law.

AFFILIATE AGREEMENTS

     Prior to the effective time of the merger, Pharmacia & Upjohn has agreed to deliver to SUGEN the names of those persons who are, in the opinion of Pharmacia & Upjohn, affiliates of SUGEN within the meaning of Rule 145 under the Securities Act and for the purposes of applicable interpretations regarding the pooling of interests method of accounting. SUGEN has agreed to provide to Pharmacia & Upjohn such information as Pharmacia & Upjohn shall reasonably request regarding such persons. SUGEN has agreed to use reasonable efforts to deliver or cause to be delivered to Pharmacia & Upjohn, prior to the date of the stockholders meeting, from each of such affiliates of SUGEN, including Zeneca Limited, an affiliates letter. An "affiliates letter" generally provides that the affiliate which signs the affiliates letter will not engage in certain conduct (such as certain stock sales) which could affect the availability of pooling of interests accounting treatment for a business combination.

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

TERMINATION, AMENDMENT OR WAIVER

     TERMINATION

     The merger agreement may be terminated at any time prior to the closing date, whether before or after the approval by the stockholders of SUGEN:

     - by the mutual written consent of SUGEN, Pharmacia & Upjohn and University Acquisition Corp., by action of their respective boards of directors; or

     - by either Pharmacia & Upjohn or SUGEN if:

        - the merger is not completed by the termination date for the merger agreement, which is November 30, 1999, so long as the failure to consummate the merger by such date was not proximately caused by, or the result of, a breach of the merger agreement by the terminating party, provided, however, that if a request for additional information is received from the antitrust authorities, such date will be extended to the thirtieth day following certification by Pharmacia & Upjohn and/or SUGEN, as applicable, have complied substantially with such request, but in any event not later than January 31, 2000;

        - the special meeting of SUGEN stockholders shall have been convened and the adoption of the merger agreement shall not have been obtained at the special meeting; or

        - any order permanently restraining, enjoining or otherwise prohibiting the merger shall become final and non-appealable, provided, that the right to terminate the merger for this reason will not be available to any party which has breached its covenant to use commercially reasonable best efforts to prevent such order from being issued and to use commercially reasonable best efforts to cause such order to be lifted; or

     - by Pharmacia & Upjohn if:

        - the SUGEN board of directors shall have withdrawn or adversely modified its approval or recommendation of the merger agreement or failed to reconfirm its recommendation of the merger agreement within five calendar days after a written request by Pharmacia & Upjohn to do so; or

        - there has been a material breach by SUGEN of any representation, warranty, covenant or agreement of SUGEN contained in the merger agreement such that the conditions to the obligations of Pharmacia & Upjohn relating to the accuracy of SUGEN's representations or the performance by SUGEN of its obligations will not be satisfied; provided, however, that, if such breach is curable by SUGEN through the exercise of reasonable best efforts and such cure is reasonably likely to be completed prior to the termination date for the merger agreement, then for so long as SUGEN continues to exercise reasonable best efforts, Pharmacia & Upjohn may not terminate the merger agreement under this provision; or

     - by SUGEN if:

        - SUGEN is not in material breach of any of the terms of the merger agreement; and

        - SUGEN's board of directors authorizes SUGEN, subject to the terms of the merger agreement, to enter into a binding written agreement concerning an acquisition proposal as to which SUGEN's board of directors has made the determinations summarized in the first two bullet points in the second paragraph under "No Solicitation of Acquisition Proposals" above, and SUGEN notifies Pharmacia & Upjohn in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice; and

        - Pharmacia & Upjohn does not make, within five calendar days of receipt of SUGEN's written notification of its intention to enter into such an agreement, an offer that is at least as favorable, from a financial point of view, to the stockholders of SUGEN as the proposal as to which SUGEN gave notice; or

        - if there has been a material breach by Pharmacia & Upjohn or University Acquisition Corp. of any representation, warranty, covenant or agreement of Pharmacia & Upjohn or University Acquisition Corp. contained in the merger agreement such that the conditions to the obligations of SUGEN relating to the accuracy of Pharmacia & Upjohn's and University Acquisition Corp.'s representations or the performance by them of their obligations will not be satisfied; provided, however, that, if such breach is curable by Pharmacia & Upjohn through the exercise of reasonable best efforts and such cure is reasonably likely to be completed prior to the termination date for the merger agreement, then for so long as Pharmacia & Upjohn continues to exercise reasonable best efforts to cure such breach, SUGEN may not terminate the agreement under this provision.

     AMENDMENT

     Subject to the provisions of applicable law, at any time prior to the effective time of the merger, the parties to the merger agreement may modify or amend the merger agreement, by written agreement executed and delivered by duly authorized officers of such parties.

     WAIVER

     The conditions to each of the parties' obligations to consummate the merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

TERMINATION FEE AND EXPENSE REIMBURSEMENT

     SUGEN has agreed to pay to Pharmacia & Upjohn a termination fee equal to $16,900,000 and to reimburse Pharmacia & Upjohn's expenses up to $5,000,000 if:

     - the merger agreement is terminated as a result of the occurrence of all of the following events:

        - a bona fide acquisition proposal shall have been made to SUGEN or any of its subsidiaries or any of its stockholders, or any person shall have announced an intention to make an acquisition proposal with respect to SUGEN or any of its subsidiaries, and on or following the date of the merger agreement but prior to the date of the stockholders meeting such acquisition proposal is or becomes publicly known; and

        - on or following the date of the merger agreement and prior to the time such acquisition proposal is or becomes publicly known, the occurrence of a material adverse effect on Pharmacia & Upjohn shall not have become publicly known; and

        - on or following the date on which such acquisition proposal, is or becomes publicly known, the merger agreement is terminated by either Pharmacia & Upjohn or SUGEN because the special meeting shall have been convened and the adoption of the merger agreement shall not have been obtained at the special meeting; or

     - the merger agreement is terminated by SUGEN because it received an acquisition proposal as to which SUGEN's board of directors has made the determinations summarized in the first two bullet points in the second paragraph under "No Solicitations of Acquisition Proposals" above, and Pharmacia & Upjohn, did not make, within five days of receipt of written notice of such proposal, an offer that is at least as favorable, from a financial point of view, to the stockholders of SUGEN as such acquisition proposal; or

     - the merger agreement is terminated by Pharmacia & Upjohn because the SUGEN board withdrew or adversely modified its approval or recommendation of the merger agreement or failed to reconfirm its recommendation within five calendar days after a written request by Pharmacia & Upjohn to do so.

     No termination fee shall be payable to Pharmacia & Upjohn because of a termination involving a bona fide acquisition proposal or the failure of Pharmacia & Upjohn to make an offer at least as favorable as an existing acquisition proposal unless and until any person or entity (other than Pharmacia & Upjohn) has acquired, by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions within 18 months of such termination, a majority of the voting power of the outstanding securities of SUGEN or there has been consummated a merger, consolidation or similar business combination between SUGEN and an acquiring party or an affiliate thereof as a result of which the stockholders of SUGEN immediately prior to the transaction do not own at least 75% of the surviving entity.

FUNDING ARRANGEMENT

     Pharmacia & Upjohn agreed to cause one of its wholly owned subsidiaries, referred to as the Lender, to make available as a loan to SUGEN:

     - $15 million, or such lesser amount as SUGEN elects to borrow, on September 1, 1999; and

     - an additional $10 million, or such lesser amount as SUGEN elects to borrow, on November 1, 1999; and

     - an additional $10 million, or such lesser amount as SUGEN elects to borrow, on December 31, 1999.

     The Lender will not be obligated to make any loan if, on or prior to the funding date for such loan, there has been a material breach by SUGEN of any covenant or agreement contained in the merger agreement. In addition, the Lender shall not be obligated to make the second or third loan if, on or prior to the funding date for any such loan:

     - the special meeting shall have been convened and the SUGEN stockholders shall not have adopted the merger agreement; or

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

     - SUGEN shall have terminated the merger agreement, other than pursuant to the provisions described in the first or third subclause of the first bullet point under the heading "Termination, Amendment or Waiver -- Termination" beginning on page 51 or the provision described in the second subclause of the third bullet point under such heading.

     Unless the Lender and SUGEN agree otherwise, each loan will mature on a date not later than the fifth anniversary of the funding date for such loan determined, if possible, by mutual agreement between Pharmacia & Upjohn and SUGEN or, if necessary, by mediation. The maturity date of each loan will be changed to the first anniversary of the funding date for such loan upon the occurrence of one of the events described in either sentence of the previous paragraph.

     Pharmacia & Upjohn and SUGEN have agreed that the terms and conditions of, and the definitive documentation concerning the loans will be reasonable and customary in light of SUGEN's creditworthiness, business prospects and industry. Pharmacia & Upjohn and SUGEN have agreed to negotiate in good faith concerning the terms and conditions of, and documentation for, the loans and the consents, waivers and approvals necessary or appropriate in connection with the funding of the loans on and subject to the terms and conditions of, and documentation for, the loans. The terms, conditions, documentation and waivers will be determined, if possible, by the mutual agreement of Pharmacia & Upjohn and SUGEN or, if necessary, by mediation.

INDEMNIFICATION AND INSURANCE

     The merger agreement provides that following the merger, Pharmacia & Upjohn will indemnify, defend and hold harmless, and provide advancement of expenses to, all individuals entitled to indemnification pursuant to SUGEN's certificate of incorporation and bylaws as in effect on June 15, 1999, against any costs or expenses (including reasonable attorneys' fees) incurred in connection with any claims or action arising out of matters existing or occurring at or prior to the merger. However, any person to whom expenses are advanced must provide an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification. All indemnification will be made to the fullest extent that SUGEN would have been permitted prior to or at the merger date under the Delaware General Corporation Law.

                             STOCK OPTION AGREEMENT

     As a condition and inducement to entering into the merger agreement, SUGEN granted to Pharmacia & Upjohn an option to purchase shares of its common stock equal to 19.9% of its currently outstanding shares pursuant to a stock option agreement. Because the description of the stock option agreement contained in this Proxy Statement/ Prospectus is a summary, it does not contain all the information that may be important to you. You should carefully read the entire copy of the stock option agreement attached as Annex B to this Proxy Statement/Prospectus.

TERMS OF THE OPTION

     NUMBER OF SHARES AND EXERCISE PRICE

     Under the stock option agreement, SUGEN has granted to Pharmacia & Upjohn an option to purchase up to 19.9% of SUGEN common stock at an exercise price per share equal to $31.00.

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

     The number and type of securities subject to the stock option and the related exercise price will be adjusted for any change in or distribution in respect of SUGEN's common stock by reason of a reclassification, recapitalization, stock split, split-up, combination, exchange of shares, stock dividend, dividend payable in any other securities, or any similar event so as to preserve the economic benefits provided under the stock option agreement. The number of shares of SUGEN's stock subject to the stock option will also be adjusted in the event SUGEN issues additional shares of its stock such that the number of shares of SUGEN common stock subject to the stock option, together with shares previously purchased pursuant thereto, represents 19.9% of SUGEN's common stock then issued and outstanding, without giving effect to shares subject to or issuable pursuant to the stock option.

     EXERCISE RIGHTS

     Pharmacia & Upjohn may exercise the stock option if:

     - any of the three triggering events described in the first paragraph under "Termination Fee and Expense Reimbursement" on page 53 occurs, or

     - SUGEN notifies Pharmacia & Upjohn that it has received an acquisition proposal as to which SUGEN's board of directors has made the determinations summarized in the first two bullet points in the second paragraph under "The Merger Agreement -- No Solicitation of Acquisition Proposals" beginning on page 49 and Pharmacia & Upjohn notifies SUGEN that it does not intend to match such acquisition proposal.

     EXPIRATION

     To the extent the stock option has not been exercised, the stock option agreement will expire upon the earliest of:

     - the effective time of the merger;

     - twelve months after the date of termination of the merger agreement pursuant to a negative SUGEN stockholder vote, a superior proposal which is not met by Pharmacia & Upjohn or a withdrawal or adverse modification by the SUGEN board of its recommendation of the merger; and

     - fifteen days following the termination of the merger agreement prior to a purchase event.

REPURCHASE AT THE OPTION OF SUGEN

     Pursuant to the stock option agreement, SUGEN has the right to repurchase any shares of SUGEN common stock purchased by Pharmacia & Upjohn pursuant to the stock option for a period of 180 days after each date on which the stock option is exercised. The price per share SUGEN will pay upon a repurchase event is equal to the higher of the purchase price and the volume weighted average of the daily closing prices of SUGEN's common stock during the period after which the particular option was exercised and before the SUGEN repurchase request.

REGISTRATION RIGHTS

     Pursuant to the stock option agreement, Pharmacia & Upjohn has the right to require SUGEN to file up to two registration statements under the Securities Act in order to

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

permit the sale or other disposition of any stock option shares. In addition, if SUGEN files a registration statement for other shares of its common stock, SUGEN will allow Pharmacia & Upjohn to participate in such registration, subject to certain limitations. In connection with any registration described above, SUGEN and Pharmacia & Upjohn will provide to each other and any underwriter of the offering customary representations, warranties, covenants, indemnifications and contributions.

LIMITATION OF PROFIT

     Pharmacia & Upjohn's total profit under the stock option agreement shall in no event exceed $21,900,000. The total profit under the stock option agreement is the sum of any termination fee paid by SUGEN to Pharmacia & Upjohn pursuant to the merger agreement plus any net cash proceeds received by Pharmacia & Upjohn from the transfer or sale of SUGEN common stock to a third party which acquires more than 50% of SUGEN's outstanding voting securities.

EFFECT OF STOCK OPTION AGREEMENT

     The stock option agreement increases the likelihood that the merger will be consummated in accordance with the terms of the merger agreement. The stock option agreement would have the effect of making an acquisition or other combination of SUGEN by or with a third party more costly because of the need in any such transaction to acquire, account for or pay the price of the stock option shares that would be issued under the stock option agreement. SUGEN believes that the exercisability of the stock option could prohibit any other acquiror of SUGEN during the next two years from accounting for any such acquisition by using the pooling of interests accounting method. Accordingly, the stock option agreement may discourage a third party who might be interested in effecting such an acquisition or combination from considering or proposing the transaction or may cause such third party to offer to pay a lower price than such party would have proposed if pooling of interest accounting were available. In addition, Pharmacia & Upjohn would have a significant stake in SUGEN if it exercised the stock option and held the stock.

                                VOTING AGREEMENT

     Contemporaneously with the execution and delivery of the merger agreement, Pharmacia & Upjohn, Zeneca Limited, the holder of 3,036,016 shares of SUGEN common stock, and Stephen Evans-Freke, SUGEN's Chairman of the Board and Chief Executive Officer and the holder of 544,136 shares of SUGEN common stock, executed and delivered a voting agreement pursuant to which such stockholders agreed:

     - to vote FOR adoption of the merger agreement at every meeting of SUGEN stockholders at which such matter is considered and at every adjournment thereof; and

     - not to enter into any voting trust or voting agreement or grant any proxies or powers of attorney with respect to such stockholder's shares of SUGEN common stock; and

     - not to solicit or knowingly encourage acquisition proposals.

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

     The voting agreement will terminate on the earliest to occur of:

     - the termination of the merger agreement; or

     - the effective time of the merger; or

     - June 15, 2000.

     The foregoing is a summary description of the voting agreement. The voting agreement is an exhibit to the registration statement that Pharmacia & Upjohn has filed with the SEC in connection with the merger.

                DESCRIPTION OF PHARMACIA & UPJOHN CAPITAL STOCK

     The following summary is a description of the material terms of Pharmacia & Upjohn capital stock, does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporation Law, Pharmacia & Upjohn's certificate of incorporation and Pharmacia & Upjohn's bylaws, all of which are on file with the SEC.

AUTHORIZED CAPITAL STOCK

     Pharmacia & Upjohn's authorized capital stock consists of 1,500,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share, of which 7,500 shares are designated Series A Convertible Perpetual Preferred Stock.

PREFERRED STOCK

     As of July 29, 1999, 6,777 shares of Series A Convertible Perpetual Preferred Stock were outstanding. 5,066,651 shares are designated Participating Preferred Stock and are reserved for issuance upon exercise of the rights distributed to the holders of Pharmacia & Upjohn common stock pursuant to the Pharmacia & Upjohn rights agreement referred to below.

     SERIES A CONVERTIBLE PERPETUAL PREFERRED STOCK

     DESIGNATION AND AMOUNT. The Series A Convertible Perpetual Preferred Stock has a par value of $0.01 per share and a liquidation preference of $40,300.00 per share, plus accrued and unpaid dividends. The authorized number of shares of Series A Convertible Perpetual Preferred Stock is 7,500.

     RANK. With respect to dividend rights and rights on liquidation, dissolution and winding-up, the Series A Convertible Perpetual Preferred Stock ranks senior to all classes of stock of Pharmacia & Upjohn except those classes of preferred stock expressly designated as ranking on a parity with the Series A Convertible Perpetual Preferred Stock.

     DIVIDENDS. The holders of Series A Convertible Perpetual Preferred Stock are entitled to receive, when, as and if declared by Pharmacia & Upjohn's board out of funds legally available therefor, cash dividends in an amount per share not to exceed $2,518.75 per annum, payable quarterly in arrears. No interest accrues on accumulated but unpaid dividends. Holders of shares of Series A Convertible Perpetual Preferred Stock are not entitled to any other dividends.

     REDEMPTION. Upon the giving of notice, on or after July 20, 1999, Pharmacia & Upjohn, at its option, will be entitled to redeem any or all shares of Series A Convertible

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

Perpetual Preferred Stock, at a redemption price of $40,300.00 per share, plus an amount equal to all accrued and unpaid dividends thereon to and including the date of redemption (the "Redemption Price").

     In addition, Pharmacia & Upjohn must redeem the Series A Convertible Perpetual Preferred Stock at the Redemption Price if the following events occur
(i) when and to the extent necessary for such holder to make any payments of principal, interest or premium due and payable under the promissory note given by Pharmacia & Upjohn's Employee Stock Option Plan from the trustee for the Employee Stock Option Plan to Pharmacia & Upjohn or any indebtedness, expenses or costs incurred by the holder for the benefit of the Employee Stock Option Plan, or (ii) in the event that the Employee Stock Option Plan is not initially determined by the Internal Revenue Service to be qualified. In lieu of paying the Redemption Price in cash, Pharmacia & Upjohn may, at its sole option, make payment of the Redemption Price in shares of common stock, or in a combination of common stock and cash, with any such shares of common stock to be valued at the fair market value (as that term is defined in Pharmacia & Upjohn's Certificate of Incorporation) of the common stock on the date as of which the Series A Convertible Perpetual Preferred Stock is to be redeemed.

     CONVERSION RIGHTS. The holders of shares of Series A Convertible Perpetual Preferred Stock have the right, at their option, to convert any or all of such shares into shares of common stock initially at a conversion price equal to $40.30 per share of common stock, with each share of Series A Convertible Perpetual Preferred Stock being valued at $40,300 for such purpose. The current conversion price is 1,450 shares of common stock per share of Series A Convertible Perpetual Preferred Stock.

     VOTING RIGHTS. Each share of Series A Convertible Perpetual Preferred Stock has voting rights equal to the number of shares of common stock into which such Series A Convertible Perpetual Preferred Stock is convertible, voting together with the holders of common stock as one class. The vote of at least
66 2/3% of the outstanding Series A Convertible Perpetual Preferred Stock, voting separately as a series, is required to adopt any alteration, amendment or repeal of any provision of Pharmacia & Upjohn's certificate of incorporation, if such amendment, alteration or repeal would alter or change the powers, preferences or special rights of the Series A Convertible Perpetual Preferred Stock so as to affect them adversely.

     LIQUIDATION RIGHTS. Upon any voluntary or involuntary liquidation, dissolution or winding-up of Pharmacia & Upjohn (collectively, a "Liquidation"), the holders of Series A Convertible Perpetual Preferred Stock will be entitled to receive liquidating distributions in the amount of $40,300 per share, plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for distribution, before any distribution or payment is made to holders of common stock or on any other class of Pharmacia & Upjohn stock ranking junior as to dividends or assets distributable upon Liquidation to the holders of shares of Series A Convertible Perpetual Preferred Stock. After the payment to the holders of the Series A Convertible Perpetual Preferred Stock of the full preferential amounts described above, the holders of the Series A Convertible Perpetual Preferred Stock will not be entitled to any further participation in any distribution or payment by Pharmacia & Upjohn.

     CONSOLIDATION, MERGER. In the event Pharmacia & Upjohn consummates any consolidation or merger or similar business combination, pursuant to which the outstanding shares of common stock are exchanged solely for or changed, reclassified or converted solely into stock of any successor or resulting corporation that constitutes "qualifying

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

employer securities" with respect to a holder of Series A Convertible Perpetual Preferred Stock within the meaning of Section 409(1) of the Code and Section 407(d)(5) of ERISA or any successor provisions of law, the Series A Convertible Perpetual Preferred Stock of such holder will be assumed by and will become preferred stock of such successor or resulting corporation, having in respect of such corporation the same powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions that the Series A Convertible Perpetual Preferred Stock had immediately prior to such transaction.

     In the event Pharmacia & Upjohn consummates any business combination of the type described in the preceding paragraph pursuant to which the outstanding shares of common stock are exchanged for consideration that does not constitute "qualifying employer securities," the outstanding shares of Series A Convertible Perpetual Preferred Stock shall be automatically converted into the number of shares of common stock into which such shares of Series A Convertible Perpetual Preferred Stock is convertible, subject, however, to the right of the holder of any such share of Series A Convertible Perpetual Preferred Stock to elect instead to receive from Pharmacia & Upjohn cash equal to the amount payable in respect of Series A Convertible Perpetual Preferred Stock upon liquidation of Pharmacia & Upjohn.

     OTHER SERIES OF PREFERRED STOCK

     Pharmacia & Upjohn's board is authorized to issue shares of preferred stock, in one or more series, and to fix for each such series the designations and relative powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, as are permitted by the Delaware General Corporation Law. As of the date hereof, no shares of any other series of Pharmacia & Upjohn preferred stock are outstanding.

COMMON STOCK

     As of July 29, 1999, 506,665,132 shares of Pharmacia & Upjohn common stock were outstanding. In addition, 2,053,475 shares of Pharmacia & Upjohn common stock were held in the treasury of Pharmacia & Upjohn, and 34,451,128 shares of Pharmacia & Upjohn common stock were reserved for issuance pursuant to Pharmacia & Upjohn's employee benefit plans. Immediately following the merger, approximately 516,344,225 shares of Pharmacia & Upjohn common stock will be outstanding and approximately 36,128,962 shares of Pharmacia & Upjohn common stock will be reserved for issuance pursuant to Pharmacia & Upjohn's employee benefit plans.

     The holders of Pharmacia & Upjohn common stock are entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Pharmacia & Upjohn board, subject to any preferential dividend rights which may be granted to holders of any preferred stock authorized and issued by the Pharmacia & Upjohn board. Pharmacia & Upjohn will not be able to pay any dividend or make any distribution of assets on shares of common stock until dividends on shares of Pharmacia & Upjohn Series A Convertible Perpetual Preferred Stock and on any other shares of Pharmacia & Upjohn preferred stock then outstanding with dividend or distribution rights senior to the common stock have been paid. In the event of a liquidation, dissolution or winding up, each share of Pharmacia & Upjohn common stock is entitled to share pro rata in any distribution of Pharmacia & Upjohn's assets after payment or providing for the payment of liabilities and any liquidation preference of any preferred

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

stock authorized and issued by the Pharmacia & Upjohn board. Each holder of Pharmacia & Upjohn common stock is entitled to one vote for each share of Pharmacia & Upjohn common stock held of record on the applicable record date on all matters submitted to a vote of stockholders, including the election of directors.

     Holders of Pharmacia & Upjohn common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights, redemption rights or sinking fund provisions with respect to Pharmacia & Upjohn common stock. The outstanding shares of Pharmacia & Upjohn common stock are, and the shares of Pharmacia & Upjohn common stock issued in connection with the merger will be, duly authorized, validly issued, fully paid and nonassessable.

     Harris Trust & Savings Bank is the transfer agent and registrar for Pharmacia & Upjohn stock.

     Pharmacia & Upjohn common stock is listed on the New York Stock Exchange under the symbol "PNU." Swedish Depositary Shares, each representing one share of common stock, are traded on the Stockholm Stock Exchange under the symbol "PH&U." The shares of Pharmacia & Upjohn common stock issuable in the merger have been approved for listing on the New York Stock Exchange.

RIGHTS AGREEMENT

     Pharmacia & Upjohn's Stockholder Protection Rights Agreement, dated as of March 4, 1997, provides for the issuance of one right to the holder of each share of Pharmacia & Upjohn common stock ("Rights"). The Rights initially are represented only by the certificates for the common stock and will not trade separately from the common stock unless and until:

     - ten days after it is announced by Pharmacia & Upjohn that a person or group has become the beneficial owner of 15% or more of the outstanding common stock; or

     - ten business days (or such later date as the board of directors may fix by resolution) after the date a person or group commences a tender or exchange offer that would result in such person or group becoming an Acquiring Person.

     If and when the Rights separate prior to the Flip-in Date occurring (as described below), each Right will entitle the holder to purchase 1/100 of a share of Series A Participating Preferred Stock for an exercise price of $150. Each 1/100 of a share of Participating Preferred Stock would have economic and voting terms equivalent to one share of Pharmacia & Upjohn common stock.

     Upon the tenth day after the announcement by Pharmacia & Upjohn that any person or group has become an acquiring person (the "Flip-in Date"), each Right (other than Rights beneficially owned by the Acquiring Person or its transferees, which Rights will become void) will entitle its holder to purchase, for the exercise price, a share of common stock having a market value of twice the exercise price. Also, if, after the Flip-in Date, the Acquiring Person controls the board of directors and:

     - Pharmacia & Upjohn is involved in a merger or similar form of business combination and (i) any term of the transaction provides for different treatment of the shares of capital stock held by the Acquiring Person as compared to the shares of capital stock held by all other stockholders or
       (ii) the person with whom such transaction occurs is the Acquiring Person or an affiliate thereof; or

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     - Pharmacia & Upjohn sells or transfers assets representing more than 50%
       of its assets or generating more than 50% of its operating income or cash flow to any person other than Pharmacia & Upjohn or its wholly owned subsidiaries,

then each Right will entitle its holder to purchase, for the exercise price, a share of the common stock of such purchasing person having a market value of twice the exercise price. If any person or group acquires from 15% to and including 50% of the common stock, the board of directors may, at its option, exchange each outstanding Right, except for those held by an Acquiring Person or their transferees, for one share of common stock.

     The Rights will not prevent a takeover of Pharmacia & Upjohn. However, the Rights may cause substantial dilution to a person or group that acquires 15% or more of the common stock unless the Rights are first redeemed by the board of directors.

     The Rights expire on March 27, 2007, unless this expiration date is extended or the Rights are exchanged or redeemed by Pharmacia & Upjohn before such date. Prior to an announcement by a person or group of its intent to acquire 15% or more of the outstanding Pharmacia & Upjohn common stock, Pharmacia & Upjohn may redeem the Rights in whole, but not in part, for $0.01 per Pharmacia & Upjohn Right, or it may amend the rights agreement in any way without the consent of the holders of the Rights.

                        COMPARISON OF STOCKHOLDER RIGHTS

     As a result of the merger, holders of SUGEN common stock will become holders of Pharmacia & Upjohn common stock. The following is a summary of certain of the material differences between the rights of holders of SUGEN common stock and the rights of holders of Pharmacia & Upjohn common stock.

     The following summary does not purport to be a complete statement of the rights of holders of Pharmacia & Upjohn common stock and SUGEN common stock. You should also refer to the Delaware General Corporation Law, and the certificates of incorporation and bylaws of Pharmacia & Upjohn and SUGEN. See "Description of Pharmacia & Upjohn Capital Stock" on page 57 for a summary of certain other rights relating to the Pharmacia & Upjohn common stock.

     SUGEN stockholders' rights are currently governed by SUGEN's charter and bylaws and applicable provisions of the Delaware General Corporation Law. Pharmacia & Upjohn stockholders' rights are currently governed by Pharmacia & Upjohn's charter and bylaws and the same provisions of the Delaware General Corporation Law.

     Because SUGEN and Pharmacia & Upjohn are both organized under the laws of the state of Delaware, any differences in your rights as a stockholder of SUGEN and Pharmacia & Upjohn will arise solely from differences in the charters and bylaws of SUGEN and Pharmacia & Upjohn rather than from differences of law. The following summary highlights important similarities and differences between the rights of current holders of Pharmacia & Upjohn common stock and current holders of SUGEN common stock. This summary does not purport to be a complete discussion of the charters and bylaws of SUGEN and Pharmacia & Upjohn. It is qualified in its entirety by reference to these documents, copies of which are on file with the SEC.

                            AUTHORIZED CAPITAL STOCK

            PHARMACIA & UPJOHN                                  SUGEN
            ------------------                                  -----
Pharmacia & Upjohn's charter authorizes      SUGEN's charter authorizes SUGEN to issue
Pharmacia & Upjohn to issue 1,600,000,000    50,000,000 shares of capital stock, of
shares of capital stock, of which:           which:
- 1,500,000,000 shares are designated        - 30,000,000 shares are designated common
  common stock, $0.01 par value per share;     stock, $0.01 par value per share; and
  and                                        - 20,000,000 shares are designated
- 100,000,000 shares are designated          preferred stock, $0.01 par value per share.
  preferred stock, $0.01 par value per
  share; including 7,500 shares of Series A
  Convertible Perpetual Preferred Stock,
  $0.01 par value per share.

                                 PREFERRED STOCK

            PHARMACIA & UPJOHN                                  SUGEN
            ------------------                                  -----
Pharmacia & Upjohn's board of directors is   The preferred stock may be issued from time
authorized to issue shares of preferred      to time in one or more series. The board of
stock in one or more series, and to fix for  directors is authorized to fix or alter
each such series the designations and        from time to time the designation, powers,
relative powers, preferences, conversion or  preferences and rights of the shares of
other rights, voting powers, restrictions,   each such series and the qualifications,
limitations as to dividends,                 limitations or restrictions of any wholly
qualifications, or terms or conditions of    unissued series of preferred stock, and to
redemption, as are permitted by the          establish from time to time the number of
Delaware General Corporation Law. As of the  shares constituting any such series or any
date hereof, no shares of any series of      of them; and to increase or decrease the
Pharmacia & Upjohn preferred stock other     number of shares of any series subsequent
than Series A Convertible Perpetual          to the issuance of shares of that series,
Preferred Stock are outstanding. See         but not below the number of shares of such
"Description of Pharmacia & Upjohn Capital   series then outstanding. In connection with
Stock" beginning on page 57.                 the SUGEN Rights Plan, 300,000 shares of
                                             the authorized preferred stock were
                                             designated as Series A Junior Participating
                                             Preferred Stock ("Junior Preferred Stock").
                                             Each share of Junior Preferred Stock
                                             entitles the holder thereof to 100 votes on
                                             all matters submitted to a vote of the
                                             stockholders and shall rank, with respect
                                             to the payment of dividends and the
                                             distribution of assets, junior to all
                                             series of any other class of SUGEN's
                                             preferred stock. Subject to the rights of
                                             the holders of any shares of preferred
                                             stock with respect to dividends, the
                                             holders of shares of Junior Preferred
                                             Stock, in preference to the holders of
                                             common stock, shall be entitled to receive,
                                             when, as and if declared by the SUGEN
                                             board, quarterly dividends.

                                   DIVIDENDS

            PHARMACIA & UPJOHN                                  SUGEN
            ------------------                                  -----
Common Stock: Subject to all the rights of   Common Stock: Subject to all the rights of
the preferred stock, except as may be        the preferred stock, except as may be
expressly provided with respect to the       expressly provided with respect to the
preferred stock, by law or by the board      preferred stock, by law or by the board
pursuant to Article IV of the Certificate    pursuant to the Certificate of
of Incorporation, dividends may be declared  Incorporation, dividends may be declared
and paid or set apart for payment upon the   and paid or set apart for payment upon the
common stock only out of any assets or       common stock out of any assets or funds of
funds of Pharmacia & Upjohn legally          SUGEN legally available for the payment of
available for the payment of dividends.      dividends.

                                 VOTING RIGHTS

            PHARMACIA & UPJOHN                                  SUGEN
            ------------------                                  -----
One vote per share of common stock.          One vote per share of common stock; 100
                                             votes per share of Junior Preferred Stock.
Holders of common stock may not cumulate     Same.
their votes for the election of directors.
The record holders of a majority of the      Same.
shares of Pharmacia & Upjohn entitled to
vote thereat, present in person or by
proxy, shall constitute a quorum for the
transaction of business at all meetings of
stockholders, whether annual or special.
When a quorum is present at any meeting of   Same.
stockholders, the vote of the record
holders of a majority of the shares shall
govern.

                            MEETINGS OF STOCKHOLDERS

            PHARMACIA & UPJOHN                                  SUGEN
            ------------------                                  -----
The Chairman of the Board, the President     The Chairman of the Board, the Chief
and Chief Executive Officer, or a majority   Executive Officer, or a majority of the
of the board of directors may call a         board of directors may call a special
special meeting of Pharmacia & Upjohn        meeting of SUGEN stockholders for any
stockholders for any purpose.                purpose.
Any stockholder entitled to vote at an       At an annual meeting of the stockholders,
annual meeting of stockholders may propose   only such business shall be conducted as
business (other than nominations for the     shall have been properly brought before the
election of directors) to be included in     meeting. To be properly brought before an
the agenda of such meeting only if written   annual meeting, business must be: (A)
notice of such stockholder's intent is       specified in the notice of meeting (or any
given to the Secretary of Pharmacia &        supplement thereto) given by or at the
Upjohn, either personally or by mail,        direction of the board of directors, (B)
postage prepaid, not earlier than 90 days    otherwise properly brought before the
nor later than 60 days in advance of the     meeting by or at the direction of the board
anniversary of the date of the immediately   of directors, or (C) otherwise properly
preceding annual meeting or if the date of   brought before the meeting by a
the annual meeting occurs more than 30 days  stockholder. For business to be properly
before or 60 days after the anniversary of   brought before an annual meeting by a
such immediately preceding annual meeting,   stockholder, the stockholder must have
not later than the close of business on the  given timely notice thereof in writing to
later of (a) the 60th day prior to such      the Secretary of SUGEN. To be timely, a
annual meeting and (b) the tenth day         stockholder's notice must be delivered to
following the date on which public           or mailed and received at SUGEN's principal
announcement of the date of such meeting is  executive offices not later than the close
first made.                                  of business on the sixtieth day nor earlier
                                             than the close of business on the ninetieth
                                             day prior to the first anniversary of the
                                             preceding year's annual meeting; provided,
                                             however, that in the event that no annual
                                             meeting was held in the previous year or
                                             the date of the annual meeting has been
                                             changed by more than 30 days from the date
                                             contemplated at the time of the previous
                                             year's proxy statement, notice by the
                                             stockholder to be timely must be so
                                             received not earlier than the close of
                                             business on the ninetieth day prior to such
                                             annual meeting and not later than the close
                                             of business on the later of the sixtieth
                                             day prior to such annual meeting or, in the
                                             event public announcement of the date of
                                             such annual meeting is first made by SUGEN
                                             fewer than 70 days prior to the date of
                                             such annual meeting, the close of business
                                             on the tenth day following the day on which
                                             public announcement of the date of such
                                             meeting is first made by SUGEN.

            PHARMACIA & UPJOHN                                  SUGEN
            ------------------                                  -----
Each stockholder entitled to vote at a       Same.
meeting of stockholders may vote in person
or authorize another person or persons to
act for such stockholder by proxy.
No proxy shall be voted or acted upon more
than three years from this date, unless the
proxy provides for a longer period.

                    ACTION BY STOCKHOLDERS WITHOUT A MEETING

            PHARMACIA & UPJOHN                                  SUGEN
            ------------------                                  -----
Any action required or permitted to be       Same.
taken by the stockholders of Pharmacia &
Upjohn must be effected at a duly called
annual meeting or special meeting of such
stockholders and may not be effected by any
consent in writing by any such
stockholders.

                               BOARD OF DIRECTORS

            PHARMACIA & UPJOHN                                  SUGEN
            ------------------                                  -----
There are currently twelve Pharmacia &       There are currently seven SUGEN directors.
Upjohn directors.
There can be no less than eight and no more  The number of directors which shall than 16 Pharmacia & Upjohn directors, which  constitute the board of directors shall be
numbers may be increased or decreased        fixed exclusively by one or more
within such parameters by the board. Until   resolutions adopted by the board of
the annual meeting of stockholders at which  directors.
directors are elected in 2001, (i) the
Chairman of the Board and the President and
Chief Executive Officer may not both be
citizens of the United States or Canada or
nationals of EU member states or Sweden,
(ii) the Chairman of the Board and the
President and Chief Executive Officer may
not be the same person unless approved by
80% of all the directors and (iii) one-half
of the directors shall be citizens of the
United States or Canada and one-half shall
be nationals from EU member states or
Sweden.
Each Pharmacia & Upjohn director serves a    Same.
three-year term. The Pharmacia & Upjohn
board is classified into 3 classes which
are to be as nearly equal as possible.
Pharmacia & Upjohn stockholders elect the
members of one class at each annual meeting
of stockholders.

            PHARMACIA & UPJOHN                                  SUGEN
            ------------------                                  -----
Any or all of the directors may be removed   Subject to the rights of the holders of any
for due cause by vote of the record holders  series of preferred stock, no director
of a majority of the holders of shares       shall be removed without cause. Subject to
entitled to vote thereon at a meeting of     any limitations imposed by law, the board
the stockholders; provided, however, that    of directors or any individual director may
no such removal can be made at such meeting  be removed from office at any time with
unless the notice thereof specifies such     cause by the affirmative vote of the
removal and the reasons therefor as one of   holders of a majority of the voting power
the matters that will be considered at said  of all the then- outstanding shares of
meeting.                                     voting stock of the corporation, entitled
                                             to vote at an election of directors.
Newly created directorships resulting from   Subject to the rights of the holders of any
any increase in the number of directors and  series of preferred stock, newly created
any vacancies on the board resulting from    directorships resulting from any increase
death, resignation, disqualification,        in the number of directors and any
removal, or other cause shall be filled      vacancies on the board resulting from
solely by the affirmative vote of a          death, resignation, disqualification,
majority of the remaining directors then in  removal, or other cause shall, unless
office, even though less than a quorum.      SUGEN's board of directors determines by
                                             resolution that vacancies or newly created
                                             directorships shall be filled by
                                             stockholders, be filled solely by the
                                             affirmative vote of a majority of the
                                             remaining directors then in office, even
                                             though less than a quorum.
Pharmacia & Upjohn's board of directors or   Nomination of persons for election to
any stockholder entitled to vote for the     SUGEN's board of directors may be made at a
election of directors may nominate persons   meeting of stockholders by or at the
for election to the Pharmacia & Upjohn       direction of the board of directors or by
board.                                       any stockholder entitled to vote in the
                                             election of directors at the meeting who
                                             complies with the notice procedures set
                                             forth in SUGEN's bylaws.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

            PHARMACIA & UPJOHN                                  SUGEN
            ------------------                                  -----
Pharmacia & Upjohn shall indemnify any       SUGEN shall indemnify its directors and
person who was or is a party or is           officers to the fullest extent not
threatened to be made a party to any         prohibited by the Delaware General
threatened, pending or completed action,     Corporation Law; provided, however, that
suit or proceeding, whether civil,           SUGEN may modify the extent of such
criminal, administrative or investigative    indemnification by individual contracts
(other than an action by or in right of      with its directors and officers; and,
Pharmacia & Upjohn) by reason of the fact    provided, further, that SUGEN shall not be
that he or she is or was a director,         required to indemnify any director or
officer, employee or agent of Pharmacia &    officer in connection with any proceeding
Upjohn, or is or was serving at the request  (or part thereof) initiated by such person
of Pharmacia & Upjohn as a director,         unless (i) such indemnification is
officer, employee or agent of another        expressly required to be made by law, (ii)
corporation, partnership, joint venture,     the proceeding was authorized by SUGEN's
trust or other enterprise, against expenses  board of directors, (iii) such
(including attorneys' fees), judgments,      indemnification is provided by SUGEN, in
fines and amounts paid in settlement         its sole discretion, pursuant to the powers
actually and reasonably incurred by him or   vested in the corporation under the
her in connection with such action, suit or  Delaware General Corporation Law or (iv)
proceeding if he or she acted in good faith  such indemnification is required to be made
and in a manner he or she reasonably         under SUGEN's charter or bylaws.
believed to be in, or not opposed to, the
best interests of Pharmacia & Upjohn, and,
with respect to any criminal action or
proceeding, had no reasonable cause to
believe his or her conduct was unlawful.

                        AMENDMENT OF CHARTER AND BYLAWS

            PHARMACIA & UPJOHN                                  SUGEN
            ------------------                                  -----
Pharmacia & Upjohn's certificate of          SUGEN reserves the right to amend, alter,
incorporation requires that (A) resolutions  change or repeal any provision contained in
to amend, alter, change or repeal (i) the    its Certificate of Incorporation, except
name of the corporation or (ii) the          that the affirmative vote of the holders of
provisions of the certificate of             at least 66 2/3% of the voting power of all
incorporation relating to certain business   of the then-outstanding shares of the
combinations must be approved by a vote of   voting stock, voting together as a single
80% of the directors and 66 2/3% of the      class, is required to alter, amend or
stockholders; and (B) resolutions to amend,  repeal bylaws provisions and certificate of
alter, change or repeal (i) the              incorporation provisions related to (i) the
classification of the Company board or (ii)  designation, tenure and powers of directors
the provision in the certificate of          and officers; (ii) director liability; and
incorporation which requires a vote of 80%   (iii) amendments.
of the directors or 66 2/3% of the
stockholders in order to amend provisions
of the bylaws, must be approved by a vote
of 80% of the directors.

            PHARMACIA & UPJOHN                                  SUGEN
            ------------------                                  -----
The Pharmacia & Upjohn bylaws may be         The bylaws may be altered or amended by the
amended or repealed or new bylaws adopted    affirmative vote of at least 66 2/3% of the
by approval of the record holders of a       voting power of all of the outstanding
majority of the shares entitled to vote at   shares of the voting stock. The board of
any regular or special meeting of the        directors shall also have the power to
stockholders at which a quorum is present    adopt, amend, or repeal bylaws.
or by a majority of the directors at a
board meeting at which a quorum is present,
except that (A) a vote of 80% of the
directors is required to approve any
amendment, alteration, change or repeal of
the provisions of the Pharmacia & Upjohn
bylaws relating to (I) the location of the
global corporate management center of
Pharmacia & Upjohn or Pharmacia & Upjohn's
operational headquarters, (ii) the number,
qualifications and terms of office of
directors, (iii) the qualifications of the
Chairman of the Board and the duties and
powers of the Chairman of the Board, (iv)
the composition and terms of committees of
the company board, (v) certain arrangements
relating to dividend payments, (vi) the
maintenance of the Swedish Depositary Share
program, and (vii) the requirement that
communications to stockholders be made in
both the English and Swedish languages; and
(B) a director supermajority vote is
required to approve any amendment. Any
alteration, change or repeal of the
provisions of the Pharmacia & Upjohn bylaws
relating to the location of the annual
meetings of stockholders unless the number
of persons that are residents in or
nationals of Sweden holding shares, whether
directly or as Swedish Depository Shares,
falls below 5% of the total number of
persons holding voting stock or such
persons cease to beneficially own at least
5% of the voting stock (including shares
held by the depositary), in which case such
an amendment, alteration, change or repeal
may be approved by the affirmative vote of
a majority of the directors or the
affirmative vote of the holders of a
majority of the voting stock.

                             DELAWARE TAKEOVER LAW

            PHARMACIA & UPJOHN                                  SUGEN
            ------------------                                  -----
Pharmacia & Upjohn is subject to Section     SUGEN is similarly subject to Section 203
203 of the Delaware General Corporation      of the Delaware General Corporation Law.
Law. In general, Section 203 prohibits a
publicly held Delaware corporation from
engaging in a business combination with an
interested stockholder for a period of
three years after the date of the
transaction in which such party became an
interested stockholder, unless the
transaction is approved by the board of
directors of the corporation, or 66 2/3% of
the non-interested voting stock of the
corporation. An interested person is one
who owns, individually or as part of a
group, 15% or more of a corporation's
voting stock.

                               VALIDITY OF SHARES

     The validity of the Pharmacia & Upjohn common stock to be issued in connection with the merger will be passed upon by Sullivan & Cromwell, New York, New York. Certain tax matters relating to the merger will be passed upon by Cooley Godward LLP, Palo Alto, California. See "The Merger -- Material Federal Income Tax Consequences" on page 36.

                            INDEPENDENT ACCOUNTANTS

     The financial statements of Pharmacia & Upjohn incorporated in this Proxy Statement/ Prospectus by reference to Pharmacia & Upjohn's Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. With respect to the unaudited financial information of Pharmacia & Upjohn, Inc. for the three-month period ended March 31, 1999 incorporated by reference in this Proxy Statement/ Prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated April 27, 1999 incorporated by reference herein states that they did not audit and they do not express an opinion on the unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

     The financial statements of SUGEN incorporated in this Proxy
Statement/Prospectus by reference to SUGEN's Annual Report on Form 10-K for the year ended December 31, 1998, as amended, have been so incorporated in reliance on the report of Ernst & Young LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     Pharmacia & Upjohn and SUGEN are each subject to the informational requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by Pharmacia & Upjohn and SUGEN with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC Regional Offices located at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, Washington, D.C. 20549. Information regarding the Public Reference Room may be obtained by calling the SEC at (800) 732-0330. In addition, Pharmacia & Upjohn and SUGEN are each required to file electronic versions of such material with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Pharmacia & Upjohn common stock is listed on the New York Stock Exchange and reports and other information concerning Pharmacia & Upjohn can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. SUGEN common stock is listed on the Nasdaq National Market and reports and other information concerning SUGEN can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20001-1500.

     Pharmacia & Upjohn has filed with the SEC a Registration Statement on Form S-4 under the Exchange Act with respect to the shares of Pharmacia & Upjohn stock to be issued pursuant to the merger agreement.

     The SEC allows Pharmacia & Upjohn and SUGEN to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that Pharmacia & Upjohn and SUGEN can disclose important information to you by referring you to another document filed separately with the SEC. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that Pharmacia & Upjohn and SUGEN have previously filed with the SEC. These documents contain important information about Pharmacia & Upjohn and SUGEN and their finances.

      PHARMACIA & UPJOHN SEC FILINGS
            (FILE NO. 1-11557)                                  PERIOD
      ------------------------------                            ------
Annual Report on Form 10-K                    Year ended December 31, 1998
Quarterly Report on Form 10-Q                 Quarter ended March 31, 1999
Current Reports on Form 8-K                   Filed on July 1, 1999 and July 30, 1999

            SUGEN SEC FILINGS
            (FILE NO. 0-24814)                                  PERIOD
            ------------------                                  ------
Annual Report on Form 10-K, as amended        Year ended December 31, 1998
Quarterly Report on Form 10-Q, as amended     Quarter ended March 31, 1999
Current Reports on Form 8-K                   Filed on March 29, 1999, June 21, 1999
                                              and August 2, 1999

     We are also incorporating by reference additional documents that we filed with the Securities and Exchange Commission between the date of this Proxy Statement/Prospectus and the date of the special meeting.

     Pharmacia & Upjohn has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to Pharmacia & Upjohn and SUGEN has supplied all such information relating to SUGEN.

     If you are a stockholder, Pharmacia & Upjohn or SUGEN may have sent you some of the documents incorporated by reference, but you can obtain any of them through Pharmacia & Upjohn and SUGEN or the SEC. Documents incorporated by reference are available from Pharmacia & Upjohn and SUGEN without charge, excluding all exhibits unless SUGEN or Pharmacia & Upjohn have specifically incorporated by reference an exhibit in this Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following addresses:

         PHARMACIA & UPJOHN, INC.                            SUGEN, INC.
                SECRETARY                                 INVESTOR RELATIONS
            95 CORPORATE DRIVE                          230 EAST GRAND AVENUE
      BRIDGEWATER, NEW JERSEY 08807             SOUTH SAN FRANCISCO, CALIFORNIA 94080
              (908) 306-4400                                (650) 553-8300

     If you would like to request documents from us, please do so by August 24, 1999 in order to receive them before the special meeting.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER AGREEMENT. PHARMACIA & UPJOHN AND SUGEN HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED AUGUST 2, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS OF SUGEN NOR THE ISSUANCE OF PHARMACIA & UPJOHN STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                  SUGEN, INC.,

                            PHARMACIA & UPJOHN, INC.

                                      AND

                          UNIVERSITY ACQUISITION CORP.

                           DATED AS OF JUNE 15, 1999

                               TABLE OF CONTENTS

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                                 ARTICLE I
                    THE MERGER; CLOSING; EFFECTIVE TIME
   1.1    The Merger..................................................   A-1
  1.2.    Closing.....................................................   A-2
  1.3.    Effective Time..............................................   A-2
                                 ARTICLE II
    CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION
  2.1.    The Certificate of Incorporation............................   A-2
  2.2.    The Bylaws..................................................   A-2
                                ARTICLE III
            OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION
  3.1.    Directors...................................................   A-2
  3.2.    Officers....................................................   A-2

                                 ARTICLE IV
      EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES
  4.1.    Effect on Capital Stock.....................................   A-3
          (a)  Merger Consideration...................................   A-3
          (b)  Cancellation of Excluded Shares........................   A-3
          (c)  Merger Sub.............................................   A-3
  4.2.    Exchange of Certificates for Shares.........................   A-3
          (a)  Exchange Agent.........................................   A-3
          (b)  Exchange Procedures....................................   A-4
          (c)  Distributions with Respect to Unexchanged Shares;
          Voting......................................................   A-4
          (d)  Transfers..............................................   A-5
          (e)  Fractional Shares......................................   A-5
          (f)  Termination of Exchange Fund...........................   A-5
          (g)  Lost, Stolen or Destroyed Certificates.................   A-5
  4.3.    Dissenters' Rights..........................................   A-6
  4.4.    Adjustments to Prevent Dilution.............................   A-6
  4.5.    Treatment of Convertible Notes..............................   A-6
                                 ARTICLE V
                       REPRESENTATIONS AND WARRANTIES
  5.1.    Representations and Warranties of the Company
          (a)  Organization, Good Standing and Qualification..........   A-6
          (b)  Capital Structure......................................   A-7
          (c)  Corporate Authority; Approval and Fairness.............   A-8
          (d)  Governmental Filings; No Violations....................   A-9
          (e)  Company Reports; Financial Statements..................  A-10
          (f)  Absence of Certain Changes.............................  A-10
          (g)  Litigation and Liabilities.............................  A-11
          (h)  Employee Benefits......................................  A-11

                                       A-i
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
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          (i)   Compliance............................................  A-13
          (j)   Antitakeover Statutes.................................  A-13
          (k)  Environmental Matters..................................  A-13
          (l)   Accounting and Tax Matters............................  A-14
          (m) Taxation................................................  A-14
          (n)  Certain Regulatory Matters.............................  A-16
          (o)  Intellectual Property..................................  A-17
          (p)  Product Registration Files.............................  A-19
          (q)  Year 2000 Compliance...................................  A-20
          (r)  Labor Matters..........................................  A-20
          (s)  Rights Agreement.......................................  A-20
          (t)  Brokers and Finders....................................  A-20
          (u)  Supply Arrangements....................................  A-20
          (v)  Investigational Compounds..............................  A-21
  5.2.    Representations and Warranties of Parent and Merger Sub.....  A-21
          (a)  Capitalization of Merger Sub...........................  A-21
          (b)  Organization, Good Standing and Qualification..........  A-21
          (c)  Capital Structure......................................  A-22
          (d)  Corporate Authority....................................  A-22
          (e)  Governmental Filings; No Violations....................  A-23
          (f)  Parent Reports; Financial Statements...................  A-23
          (g)  Absence of Certain Changes.............................  A-24
          (h)  Litigation and Liabilities.............................  A-24
          (i)   Compliance............................................  A-24
          (j)   Accounting and Tax Matters............................  A-24
          (k)  Brokers and Finders....................................  A-25
                                 ARTICLE VI
                                 COVENANTS
  6.1.    Company Interim Operations..................................  A-25
  6.2.    Conduct of Business of Parent...............................  A-26
  6.3.    Acquisition Proposals.......................................  A-27
  6.4.    Information Supplied........................................  A-29
  6.5.    Stockholders Meeting........................................  A-29
  6.6.    Filings; Other Actions; Notification........................  A-29
  6.7.    Taxation and Accounting.....................................  A-32
  6.8.    Access......................................................  A-32
  6.9.    Affiliates..................................................  A-33
 6.10.    Listing; De-registration....................................  A-34
 6.11.    Publicity...................................................  A-34
 6.12.    Benefits....................................................  A-34
          (a)  Stock Options..........................................  A-34
          (b)  Employee Benefits......................................  A-35
 6.13.    Expenses....................................................  A-35
 6.14.    Indemnification; Directors' and Officers' Insurance.........  A-35
 6.15.    Other Actions by the Company and Parent.....................  A-36
          (a)  Rights.................................................  A-36
          (b)  Antitakeover Statutes..................................  A-36

                                      A-ii
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
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 6.16.    Convertible Notes and Warrants..............................  A-36
 6.17.    Funding Mechanism...........................................  A-37
                                ARTICLE VII
                                 CONDITIONS
          Conditions to Each Party's Obligation to Effect the
  7.1.    Merger......................................................  A-38
          (a)  Stockholder Approval...................................  A-38
          (b)  Regulatory Consents....................................  A-38
          (c)  Litigation.............................................  A-38
          (d)  Registration Statement.................................  A-38
  7.2.    Conditions to Obligations of Parent and Merger Sub..........  A-38
          (a)  Representations and Warranties.........................  A-38
          (b)  Performance of Obligations of the Company..............  A-39
          (c)  Regulatory Consents....................................  A-39
          (d)  Consents Under Agreements..............................  A-39
          (e)  Tax Opinion............................................  A-39
          (f)  Rights Agreement.......................................  A-39
          (g)  Affiliates Letters.....................................  A-39
          (h)  Accountants' Letters...................................  A-39
  7.3.    Conditions to Obligation of the Company.....................  A-40
          (a)  Representations and Warranties.........................  A-40
          (b)  Performance of Obligations of Parent and Merger Sub....  A-40
          (c)  Regulatory Consents....................................  A-40
          (d)  Tax Opinion............................................  A-40
          (e)  NYSE Listing...........................................  A-40
          (f)  Accountants' Letters...................................  A-40
                                ARTICLE VIII
                                TERMINATION
  8.1.    Termination by Mutual Consent...............................  A-41
  8.2.    Termination by Either Parent or the Company.................  A-41
  8.3.    Termination by the Company..................................  A-41
  8.4.    Termination by Parent.......................................  A-42
  8.5.    Effect of Termination and Abandonment.......................  A-42
                                 ARTICLE IX
                         MISCELLANEOUS AND GENERAL
  9.1.    Survival....................................................  A-44
  9.2.    Modification or Amendment...................................  A-44
  9.3.    Waiver of Conditions........................................  A-44
   9.4    Counterparts................................................  A-44
  9.5.    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL...............  A-44
  9.6.    Notices.....................................................  A-45
  9.7.    Entire Agreement............................................  A-46
  9.8.    No Third Party Beneficiaries................................  A-46
  9.9.    Obligations of Parent and of the Company....................  A-46
 9.10.    Severability................................................  A-46
 9.11.    Specific Performance........................................  A-46
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                                      A-iii
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 9.12.    Interpretation..............................................  A-46
 9.13.    Assignment..................................................  A-47
 9.14.    Captions....................................................  A-47

     AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of June 15, 1999, among SUGEN, Inc., a Delaware corporation (the "Company"), Pharmacia & Upjohn, Inc., a Delaware corporation ("Parent"), and University Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub," the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations").

                                    RECITALS

     WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "Merger") and approved the Merger upon the terms and subject to the conditions set forth in this Agreement and have determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interest of, their respective stockholders;

     WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");

     WHEREAS, for financial accounting purposes, it is intended that the Merger shall be accounted for as a "pooling-of-interests;"

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company is entering into a stock option agreement with Parent (the "Stock Option Agreement"), pursuant to which the Company has granted to Parent an option to purchase Shares (as defined in Section 4.1(a)) under the terms and conditions set forth in the Stock Option Agreement; and

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, certain holders of Shares are entering into a voting agreement with Parent (the "Voting Agreement") pursuant to which such holders have made certain agreements with respect to the Shares held by them.

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein and in the Stock Option Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                      THE MERGER; CLOSING; EFFECTIVE TIME

     1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Articles II and III. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended

(the "DGCL"). Parent, as the sole stockholder of Merger Sub, hereby approves the Merger and this Agreement.

     1.2.  Closing.  The closing of the Merger (the "Closing") shall take place
(i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 10:00 a.m. on the latest to occur of (A) the business day on which the condition set forth in Section 7.1(a) shall be satisfied or waived in accordance with this Agreement and (B) the first business day following the date on which the last to be satisfied or waived of the other conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

     1.3. Effective Time. As soon as practicable following the Closing, the Company will cause a Certificate of Merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or, if agreed to by Parent and the Company, such later time or date set forth in the Certificate of Merger (the "Effective Time").

                                   ARTICLE II

      CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

     2.1. The Certificate of Incorporation. The certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), except that Article FIRST of the Charter shall be amended to read in its entirety as follows: "The name of the corporation is SUGEN, Inc."

     2.2. The Bylaws. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein or by applicable law.

                                  ARTICLE III

              OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

     3.1. Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws. Prior to the Effective Time, the Company shall take all actions necessary to obtain any resignations of its directors necessary to give effect to the provisions of this Section.

     3.2. Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws.

                                   ARTICLE IV

        EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

     4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any capital stock of the Company:

          (a) Merger Consideration. (i) Each share of common stock, par value $0.01 per share, of the Company (each a "Share" or, collectively, the "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent or any direct or indirect Subsidiary of Parent (collectively, the "Parent Companies") or Shares that are owned by the Company or any direct or indirect Subsidiary of the Company (and in each case not held on behalf of third Parties)("Excluded Shares")) shall, subject to Section 4.2(e), be converted into, and become exchangeable for the right to receive (the "Merger Consideration") that number of shares (the "Exchange Ratio") of common stock, par value $0.01 per share (the "Parent Common Stock"), of Parent determined by dividing $31.00 by the Average Price (as defined below); provided, that (A) if the Average Price is equal to or less than $49.21875, the Exchange Ratio shall be .62984; and
     (B) if the Average Price is equal to or greater than $60.15625, the Exchange Ratio shall be .51533. "Average Price" means the average (rounded to the nearest 1/10,000, or if there shall not be a nearest 1/10,000, to the next highest 1/10,000) of the volume weighted averages (rounded to the nearest 1/10,000, or if there shall not be a nearest 1/10,000, to the next highest 1/10,000) of the trading prices of Parent Common Stock on the New York Stock Exchange, Inc. (the "NYSE") as reported by Bloomberg Financial Markets (or such other source as the parties shall agree in writing) for each of the NYSE Trading Days; and (ii) "NYSE Trading Days" means the 20 NYSE trading days ending on (and including) the third trading day immediately preceding the Stockholders Meeting (as defined in Section 6.5).

          (ii) At the Effective Time, all Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, cash in lieu of fractional shares pursuant to Section 4.2(e), if any, and any distribution or dividend pursuant to Section 4.2(c).

          (b) Cancellation of Excluded Shares. Each Excluded Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

          (c) Merger Sub. As of and following the Effective Time, each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue to remain outstanding and shall constitute one share of common stock of the Surviving Corporation.

     4.2. Exchange of Certificates for Shares. (a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of Shares, certificates representing the shares of Parent Common Stock and, after the Effective Time, if applicable, any cash, dividends or other distributions with respect to the Parent Common Stock to be issued or paid pursuant to Section 4.1(a)(ii) (including cash in lieu of fractional shares) to be exchanged for Shares outstanding immediately prior to the Effective Time upon due surrender of the Certificates (or affidavits of loss in lieu thereof) pursuant to the provisions of this Article IV (such certificates for shares of Parent Common Stock, together with the amount of any dividends or other distributions payable with respect thereto and any cash in lieu of fractional shares, being hereinafter referred to as the "Exchange Fund").

     (b) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and (ii) instructions for use in effecting the surrender of the Certificates in exchange for (A) certificates representing shares of Parent Common Stock and (B) any unpaid dividends and other distributions and cash in lieu of fractional shares. Subject to Section 4.2(g), upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Article IV and (y) a check in the amount (after giving effect to any required tax withholdings) of (A) any cash in lieu of fractional shares as provided in Section 4.2(e) plus (B) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article IV, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person (as defined below) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates of shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable.

     For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

     (c) Distributions with Respect to Unexchanged Shares; Voting. (i) All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Date and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable laws, reasonably promptly following surrender of any such Certificate, there shall be issued and/or paid to the holder certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

     (ii) Holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

     (d) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

     (e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 4.2(e) shall be entitled to receive, as of the date on which those holders entitled to receive fractional shares are determined, a cash payment in lieu of such fractional share, without interest, which payment shall represent such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of such holder of the aggregate fractional shares of Parent Common Stock that such holder otherwise would be entitled to receive. Any such sale shall be made by the Exchange Agent on the date on which those holders entitled to receive fractional shares are determined.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Common Stock) that remains unclaimed by the stockholders of the Company for 60 days after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Parent for payment of their shares of Parent Common Stock and any cash, dividends and other distributions in respect of the Parent Common Stock payable and/or issuable pursuant to Section 4.1 and Section 4.2(c) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in an amount determined by Parent as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash payable and any unpaid dividends or other distributions in respect of Parent Common Stock pursuant to Section 4.2(c) upon due surrender of and deliverable in respect of the Shares represented by such Certificate pursuant to this Agreement.

     4.3. Dissenters' Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Shares in connection with the Merger.

     4.4. Adjustments to Prevent Dilution. In the event that (i) on or after the date hereof and prior to the Effective Time the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares (except as specifically contemplated by or permitted by this Agreement or the Schedules hereto), or (ii) Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split) with a record date prior to the Effective Time, stock dividend or distribution with a record date prior to the Effective Time, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, then, in either such case, the Merger Consideration shall be equitably adjusted.

     4.5. Treatment of Convertible Notes. The Convertible Notes and Warrants (as each such term is defined in Section 5.1(b)) shall be treated as set forth in Section 6.16.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.1. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Merger Sub as follows:

          (a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing (where such concept is recognized) under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction (where such concept is recognized) where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure of any of the Company's Subsidiaries to be so qualified or in such good standing, when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect (as defined below) or materially impair the ability of the Company, the Surviving Corporation, Parent or any of their respective affiliates, following consummation of the Merger, to conduct any material business or operations in any jurisdiction where they are now being conducted. The Company has made available to Parent a complete and correct copy of the Company's and its Subsidiaries' certificates of incorporation and bylaws (or documents of a similar scope for corporations organized in jurisdictions outside the United States), each as amended to date. The Company's and its Subsidiaries' certificates of incorporation and bylaws (or similar documents) so delivered are in full force and effect.
     Schedule 5.1(a) contains a correct and complete list of each jurisdiction under the laws of which the Company and each of its Subsidiaries is organized.

          As used in this Agreement, (i) "Subsidiary" means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries, (ii) "Company Material Adverse Effect" means any change in or effect on the business of the Company and its Subsidiaries that is, or is reasonably likely to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), prospects, condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or the Projected Expenses; provided, however, that changes in or effects on the financial condition of the Company and its Subsidiaries, taken as a whole, that result solely from expenditures by the Company and its Subsidiaries which do not exceed the Projected Expenses and expenses incurred in connection with the transactions contemplated by this Agreement shall not, in and of themselves, constitute a Company Material Adverse Effect, and changes in or effects on the financial condition or results of operation of the Company and its Subsidiaries, taken as a whole, that result solely from decreases in the revenues of the Company and its Subsidiaries shall not, in and of themselves, constitute a Company Material Adverse Effect, (iii) "Projected Expenses" means the aggregate projected expenses for the periods up to and including the Closing Date set forth in the budget of the Company set forth in Schedule 6.1(a) (the "Budget"), and (iv) "due investigation" means a commercially reasonable investigation for a company engaged in a business similar to that of the Company.

          (b) Capital Structure. The authorized capital stock of the Company consists of 30,000,000 Shares, of which only 16,951,307 Shares were outstanding as of the close of business on June 14, 1999, and 20,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Shares"), of which none are outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than Shares reserved for issuance pursuant to the Stock Option Agreement, the Company has no Shares or Preferred Shares subject to issuance, except (i) 300,000 Preferred Shares, designated Series A Junior Participating Preferred Stock, subject to issuance upon exercise of the Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of August 1, 1995 (the "Rights Agreement"), between the Company and The First National Bank of Boston, as Rights Agent, (ii) 1,681,839 Shares subject to issuance upon conversion of the Company's 12% Senior Convertible Notes due 2002 (the "12% Notes"), (iii) 1,261,385 Shares subject to issuance upon conversion of 12% Senior Convertible Notes (the "Warrant Notes") issuable upon exercise of outstanding warrants to purchase Warrant Notes (the Warrants Notes, collectively with the 12% Notes, the "Convertible Notes"),
     (iv) 1,806,776 Shares reserved for issuance in connection with the payment of interest on the Convertible Notes (it being agreed that any such issuance shall constitute a breach of this Agreement), (v) 675,798 Shares reserved for issuance pursuant to the warrants summarized in Schedule 5.1(b) (the "Warrants"), (vi) 3,187,244 shares reserved for issuance under the Company's 1992 Stock Option Plan, as amended, of which options to acquire 2,601,393 shares are outstanding as of June 14, 1999, (vii) 298,000 shares reserved for issuance under the Company's 1994 Non-Employee Directors' Stock Option Plan, of which options to acquire 165,000 shares are outstanding as of June 14, 1999, (viii) 270,000 shares reserved for issuance under the Company's Long-Term Objectives Stock Option Plan for Senior Management, of which options to acquire 180,000 shares are outstanding as of June 14, 1999, (xi) 206,422 shares reserved for issuance under the Company's Employee Stock Purchase Plan as of June 14, 1999, and
     (x) 50,000 Shares subject to
     issuance pursuant to the Letter Agreement, dated as of July 21, 1998, by and between the Company and Stephen Evans-Freke (the "Letter Agreement").
     Schedule 5.1(b) sets forth a correct and complete list of each outstanding option to purchase Shares under the Stock Plans, as defined below (each a "Company Option"), as of June 14, 1999, including the holder, date of grant, exercise price and number of Shares subject thereto. All issued and outstanding shares of capital stock or other securities of each of the Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and, except for directors' qualifying shares, owned by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance, other than immaterial liens which do not affect the Company's right, title and interest in and to such shares or securities. Except as set forth above or as disclosed in Schedule 5.1(b) or as specifically permitted by this Agreement or the Schedules hereto, there are no shares of capital stock of the Company authorized, issued or outstanding and except as set forth above and as provided in the Stock Option Agreement, there are no preemptive rights nor any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character to which the Company or any of its Subsidiaries is a party or may be bound relating to the issued or unissued capital stock or other securiti es of the Company or any of its Subsidiaries. Except for the Warrants and the Convertible Notes as described above, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ("Voting Debt"). Except for the Company's 1992 Stock Option Plan, 1994 Non-Employee Directors' Stock Option Plan, Long-Term Objectives Stock Option Plan for Senior Management, Employee Stock Purchase Plan and the Letter Agreement (such plans and agreements collectively, the "Stock Plans"), at or after the Effective Time, neither the Surviving Corporation nor Parent nor their respective affiliates will have any obligation to issue, transfer or sell any shares or securities of the Surviving Corporation, Parent or any of their respective affiliates pursuant to any Compensation and Benefit Plan (as defined in Section 5.1(h)(i)). No Shares, Preferred Shares or other securities of the Company, the Surviving Corporation, Parent or any of their respective affiliates will be subject to issuance pursuant to the Rights Agreement as a result of the Merger or the other transactions contemplated by this Agreement, the Stock Option Agreement and the Voting Agreement and no Distribution Date or Shares Acquisition Date (as such terms are defined in the Rights Agreement) shall have occurred as a result of the Merger or the other transactions contemplated by this Agreement, the Stock Option Agreement and the Voting Agreement.

          (c) Corporate Authority; Approval and Fairness. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate, subject only to obtaining the adoption of this Agreement by a majority of the shares outstanding as of the record date of the Company's stockholders meeting (the "Company Requisite Vote"), the Merger. This Agreement and the Stock Option Agreement are valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms.

          (ii) The board of directors of the Company (A) has unanimously approved this Agreement and the Stock Option Agreement and the Merger and the other transactions contemplated hereby and thereby and (B) has received the oral opinion of its financial advisors, Lehman Brothers Inc., to the effect that the consideration to be received by the holders of the Shares in the Merger is fair to such holders from a financial point of view, which opinion will be confirmed in writing promptly after the date hereof (and a copy of such written opinion will be promptly delivered to Parent). It is agreed and understood that such opinion is for the sole benefit of the Company's board of directors and may not be relied on by Parent or Merger Sub.

          (d) Governmental Filings; No Violations. (i) Other than any filings and/or notices required (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act of 1933, as amended (the "Securities Act"),
     (C) to comply with state securities or "blue sky" laws, and (D) such filings or consents, registrations, approvals, permits or authorizations as may be required under the competition or antitrust laws of jurisdictions outside the United States, no notices or other filings are required to be made with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Stock Option Agreement or materially impair the ability of the Company, the Surviving Corporation, Parent or any of their respective affiliates, following consummation of the Merger, to conduct any material business or operations in any jurisdiction where they are now being conducted.

          (ii) Except as set forth in Schedule 5.1(d)(ii), the execution, delivery and performance of this Agreement and the Stock Option Agreement by the Company do not and will not, and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate or bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture or other obligation ("Contracts") binding upon the Company or any of its Subsidiaries or any Law (as defined in Section 5.1(i)) or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect, prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Stock Option Agreement or materially impair the ability of the Company, the Surviving Corporation, Parent or any of their respective affiliates, following consummation of the Merger, to conduct any material business or operations in any jurisdiction where they are now being conducted. Schedule 5.1(d)(ii) sets forth a correct and complete list of all consents and waivers which are or may be required in connection with the consummation of the transactions contemplated by this Agreement and the Stock Option Agreement (whether or not subject to the exception set forth with respect to clause (B) or (C) above) under Contracts to which the Company or any of its Subsidiaries is a party, other than any consent or waiver (other than consents or waivers pursuant to Contracts relating to indebtedness, securities or the guarantee thereof) the failure to obtain which is not reasonably likely to materially affect the business or operations of the Company and its Subsidiaries.

          (e) Company Reports; Financial Statements. The Company and, to the extent applicable, each of its then or current Subsidiaries has made all filings required to be made by it with the SEC since October 4, 1994 (collectively, including any such reports filed subsequent to the date hereof, the "Company Reports"). The Company has delivered or made available to Parent each registration statement, report, proxy statement or information statement filed with the Securities and Exchange Commission (the "SEC") by it since December 31, 1998 (the "Audit Date"), including, without limitation, (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1998, (ii) the Company's Quarterly Report for the quarter ended March 31, 1999, as amended, (iii) the Company's Proxy Statement filed on April 20, 1999, (iv) the Company's Registration Statement on Form S-3 filed on April 23, 1999, and (v) the Company's Current Report on Form 8-K filed on March 29, 1999, all in the form (including exhibits, annexes and any amendments thereto) filed with the SEC. Except as set forth in Schedule 5.1(e), as of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) presents fairly, or will present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) presents fairly, or will present fairly, in all material respects, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (except as otherwise noted therein and subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except, in the case of unaudited financial statements, as permitted by SEC Form 10-Q, and except as may be noted therein. Other than the Company Reports specifically recited in clauses (i) through (v) of the first sentence of this Section 5.1(e), the Company has not, on or prior to the date hereof, filed any other definitive reports or statements with the SEC since the Audit Date.

          (f) Absence of Certain Changes. Except as disclosed in the Company Reports filed prior to the date hereof or in Schedule 5.1(f), since the Audit Date the Company and its Subsidiaries have conducted their respective businesses in all material respects only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been

     (i) any change in the financial condition, properties, business or results of operations of the Company or any of its Subsidiaries or any occurrence or combination of occurrences of which the Company has knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company; or (iv) other than as set forth in Schedule 5.1(f), any change by the Company in accounting principles, practices or methods.
     Schedule 5.1(f) contains a document setting forth the name, title, salary and other compensation of each employee of the Company as of June 14, 1999. Since the date of such document, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees of the Company or its Subsidiaries, or any amendment of any of the Stock Plans or Compensation and Benefit Plans.

          (g) Litigation and Liabilities. Except as disclosed in Schedule 5.1(g) or as disclosed in the Company Reports filed prior to the date hereof, and except for matters which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Stock Option Agreement, there are no (i) civil, criminal, administrative or regulatory actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company after due investigation, overtly threatened against the Company or any of its Subsidiaries or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law (as defined in Section 5.1(k)), other than liabilities incurred in the ordinary course of business by the Company and its Subsidiaries since the Audit Date.

          (h) Employee Benefits.

          (i) The Company Reports accurately describe in all material respects all incentive, bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option and other stock based plans, all employment or severance agreements, plans, policies or arrangements, other employee benefit plans and any applicable "change of control" or similar provisions in any plan, agreement, policy or arrangement which covers current or former employees of the Company and its subsidiaries (the "Compensation and Benefit Plans"). The Compensation and Benefit Plans and all other benefit plans, agreements, policies or arrangements covering current or former employees or directors of the Company and its Subsidiaries (the "Employees"), including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are listed in
     Schedule 5.1(h)(i). True and complete copies of all Compensation and Benefit Plans and such other benefit plans, agreements, policies or arrangements, including, but to limited to, any trust instruments and/or insurance contracts, if any, forming a part of any such plans and agreements, and all amendments thereto have been provided or made available to Parent.

          (ii) All employee benefit plans, other than "multiemployer plans" within the meaning of Sections 3(37) of ERISA, covering Employees and maintained in the United States (the "Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of the Company after due investigation, threatened, litigation relating to the Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

          (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or
     Section 414 of the Code (an "ERISA Affiliate"). The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of
     Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

          (iv) All contributions required to be made under the terms of any Plan have been timely made or accrued on the Company's financial statements. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year. The withdrawal liability of the Company and its Subsidiaries under each Compensation and Benefit Plan which is a multiemployer plan within the meaning of Section 3(37) of ERISA to which the Company, its Subsidiaries or an ERISA Affiliate has contributed during the preceding 12 months, determined as if a

     "complete withdrawal," within the meaning of Section 4203 of ERISA, had occurred as of the date hereof, does not exceed $100,000.

          (vi) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Plan, except as set forth on Schedule 5.1(h)(vi). The Company or its Subsidiaries may amend or terminate any such Plan at any time without incurring any liability thereunder.

          (vii) Except as set forth on Schedule 5.1(h)(vii), the consummation of the transactions contemplated by this Agreement will not (x) entitle any Employees to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or (z) result in payments under any of the Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

          (viii) All Compensation and Benefit Plans maintained outside of the United States comply in all material respects with applicable local law. The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Compensation and Benefit Plan.

          (i) Compliance. Except as set forth in Schedule 5.1(i), neither the Company nor any of its Subsidiaries is in default or violation of, (i) any law, ordinance, rule, regulation, order, judgment, decree, arbitration award, license or permit of any Governmental Entity (collectively, "Laws") applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties are bound, or (ii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound or affected, except for any such defaults or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, or prevent or materially delay the transactions contemplated by this Agreement or materially impair the ability of the Company, the Surviving Corporation, Parent or any of their respective affiliates, following consummation of the Merger, to conduct any material business or operations in any jurisdiction where they are now being conducted. To the knowledge of the Company after due investigation, no material change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in order to comply in all material respects with any Laws, and the Company has not received any notice or overt communication of any material noncompliance with any such Laws that has not been cured.

          (j) Antitakeover Statutes. The board of directors of the Company has taken all necessary action to approve the transactions contemplated by this Agreement, the Stock Option Agreement and the Voting Agreement such that the restrictions under Section 203 of the DGCL shall not apply to such transactions. No "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation (each, an "Antitakeover Statute") is applicable to the Company, the Shares, the Merger, this Agreement, the Stock Option Agreement, the Voting Agreement or the other transactions contemplated by this Agreement, the Stock Option Agreement or the Voting Agreement.

          (k) Environmental Matters. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof or in Schedule 5.1(k), (i) the Company and its

     Subsidiaries have complied in all material respects at all relevant times with all applicable Environmental Laws; (ii) to the knowledge of the Company, after due investigation, no property currently or formerly owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) has been contaminated with any Hazardous Substance; (iii) to the knowledge of the Company, after due investigation, neither the Company nor any of its Subsidiaries is subject to any liability for Hazardous Substance disposal or contamination on any third party property; (iv) to the knowledge of the Company, after due investigation, neither the Company nor any of its Subsidiaries is subject to liability for any release or threat of release of any Hazardous Substance; (v) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information indicating that it may be in violation of or subject to liability under any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law; (vii) to the knowledge of the Company, after due investigation, none of the properties of the Company or any of its Subsidiaries contain any underground storage tanks, asbestos-containing material, lead products, or polychlorinated biphenyls; (viii) to the knowledge of the Company, after due investigation, there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property in connection with any Environmental Law; and (ix) the Company has delivered or made available to Parent copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to the Company or any of its Subsidiaries or any of their current or former properties or operations.

     "Environmental Law" means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to (A) the protection, investigation or restoration of the environment, health, safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

     "Hazardous Substance" means any substance that is (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

          (l) Accounting and Tax Matters. As of the date hereof, the Company does not have any knowledge of any fact or circumstance that would prevent the Company from being a "poolable entity" for purposes of Opinion 16 of the Accounting Principles Board or prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (m) Taxation. (a) The Company and each of its Subsidiaries, and any consolidated, combined or unitary group for tax purposes of which the Company or any of its Subsidiaries is or has been a member, has timely filed all Tax Returns required to be filed by it in the manner provided by law. All such Tax Returns are true, correct and complete in all material respects. The Company and each of its Subsidiaries have timely paid all Taxes due or required to be withheld from amounts owing to any employee, creditor or third party or have provided adequate reserves in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Except as has been disclosed to Parent in
     Schedule 5.1(m): (i) no material claim for unpaid Taxes has become a lien or encumbrance of any kind against the property of the Company or any of its Subsidiaries or is being asserted against the Company or any of its Subsidiaries; (ii) no audit, examination, investigation or other proceeding in respect of Taxes is pending, threatened or being conducted by a Tax authority; (iii) no material issues have been raised by the relevant taxing authority in connection with any examination of the Tax Returns filed by the Company and its Subsidiaries; (iv) no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its Subsidiaries and is currently in effect; (v) neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, or potential liability with regards to, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement; (vi) no power of attorney has been granted by or with respect to the Company or any of its Subsidiaries with respect to any matter relating to Taxes; (vii) neither the Company nor any of its Subsidiaries is a party to any agreement, plan, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (viii) neither the Company nor any of its Subsidiaries has any deferred intercompany gain or loss arising as a result of a deferred intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 (or similar provision under state, local or foreign law) or any excess loss accounts within the meaning of Treasury Regulation Section 1.1502-19; (ix) the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code; (x) neither the Company nor any of its Subsidiaries has been the subject of a Tax ruling that has continuing effect; and (xi) neither the Company nor any of its Subsidiaries has agreed to include, or is required to include, in income any adjustment under either Section 481(a) or 482 of the Code (or an analogous provision of state, local or foreign law) by reason of a change in accounting method or otherwise.

          (b) Except as disclosed in Schedule 5.1(m), as of the date of this Agreement, to the knowledge of the Company after due investigation, there are no facts or circumstances that have materially adversely affected or are reasonably likely to materially adversely affect the ability of the Company or its Subsidiaries to obtain the cantonal and Swiss federal tax benefits described in the September 1998 ruling of the Canton of Schaffhausen, the corresponding Business Development Agreement, and the March 1999 ruling of the Swiss Federal Office for Economy and Labor, respectively.

     "Taxes" means any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, employment, payroll, premium, value added, property or windfall profits taxes, environmental transfer taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any

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penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.

     "Tax Return" means any return, report or statement required to be filed with any governmental authority with respect to Taxes.

          (n) Certain Regulatory Matters. (i) Schedule 5.1(n) sets forth a complete and accurate list for the last five years, of (A) all Warning Letters (as defined below), Section 305 notices and similar letters or notices issued by the Food and Drug Administration (the "FDA") or any other governmental entity, domestic or foreign, that is concerned with the quality, identity, strength, purity, safety, efficacy or manufacturing of the pharmaceutical compounds or products tested or sold by the Company or its Subsidiaries (any such governmental entity, a "Pharmaceutical Regulatory Agency") to the Company or any of its Subsidiaries; (B) all United States Pharmacopoeia product problem reporting program complaints or reports, MedWatch form FDA-3500A, FDA-1639 or Form CIMOS I filed by the Company or any of its Subsidiaries, which complaints or reports pertain to any incident involving death or serious injury, and for which incident there has been (I) a notice or follow-up inquiry to the Company or any of its Subsidiaries by the FDA, (II) a litigation or arbitration claim or cause of action commenced, or (III) a notice to any insurance carrier of the Company or any of its Subsidiaries tendering the defense or giving any notice of a possible or actual claim against the Company or such subsidiary; (C) all product recalls conducted by or issued to the Company or any of its Subsidiaries and any requests from the FDA or any other Pharmaceutical Regulatory Agency requesting the Company or any of its Subsidiaries to cease to investigate, test or market any compound or product; (D) any civil penalty actions begun by the FDA or any other Pharmaceutical Regulatory Agency against the Company or any of its Subsidiaries and all consent decrees and all documents relating to the negotiation of and compliance with such consent decree issued with respect to the Company or any of its Subsidiaries; and (E) any other written communications between the Company or any of its Subsidiaries, on the one hand, and the FDA or any other Pharmaceutical Regulatory Agency on the other hand that describe matters that could have a material adverse effect on the projected sales or revenues attributable to any compound, product or product line of the Company or its Subsidiaries or discuss material issues concerning the quality, identity, strength, purity, safety or efficacy of any such compound, product or product line. The Company has made available to Parent copies of all documents referred to in Schedule 5.1(n), as well as copies of all complaints and other information required to be maintained by the Company pursuant to the United States Federal Food, Drug and Cosmetic Act and Comprehensive Drug Abuse Prevention and Control Act of 1970 and the corresponding laws of jurisdictions other than the United States. For purposes of this subparagraph (i), "Warning Letter" means a letter characterized by the FDA or any other Pharmaceutical Regulatory Agency as a warning letter, a notice of adverse finding or a similar letter or report in which FDA or any other Pharmaceutical Regulatory Agency expresses the opinion that violations of law have occurred.

          (ii) With such exceptions as are not material with respect to (x) any of compounds SU101, SU5271, SU5416 or SU6668 or (y) the other compounds and products of the Company and its Subsidiaries, taken as a whole and except as set forth in Schedule 5.1(n), (A) the Company (or, if applicable, one of its Subsidiaries) has obtained all consents, approvals, certifications, authorizations and permits of, and has made all filings with, or notifications to, all Pharmaceutical Regulatory Agencies pursuant to applicable requirements of all FDA regulations and consent decrees, and all applicable state and foreign laws, and regulations applicable to the Company or any of its Subsidiaries; (B) all representations made by the Company or any of its Subsidiaries in connection with any such consents, approvals, certifications, authorizations, permits, filings and notifications were true and correct in all material respects at the time such representations and warranties were made, and the Company's compounds and products, and the compounds and products of its Subsidiaries, substantially comply with, and perform in accordance with the specifications described in, such representations; (C) the Company and its Subsidiaries and their respective products and all of the facilities and entities which manufacture such compounds and products, are in substantial compliance with all applicable FDA rules, regulations and consent decrees, and all applicable state and foreign laws, rules and regulations (including Good Manufacturing Practices) relating to pharmaceutical manufacturers and distributors or otherwise applicable to the Company's or its Subsidiaries' business; and (D) the Company has no reason to believe that any of the consents, approvals, authorizations, registrations, certifications, permits, filings or notifications that it or any of its Subsidiaries has received or made to operate their respective businesses have been or are being revoked or challenged.

          (o) Intellectual Property.

          (i) Set forth in Schedule 5.1(o)(i) is a complete list of each of the following items (1) all patents and applications therefor, registrations of trademarks (including service marks) and applications therefor, and registrations of copyrights and applications therefor that are owned by the Company or any of its Subsidiaries or licensed to the Company or any of its Subsidiaries (collectively, the "Company Owned IP"), (2) all licenses, agreements and contracts relating to the Company Intellectual Property (as defined in Section 5.1(o)(ii) of this Agreement) pursuant to which the Company or any of its Subsidiaries are entitled to use any Company Intellectual Property owned by any third party (the "Third Party Licenses") and (3) all agreements under which the Company or any of its Subsidiaries has granted any third party the right to use any Company Intellectual Property, including the unexpired material transfer agreements.

          (ii) Except to the extent identified in Schedule 5.1(o)(ii) and except for any failures of this representation and warranty to be true and accurate that arise from instances involving the infringement by the Company or its Subsidiaries on the intellectual property rights of others or the infringement by others on intellectual property rights of the Company or its Subsidiaries of which, in either such case, the Company does not have any knowledge after due investigation, the Company, or its Subsidiaries where expressly indicated, is the owner of, or is licensed to use, or otherwise possesses legally enforceable rights in, all intellectual property, including, without limitation, all patents and patent applications, supplementary protection certificates and patent extensions, trademarks and trademark applications, service mark and service mark registrations, logos, commercial symbols, business name registrations, trade names, copyrights and copyright registrations, computer software, mask works and mask work registration applications, industrial designs and applications for registration of such industrial designs, including, without limitation, any and all applications for renewal, extensions, reexaminations and reissues of any of the foregoing intellectual property rights where applicable, inventions, biological materials, trade secrets, formulae, know-how, technical information, research data, research raw data, laboratory notebooks, procedures, designs, proprietary technology and information held or used in the business of the Company and its Subsidiaries (hereinafter the "Company Intellectual Property").

          (iii) Except to the extent identified in Schedule 5.1(o)(iii), the Company and its Subsidiaries are the sole legal and beneficial owners of all the Company Intellectual Property (except for the Company Intellectual Property that is the subject of any Third Party Licenses) and all the Company Intellectual Property is valid and subsisting.

          (iv) The Company has not entered into any agreements, licenses or created any mortgages, liens, security interests, leases, pledges, encumbrances, equities, claims, charges, options, restrictions, rights of first refusal, title retention agreements or other exceptions to title which affect the Company Intellectual Property or restrict the use by the Company or any of its Subsidiaries of the Company Intellectual Property in any way, except as provided in agreements and instruments disclosed in
     Schedule 5.1(o)(ii) and furnished to Parent prior to the date of this Agreement.

          (v) Except as listed in Schedule 5.1(o)(v), to the knowledge of the Company after due investigation, the Company and its Subsidiaries are in compliance in all material respects with the Third Party Licenses that are material to the conduct of the business of the Company.

          (vi) The Company and its Subsidiaries are not, and will not be as a result of the execution, delivery or performance of this Agreement, the Stock Option Agreement or the Voting Agreement or the consummation of the Merger or the other transactions contemplated hereby or thereby in breach, violation or default of any Third Party Licenses that are material to the conduct of the business of the Company. Except as indicated in Schedule 5.1(o)(vi), the rights of the Company or any of its Subsidiaries to the Company Intellectual Property will not be affected by the execution, delivery or performance of this Agreement, the Stock Option Agreement or the Voting Agreement or the consummation of the Merger or the other transactions contemplated hereby or thereby.

          (vii) The Company and its Subsidiaries have the right to license to third parties the use of the Company Owned IP.

          (viii) Except as listed in Schedule 5.1(o)(viii), all registrations and filings relating to the Company Owned IP are in good standing. All maintenance and renewal fees necessary to preserve the rights of the Company in respect of the Company Owned IP have been made. Except as indicated in Schedule 5.1(o)(viii), the registrations and filings relating to the Company Owned IP are proceeding and there are no material facts of which the Company has knowledge after due investigation which could significantly undermine those registrations or filings or reduce to a significant extent the scope of protection of any patents arising from such applications.

          (ix) The manufacturing, marketing, distribution, sale and use of SU101, SU5271, SU5416 and SU6668 by the Company or its Subsidiaries, licensees or sublicensees in the countries where the Company has conducted or proposes to conduct such activities, to the knowledge of the Company after due investigation, does not and would not infringe the patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, and proprietary trade names, publication rights, computer programs (including source code and object code), inventions, know-how, trade secrets, technology, processes, confidential information and all other intellectual property rights throughout the world (collectively, "Intellectual Property Rights") of any third party.

          (x) Except for the matters set forth in Schedule 5.1(o)(x), there are no allegations, claims or proceedings instituted or pending which challenge the rights possessed by the Company or its Subsidiaries to use the Company Intellectual Property or the validity or effectiveness of the Company Intellectual Property, including without limitation any interferences, oppositions, cancellations or other contested proceedings.

          (xi) There are no outstanding claims or proceedings instituted or pending by any third party challenging the ownership, priority, scope or validity or effectiveness of any Company Intellectual Property.

          (xii) To the knowledge of the Company after due investigation, there are no Intellectual Property Rights of any third party that have been or would be infringed by the identification, manufacture, marketing, distribution and sale and use of any products (except products SU101, SU5271, SU5416 and SU6668, which are addressed by subparagraph (ix) above) that have been identified for development by the Company.

          (xiii) To the knowledge of the Company after due investigation, there are no Intellectual Property Rights of any third party that would be infringed by the continued practice of any technologies previously used or presently in use by the Company.

          (xiv) To the knowledge of the Company after due investigation, except for the matters set forth in Schedule 5.1(o)(xiv), there is no unauthorized use, infringement or misappropriation of the Company Intellectual Property by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

          (xv) Except for the matters set forth in Schedule 5.1(o)(xv), the Company and its Subsidiaries have not granted any licenses, immunities, options or other rights to the Company Intellectual Property which could provide a third party with a defense to patent infringement proceedings, whether domestic or foreign.

          (xvi) Commercially reasonable measures have been taken to maintain the confidentiality of the inventions, trade secrets, formulae, know-how, technical information, research data, research raw data, laboratory notebooks, procedures, designs, proprietary technology and information of the Company and its Subsidiaries, and all other information the value of which to the Company or any of its Subsidiaries is contingent upon maintenance of the confidentiality thereof. Without limiting the generality of the foregoing, (1) each employee of the Company and each consultant to the Company who has had access to proprietary information with respect to the Company has entered into an agreement suitable to vest ownership rights to any inventions, creations, developments, and works in the Company and has entered into an agreement for maintaining the confidential information of the Company and (2) each officer and director of the Company has entered into an agreement to maintain the confidential information of the Company, except for those individuals listed in Schedule 5.1(o)(xvi) whose involvement in the business of the Company is described with specificity therein.

          (p) Product Registration Files. The product registration files and dossiers of the Company and its Subsidiaries have been maintained in accordance with reasonable industry standards. The Company and each of its Subsidiaries has in its possession copies of all the material documentation filed in connection with filings made by the Company or any of its Subsidiaries for regulatory approval or registration of the compounds and products of the Company or any of its Subsidiaries, as the case may be. To the knowledge of the Company after due investigation, the filings made by the Company and its Subsidiaries for regulatory approval or registration of the products of the Company or any of its Subsidiaries did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

          (q) Year 2000 Compliance. Schedule 5.1(q) contains the Company's Year 2000 plan, which indicates the actions to be taken pursuant to such plan that have been completed as of the date of this Agreement and the actions to be taken pursuant to such plan that have not been completed as of the date of this Agreement and the aggregate expense expected to be incurred by the Company in connection with the actions to be taken pursuant to such plan that have not been completed as of the date of this Agreement.

          (r) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company after due investigation, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

          (s) Rights Agreement. The Company has amended the Rights Agreement to provide that neither Parent nor Merger Sub nor any of their respective affiliates shall be deemed to be an Acquiring Person (as such term is defined in the Rights Agreement), that neither a Distribution Date nor a Shares Acquisition Date (as each such term is defined in the Rights Agreement) shall be deemed to occur, and the Rights will not separate from the Shares, as a result of the execution, delivery or performance of this Agreement, the Stock Option Agreement or the Voting Agreement or the consummation of the Merger or the other transactions contemplated hereby or thereby, and that none of the Company, Parent, Merger Sub, nor the Surviving Corporation, nor any of their respective affiliates, shall have any obligations under the Rights Agreement to any holder (or former holder) of Rights as of and following the Effective Time.

          (t) Brokers and Finders. Except as disclosed in Schedule 5.1(t), neither the Company nor any of its Subsidiaries, officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated by this Agreement, the Stock Option Agreement or the Voting Agreement, except that the Company has employed Lehman Brothers Inc. as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date hereof.

          (u) Supply Arrangements. As of the date of this Agreement, to the Company's knowledge after due investigation, there are no facts or circumstances that have materially adversely affected or are reasonably likely to materially adversely affect the continued supply (either for clinical purposes or in bulk) of the active ingredients of the compounds of the Company and its Subsidiaries currently used in clinical trials.

          (v) Investigational Compounds. As of the date of this Agreement, to the Company's knowledge after due investigation, there are no facts or circumstances that have materially adversely affected or that management of the Company has determined are reasonably likely to materially adversely affect the commercialization of compound SU5416 or compound SU6668, other than factors that are generally applicable to the development and commercialization of pharmaceutical compounds that are not specific to the Company or such compounds.

     5.2. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub each hereby represent and warrant to the Company as follows:

          (a) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of one thousand (1,000) shares of Common Stock, par value $.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or other voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

          (b) Organization, Good Standing and Qualification. Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing (where such concept is recognized) under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction (where such concept is recognized) where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, when taken together with all other such failures, is not reasonably likely to have a Parent Material Adverse Effect (as defined below). Parent has made available to the Company a complete and correct copy of Parent's certificate of incorporation and bylaws, as amended to the date hereof. Parent's certificate of incorporation and bylaws so delivered are in full force and effect.

     As used in this Agreement, (i) "Parent Material Adverse Effect" means any change in or effect on the business of Parent and its Subsidiaries that is, or is reasonably likely to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), prospects, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries taken as a whole, and (ii) a "Significant Subsidiary" of the Company means with respect to the Company or Parent, as the case may be, a direct or indirect Subsidiary of such party which is a significant subsidiary within the meaning of Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

          (c) Capital Structure. The authorized capital stock of Parent consists of 1,500,000,000 shares of Parent Common Stock, of which only 508,718,107 shares were outstanding as of the close of business on June 14, 1999, and 100,000,000 shares of Preferred Stock, par value $.01 per share (the "Parent Preferred Stock"), of which only 6,795 shares, designated the Series A convertible Perpetual Preferred Stock (the "Series A Preferred Stock"), were outstanding as of the close of business on June 14, 1999. All of the outstanding shares of Parent Common Stock and Series A Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable. Parent has no Parent Common Stock or Parent Preferred Stock, designated Participating Preferred Stock, subject to issuance or subject to issuance, except that as of the close of business on June 14, 1999, there were 24,818,686 shares of Parent Common Stock reserved for issuance pursuant to Parent's Long Term Incentive Plan (the "Parent Stock Plan"), 5,087,181 shares of Parent Preferred Stock, designated Participating Preferred Stock, subject to issuance pursuant to the Stockholder Protection Rights Agreement, dated as of March 4, 1997, between the Parent and Harris Trust & Savings Bank, as Rights Agent, and 9,852,750 shares of Parent Common Stock subject to issuance upon conversion of shares of Series A Preferred Stock. Each of the outstanding shares of capital stock of each of Parent's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except for directors' qualifying shares, owned by a direct or indirect wholly owned subsidiary of Parent, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no shares of capital stock of Parent authorized, issued or outstanding and except as set forth above, there are no preemptive rights nor any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Parent. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

          (d) Corporate Authority. (i) No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and each has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. Parent has all requisite power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under the Stock Option Agreement. This Agreement is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms. The Stock Option Agreement are valid and binding agreements of Parent enforceable against Parent in accordance with their respective terms.

          (ii) Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to Article IV. The Parent Common Stock, when issued, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The Parent Common Stock, when issued, will be registered under the Securities Act and Exchange Act and registered or exempt from registration under any applicable state securities or "blue sky" laws.

          (e) Governmental Filings; No Violations. (i) Other than any filings and/or notices required (A) pursuant to Section 1.3, (B) under the HSR Act, the Securities Act and the Exchange Act, (C) to comply with state securities or "blue sky" laws, (D) required to be made with the NYSE and the Stockholm Stock Exchange, and (E) such filings or consents, registrations, approvals, permits or authorizations as may be required under the laws of the competition or antitrust laws of jurisdictions outside the United States, no notices or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the execution and delivery of the Stock Option Agreement by Parent or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and by the Stock Option Agreement, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

          (ii) The execution, delivery and performance of this Agreement and the Stock Option Agreement by Parent, by Parent and Merger Sub, as the case may be, do not and will not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and by the Stock Option Agreement, will not, constitute or result in (A) a breach or violation of, or a default under, the certificate or bylaws of Parent and Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or
     (C) above, for breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

          (f) Parent Reports; Financial Statements. Parent and, to the extent applicable, each of its then or current Subsidiaries, has made all filings required to be made by it with the SEC since December 31, 1993 (collectively, including any such reports filed subsequent to the date hereof, the "Parent Reports") and Parent has delivered or made available to the Company each registration statement, report, proxy statement or information statement filed with the SEC by it since December 31, 1998 (the "Parent Audit Date") in the form (including exhibits and any amendments thereto) filed with the SEC. As of their respective dates, the Parent Reports did not, and any Parent Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) presents fairly, or will present fairly, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Parent Reports (including any related notes and schedules) presents fairly, or will present fairly, the results of operations, retained earnings and changes in financial position, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (except as noted therein and subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited statements, as permitted by SEC Form 10-Q and except as may be noted therein.

          (g) Absence of Certain Changes. Except as disclosed in the Parent Reports filed prior to the date hereof, since the Parent Audit Date Parent and its Subsidiaries have conducted their respective businesses in all material respects only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, properties, business or results of operations of Parent and its Subsidiaries, or any occurrence or combination of occurrences of which Parent has knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Parent, except for regularly quarterly dividends declared and paid on shares of Parent Common Stock and Series A Preferred Stock; or (iv) any change by Parent in accounting principles, practices or methods.

          (h) Litigation and Liabilities. Except as disclosed in the Parent Reports filed prior to the date hereof, and except for matters which are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement and the Stock Option Agreement, there are no
     (i) civil, criminal, administrative or regulatory actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Parent after due investigation, overtly threatened against Parent or any of its Subsidiaries or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law, other than liabilities incurred in the ordinary course of business by Parent and its Subsidiaries since the Audit Date.

          (i) Compliance. Neither Parent nor any of its Subsidiaries is in default or violation of, (i) any Law applicable to Parent or any of its Subsidiaries or by which its or any of their respective properties are bound, or (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties are bound or affected, except for any such defaults or violations that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect or prevent or materially delay the transactions contemplated by this Agreement.

          (j) Accounting and Tax Matters. As of the date hereof, Parent does not have any knowledge of any fact or circumstance relating to the Company or its affiliates that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling of interests" or prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (k) Brokers and Finders. Neither Parent nor any of its Subsidiaries, officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated by this Agreement, the Stock Option Agreement or the Voting Agreement, except that Parent has employed Goldman, Sachs & Co. as its financial advisor.

                                   ARTICLE VI

                                   COVENANTS

     6.1. Company Interim Operations. Except as set forth in the document entitled "Schedule 6.1" furnished to the Company by Parent prior to the execution and delivery of this Agreement, the Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed) and except as otherwise expressly contemplated by this Agreement and the Stock Option Agreement):

          (a) the business of it and its Subsidiaries shall be conducted, in all material respects, in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable best efforts to preserve its business organization substantially intact and substantially maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

          (b) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its certificate or bylaws or amend, modify or terminate the Rights Agreement, except as set forth in Section 5.1(s) hereof; (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock, or (v) repurchase, redeem or otherwise acquire, except in connection with the Stock Plans, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

          (c) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets (other than (A) the issuance of Shares pursuant to options outstanding on the date of this Agreement under the Stock Plans, (B) the issuance of Shares pursuant to the exercise of Warrants set forth on Schedule 5.1(b),
     (C) the issuance of 12% Senior Convertible Notes upon exercise of Warrant Notes outstanding on the date of this Agreement, (D) the issuance of warrants for Shares upon redemption of Convertible Notes outstanding on the date of this Agreement and (E) the issuance of Shares upon conversion of Convertible Notes outstanding on the date of this Agreement; (ii) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other

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

     property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness or other liability; or (iii) make any commitments for, make or authorize any capital expenditures other than in the amounts set forth with respect to particular items in the Budget or, by any means, make any acquisition of, or investment in, assets or stock of any other Person or entity;

          (d) except as may be required by existing contractual commitments, existing corporate policy with respect to severance or termination pay or as required by applicable law, neither it nor any of its Subsidiaries shall
     (i) enter into any new agreements or commitments for any severance or termination pay to, or enter into employment or severance agreement with, any of its directors, officers or employees, or (ii) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans or increase or accelerate the salary, wage, bonus or other compensation of any employees, officers or directors (except for increases in salaries, wages and cash bonuses of nonexecutive employees made in the ordinary course of business consistent with past practice) or pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing Compensation and Benefit Plan;

          (e) neither it nor any of its Subsidiaries shall settle or compromise any material claims or litigation or modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

          (f) neither it nor any of its Subsidiaries shall make any Tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business;

          (g) except as may be required as a result of a change in law or in generally accepted accounting principles, neither it nor any of its Subsidiaries shall change any of the accounting practices or principles used by it;

          (h) neither it nor any of its Subsidiaries shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company or any of its subsidiaries not constituting an inactive Subsidiary (other than the Merger);

          (i) neither it nor any of its Subsidiaries shall knowingly take any action, or knowingly fail to take any action, that is reasonably likely to jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code or that would cause any of its representations and warranties herein to be or become untrue in any material respect;

          (j) it shall not suffer or permit expenditures made or incurred by the Company and its Subsidiaries for any period to materially exceed the Projected Expenses for such period except for expenses incurred in connection with the transactions contemplated by this Agreement; and

          (k) neither it nor any of its Subsidiaries will offer to, or enter into an agreement to, do any of the foregoing.

     6.2. Conduct of Business of Parent. Parent covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed) and except as otherwise expressly contemplated by this Agreement and the Stock Option Agreement):

          (a) it shall not amend the terms of the Parent Common Stock;

          (b) it shall not acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any corporation, partnership, joint venture, association or other business organization or division thereof, or otherwise acquire or agree to acquire, or dispose of or agree to dispose of, any assets of any person, which, in each case, could reasonably be expected to delay materially the consummation of, or increase materially the risk of non-consummation of, the transaction contemplated by this Agreement;

          (c) except as may be required as a result of a change in law or in generally accepted accounting principles, it shall not change, in any material respect, any of the accounting practices or principles used by it;

          (d) it shall not knowingly take any action that would result in a failure of Parent Common Stock to be listed on the NYSE;

          (e) neither it nor any of its Subsidiaries shall knowingly take any action, or knowingly fail to take any action, that is reasonably likely to jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code or that would cause any of its representations and warranties herein to be or become untrue in any material respect; and

          (f) neither it nor any of its Subsidiaries will offer to, or enter into any agreement to, do any of the foregoing.

     6.3. Acquisition Proposals. The Company shall, and shall cause its nonstockholder affiliates and the officers, directors and employees of the Company and its subsidiaries to, and shall instruct its stockholder affiliates and the representatives and agents of the Company and its subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) to, immediately cease and terminate any existing activities, discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or more than 15% of the equity interest in, the Company or any of its Subsidiaries (by direct purchase from the Company, tender or exchange offer or otherwise) or any business combination, merger or similar transaction (including an exchange of stock or assets) with or involving the Company or any Subsidiary or division of the Company (an "Acquisition Transaction"), other than the Merger. Except as set forth in this
Section 6.2, the Company shall not, and shall cause its nonstockholder affiliates and the officers, directors and employees of the Company and its subsidiaries not to, and shall instruct its stockholder affiliates and the representatives and agents of the Company and its subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) not to, directly or indirectly, knowingly encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information or data (other than the Company's standard public information package) to, any corporation, partnership, person or other entity or group (other than Parent and Merger Sub, any affiliate or associate of Parent and Merger Sub or any designees of Parent and Merger Sub) with respect to any inquiries or the making of any offer or proposal (including, without limitation, any offer or proposal to the stockholders of the Company) concerning an Acquisition Transaction (an "Acquisition

Proposal") or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that prior to the receipt of the Company Requisite Vote the Company may furnish information and access, but only in response to a request for information or access, to any person or entity making a bona fide written Acquisition Proposal to the board of directors of the Company after the date hereof which was not knowingly encouraged, solicited or initiated by the Company or any of its affiliates or any director, employee, representative or agent of the Company or any of its subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) on or after the date hereof and may participate in discussions and negotiate with such person or entity concerning any such Acquisition Proposal and authorize the Company, subject to compliance with Section 8.3(a), to enter into a binding written agreement concerning a Superior Proposal (as defined below), if and only if, in any such case, (i) the board of directors of the Company determines in good faith, (A) taking into account the written, reasoned advice of outside counsel to the Company to the effect that failing to provide such information or access or to participate in such discussions or negotiations or so to authorize, as the case may be, is reasonably likely to constitute a breach of such board's fiduciary duties under applicable law, that failing to provide such information or access or to participate in such discussions or negotiations or to so authorize, as the case may be, would constitute a breach of such board's fiduciary duties under applicable law, and (B) taking into account the written advice of financial advisors to the Company to such effect, that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person or entity making the proposal and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal as to which both of the determinations referred to in subclauses (A) and (B) of this clause (i) have been made being referred to in this Agreement as a "Superior Proposal"), and (ii) the board of directors of the Company receives from the person or entity making such bona fide written Acquisition Proposal an executed confidentiality agreement the terms of which are (without regard to the terms of such Acquisition Proposal) (A) no less favorable to the Company, and
(B) no less restrictive to the person or entity making such bona fide written Acquisition Proposal than those contained in the Confidentiality Agreement, dated as of May 21, 1999, referring to Parent as the "Recipient" (the "Company Confidentiality Agreement"), between the Company and Parent. Nothing in this Agreement shall prohibit the Board of Directors of the Company from, to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. The Company will notify Parent within 36 hours if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company and shall in such notice indicate the identity of the offeror and the terms and conditions of any such proposal and thereafter shall keep Parent informed, on a current basis, of the status and terms of such proposals and the status of such negotiations or discussions, providing copies to Parent of any Acquisition Proposals made in writing. The Company shall provide Parent with five days' advance notice of its intention to enter into any agreement with or to provide any information to any person or entity making any such inquiry or proposal. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party. The Company will inform the individuals or entities referred to in the first sentence of this Section
6.3 of the obligations undertaken in this Section 6.3. The Company also will promptly request each person or entity which has executed, within 36 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information heretofore furnished to such person or entity by or on behalf of the Company.

     6.4. Information Supplied. Each of the Company and Parent agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof) (the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the meetings of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     6.5. Stockholders' Meeting. The Company will take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Shares (the "Stockholders' Meeting") as promptly as reasonably practicable after the Registration Statement is declared effective to consider and vote upon the adoption of this Agreement. Subject to fiduciary obligations under the DGCL, the board of directors of the Company shall recommend such adoption and the Company shall use its reasonable best efforts to solicit such adoption.

     6.6. Filings; Other Actions; Notification. (a) Parent and the Company shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Parent shall prepare and file with the SEC the Registration Statement, as promptly as practicable. Parent and the Company shall use their commercially reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the stockholders of the Company. Parent shall also use its commercially reasonable best efforts to obtain prior to the effective date of the Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and the consummation of the other transactions contemplated by this Agreement and the Stock Option Agreement and will pay all expenses incident thereto.

     (b) The Company shall use its commercially reasonable best efforts to cause to be delivered to Parent and its directors a letter of its independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) the third business day prior to the Effective Time, and addressed to Parent and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     (c) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement, the Stock Option Agreement, the

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

Voting Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, the Stock Option Agreement and the Voting Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, the Stock Option Agreement and the Voting Agreement. In particular, the Company and Parent each agree to use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, such things as may be necessary under federal or state securities laws or the HSR Act or Foreign Merger Laws (as hereinafter defined) applicable to or necessary for, and will file as soon as reasonably practicable and, if appropriate, use commercially reasonable efforts to have declared effective or approved, all documents and notifications with the SEC and other governmental or regulatory bodies (including, without limitation, the FDA and equivalent foreign regulatory bodies, and other foreign regulatory bodies that administer Foreign Merger Laws, and any foreign labor councils or bodies as may be required) that they deem necessary or appropriate for, the consummation of the Merger or any of the other transactions contemplated hereby, and each party shall give the other information reasonably requested by such other party pertaining to it and its subsidiaries and affiliates to enable such other party to take such actions. Although the parties do not anticipate any legislative, administrative or judicial objection to the consummation of the Merger or any of the transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub agrees to use commercially reasonable efforts to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any of the other transactions contemplated by this Agreement, including, without limitation, by pursuing available avenues of administrative and judicial appeal. Each of the Company, Parent and Merger Sub also agrees to use commercially reasonable efforts to take any and all actions necessary to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental antitrust authority or any other party so as to enable the parties to close by the date specified in Section 8.2(i) the transactions contemplated hereby; provided, however, that nothing in this Section 6.6 shall require, or be construed to require, Parent to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its assets or businesses) or to agree to any material changes or restriction in the operations of any such assets or businesses; and provided, further, that nothing in this
Section 6.6 shall require, or be construed to require, a proffer or agreement that would, in the good faith judgment of Parent, be reasonably likely to have a significant adverse effect on the benefits to Parent of the transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement,

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

the Stock Option Agreement and the Voting Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

     (d) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement, the Stock Option Agreement and the Voting Agreement.

     (e) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, the Stock Option Agreement and the Voting Agreement. The Company and Parent each shall give prompt notice to the other of any change that has resulted in or is reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, respectively.

     (f) Parent shall notify the Company promptly (i) of the receipt of the comments of the SEC, (ii) of any request by the SEC for amendments or supplements to the Registration Statement, (iii) of the time when the Registration Statement has become effective or any supplement or amendment has been filed, or the issuance of any stop order and (iv) of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and shall supply the Company with copies of all correspondence with the SEC with respect to the Registration Statement.

     (g) If at any time prior to the Effective Time, any event or circumstance relating to the Company, any Subsidiary, or the Company's or any Subsidiary's officers or directors should occur and be discovered by the Company that is required to be described in an amendment or supplement to the definitive Proxy Statement/Prospectus or the Registration Statement, the Company shall promptly inform Parent. If at any time prior to the Effective Time, any event or circumstance relating to Parent or any of its subsidiaries or their respective officers or directors should occur and be discovered by Parent that is required to be described in an amendment or supplement to the definitive Proxy Statement/Prospectus or the Registration Statement, Parent shall promptly inform the Company. Whenever any event occurs that should be described in an amendment of, or supplement to, the definitive Proxy Statement/Prospectus or the Registration Statement, the Company or Parent, as the case may be, shall, upon learning of such event, promptly notify the other and consult and cooperate with the other in connection with the preparation of a mutually acceptable amendment or supplement. The parties shall promptly file such amendment or supplement with the SEC and mail such amendment or supplement as soon as practicable after it is cleared by the SEC. No amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed).

     (h) The Company will use its commercially reasonable best efforts to obtain, as soon as practicable prior to the Effective Time, the consents and waivers required under the

Contracts listed in Schedule 5.1(d)(ii) in connection with the consummation of the transactions contemplated by this Agreement and the Stock Option Agreement.

     (i) The Company will periodically provide Parent with current draft versions of any filings to be made by the Company subsequent to the date hereof pursuant to the Securities Act or the Exchange Act, including any documents incorporated therein by reference, promptly after preparation of such draft.

     6.7. Taxation and Accounting. (a) At or prior to the filing of the Registration Statement and at or prior to the Closing, the Company and Parent shall execute and deliver to Cooley Godward LLP and to Sullivan & Cromwell tax representation letters reasonably satisfactory to such counsel setting forth customary representations which may be relied upon by such counsel in rendering any opinions contemplated by this Agreement. Parent shall use commercially reasonable efforts to cause Sullivan & Cromwell to deliver to Parent a legal opinion, satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act and dated as of a date that is no more than two business days prior to the date of filing of the Registration Statement, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code, based in part on the tax representation letters described in this Section 6.7(a). The Company shall use commercially reasonable efforts to cause Cooley Godward LLP to deliver to the Company a legal opinion, satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act and dated as of a date that is no more than two business days prior to the date of filing of the Registration Statement, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, based in part on the tax representation letters described in this
Section 6.7(a).

     (b) Parent shall cooperate with the Company and the Company shall use reasonable best efforts to cause to be delivered to Parent and the Company, a letter from Ernst & Young LLP addressed to the Company, as of the Closing Date, stating that based upon discussions with officials of the Company responsible for financial and accounting matters, and information furnished to Ernst & Young LLP to the date of its letter, Ernst & Young LLP concurs with the Company's management's conclusion that, as of the date of its letter, no conditions exist related to the Company that would preclude Parent's accounting for the Merger as a pooling of interests.

     (c) The Company shall cooperate with Parent and Parent shall use reasonable best efforts to cause to be delivered to Parent, a letter from PricewaterhouseCoopers LLP addressed to Parent, dated as of the Closing Date, confirming as of the Closing Date that, based upon discussions with officials of Parent responsible for financial and accounting matters and the letter provided by Ernst & Young LLP to the Company, PricewaterhouseCoopers LLP concurs with Parent management's conclusions that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

     6.8. Access. Upon reasonable notice, and except as may otherwise be required by applicable law, each of the Company and Parent shall (and shall cause its Subsidiaries to) afford the other's officers, employees, counsel, accountants and other authorized representatives ("Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts, records, personnel and advisors and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all documents, data and information concerning its business, properties (tangible and intangible) and personnel as may reasonably be requested. The

Company and Parent shall provide access to the information described above regardless of whether or not such documents, data and information are or may be covered by the attorney-client privilege, lawyer's work product privilege or other privileges against disclosure, as the parties have concluded that such disclosure shall not constitute a waiver of the attorney-client or any other privilege due to the substantially identical interest of the Company and Parent with respect to such information. No investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, Parent or Merger Sub. No provision of this Agreement shall require the Company or Parent to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company or the Parent, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations to third parties with respect to confidentiality if the Company or Parent, as the case may be, shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or Parent, as the case may be, or such Person as may be designated by either of its officers. All such information shall be subject to the Company Confidentiality Agreement and the Confidentiality Agreement, dated as of May 21, 1999, referring to the Company as the Recipient (the "Parent Confidentiality Agreement"), between the Company and Parent, as the case may be.

     6.9. Affiliates. (i) Prior to the Effective Time, Parent shall deliver to the Company a list of names and addresses of those Persons who are, in the opinion of Parent, as of the time of the Stockholders Meeting referred to in
Section 6.5, "affiliates" of the Company within the meaning of Rule 145 under the Securities Act and for the purposes of applicable interpretations regarding the pooling of interests method of accounting. The Company shall provide to Parent such information and documents as Parent shall reasonably request for purposes of such list. There shall be added to such list the names and addresses of any other Person the Company later identifies as an affiliate of the Company or Parent reasonably identifies (by written notice to the Company within ten business days after the Company's receipt of such list) as being a Person who may be deemed to be such an affiliate of the Company; provided, however, that no such Person identified by Parent shall be added to the list of affiliates of the Company if Parent shall receive from the Company, on or before the date of the Stockholders Meeting, an opinion of counsel reasonably satisfactory to Parent to the effect that such Person is not an affiliate. The Company shall use reasonable efforts to deliver or cause to be delivered to Parent, prior to the date of the Stockholders Meeting, (i) from each of such affiliates of the Company identified in the foregoing list (as the same may be supplemented as aforesaid), other than AstraZeneca plc, a letter dated as of the Closing Date substantially in the form attached as Exhibit A-1 (the "Company Affiliates Letter"), and (ii) from AstraZeneca plc a letter dated as of the Closing Date substantially in the form attached as Exhibit AZ-1 (the "AstraZeneca Affiliate Letter").

     (ii) Parent shall use reasonable efforts to obtain from each of those Persons who are, in the opinion of Parent, "affiliates" of Parent within the meaning of Rule 145 under the Securities Act and for the purposes of applicable interpretations regarding the pooling of interests method of accounting a letter dated as of the Closing Date substantially in the form attached as Exhibit A-2 (the "Pooling Affiliates Letter").

     (iii) If the Merger would otherwise qualify for pooling of interests accounting treatment, shares of Parent Common Stock issued to such affiliates of the Company in exchange for Shares shall not be transferable until such time as financial results covering at least 30 days of combined operations of Parent and the Company have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section, except to the extent permitted by, and in accordance with, Accounting Series Release 135 and Staff Accounting Bulletins 65 and 76. Any Shares held by such affiliates shall not be transferable, regardless of whether each such affiliate has provided the written agreement referred to in this Section, if such transfer, either alone or in the aggregate with other transfers by affiliates, would preclude Parent's ability to account for the business combination to be effected by the Merger as a pooling of interests. The Company shall not register the transfer of any Certificate, unless such transfer is made in compliance with the foregoing.

     6.10. Listing; De-registration. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE subject to official notice of issuance, prior to the Closing Date. The Company shall use its best efforts to cause the Shares to be de-registered from the Nasdaq National Market and de-registered under the Exchange Act as soon as practicable following the Effective Time.

     6.11. Publicity. Parent shall control and coordinate the press relations and publicity activities of the parties in connection with the Merger. The Company shall consult with Parent with respect to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement, the Voting Agreement and the Stock Option Agreement and will not issue any press releases or otherwise make any public announcements with respect thereto without Parent's prior consent (which consent shall not be unreasonably withheld), except as may be required by law or pursuant to the Company's listing agreement with or rules of the Nasdaq National Market.

     6.12. Benefits. (a) Stock Options. (i) At the Effective Time, each outstanding Company Option under the Stock Plans, whether vested or unvested, shall be deemed to constitute an option to acquire (a "New Parent Option"), on the same terms and conditions as were applicable under such Company Option, the same number of shares of Parent Common Stock (rounded to the nearest whole number) as the holder of such Company Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at an exercise price per share (rounded to the nearest whole cent) equal to (y) the aggregate exercise price for the Shares otherwise purchasable pursuant to such Company Option divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Company Option in accordance with the foregoing; provided, however, that in the case of any Company Option to which Section 422 of the Code applies, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. At or prior to the Effective Time, the Company shall take all necessary actions to permit the assumption of the unexercised Company Options by Parent pursuant to this Section.

     (ii) Effective at the Effective Time, Parent shall assume, as a New Parent Option, each outstanding Company Option in accordance with this Section and with the terms of the Stock Plan under which it was issued and the stock option agreement by which it is evidenced. Not later than ten calendar days after the Closing Date, Parent shall file a registration statement under the Securities Act of 1933 on Form S-8, or other appropriate form, covering shares of Parent Common Stock subject to such New Parent Options.

     (b) Employee Benefits. Parent agrees that during the period commencing at the Effective Time and ending on the first anniversary thereof, the Employees will continue to be provided with benefits under employee benefit plans (other than stock options or other plans involving the issuance of securities of the Company or Parent) which in the aggregate are substantially comparable to those currently provided by the Company to such Employees; provided, however, that Employees covered by collective bargaining agreements need not be provided with such benefits. Parent will cause each employee benefit plan of Parent in which Employees are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such Employees with the Company as if such service were with Parent, to the same extent that such service was credited under a comparable plan of the Company. Parent will, and will cause the Surviving Corporation to, honor in accordance with their terms
(i) all employee benefit obligations to current and former Employees accrued as of the Effective Time and (ii) to the extent set forth on Schedule 5.1(h)(i), all employee severance plans in existence on the date hereof and all employment or severance agreements entered into prior to the date hereof.

     6.13. Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article IV, and Parent shall reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in Section 8.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Stock Option Agreement, the Voting Agreement and the Merger and the other transactions contemplated by this Agreement, the Stock Option Agreement and the Voting Agreement shall be paid by the party incurring such expense.

     6.14. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, Parent agrees that it will indemnify, defend and hold harmless each individual entitled to indemnification as of the Effective Time under the Company's certificate of incorporation and bylaws as in effect on the date of this Agreement (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the DGCL and its certificate of incorporation, bylaws and other agreements (including the Indemnification Agreements referred to below) in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

     (b) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to each indemnification agreement listed in Schedule 6.14(b).

     (c) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 6.14, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof unless there is a conflict of interest between the Indemnified Parties and Parent, in which event Parent shall be liable to the Indemnified Parties for the fees and expenses of not more than one firm of counsel, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent and no Indemnified Party shall be liable for any settlement effected without its prior written consent unless such settlement includes a complete release of claims against such Indemnified Party; and provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

     (d) Notwithstanding any contrary provision of this Agreement, prior to the Effective Time, the Company may purchase insurance coverage extending for a period of six years the Company's directors' and officers' liability insurance coverage in effect as of the date hereof (covering past or future claims with respect to periods prior to and including the Effective Time); provided that the aggregate premium payable for such insurance shall not exceed 175% of the last annual premium paid for such coverage prior to the date hereof.

     (e) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section.

     (f) The provisions of this Section shall survive the consummation of the Merger at the Effective Time, are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties as intended third party beneficiaries and their heirs and estates and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

     6.15.  Other Actions by the Company and Parent.

     (a) Rights. Prior to the Effective Time, the board of directors of the Company shall take all necessary action to ensure that the representation and warranty in Section 5.1(s) is accurate.

     (b) Antitakeover Statutes. If any Antitakeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Stock Option Agreement, or the Voting Agreement, each of Parent and the Company and its board of directors shall grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, the Stock Option Agreement or the Voting Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

     6.16. Convertible Notes and Warrants. Prior to the Effective Time, the Company and Parent shall take all action necessary to provide that on and after the Effective Time the Convertible Notes and Warrants (including the Note Warrants) will be convertible only into the Merger Consideration, subject to any holder's right to hold securities through maturity.

     6.17.  Funding Mechanism.  Parent and the Company agree as follows.

          (a) Parent agrees to cause one of its wholly owned subsidiaries (the "Lender") to make available as a loan to the Company, subject to the provisions of Sections 6.17(b) through (e), (i) $15,000,000 (or such lesser amount as the Company elects to borrow) on September 1, 1999 (the "First Loan"), (ii) an additional $10,000,000 (or such lesser amount as the Company elects to borrow) on November 1, 1999 (the "Second Loan"), and
     (iii) an additional $10,000,000 (or such lesser amount as the Company elects to borrow) on December 31, 1999 (the "Third Loan" and, collectively with the First Loan and the Second Loan, the "Loans" and each such date, with respect to the Loan to be made on such date, the "Funding Date" for such Loan).

          (b) The Lender shall not be obligated to make any Loan if, on or prior to the Funding Date for such Loan, there has been a material breach by the Company of any covenant or agreement of the Company contained in this Agreement (a "Breach").

          (c) The Lender shall not be obligated to make the Second Loan or the Third Loan if, on or prior to the Funding Date for any such Loan:

             (i) The Stockholders Meeting (as defined in the Merger Agreement) shall have been convened and the adoption referred to in Section 7.1(a) shall not have been obtained thereat or at any adjournment or postponement thereof (a "Vote Failure"), or

             (ii) The Company shall have terminated this Agreement, other than pursuant to Section 8.2(i), 8.2(iii) or 8.3(b) thereof (a "Company Termination").

          (d) Unless the Lender and the Company agree otherwise, each Loan will mature on a date (which date shall not be later than the fifth anniversary of the Funding Date for such Loan) determined in accordance with Section 6.17(e). The maturity date of each Loan will accelerate to the first anniversary of the Funding Date for such Loan in the event of a Breach, a Vote Failure or a Company Termination.

          (e) The parties agree that the terms and conditions of, and the definitive documentation concerning the Loans (the "Terms") shall be reasonable and customary in light of the Company's creditworthiness, business prospects and industry. Parent and the Company agree to negotiate in good faith concerning the Terms and the consents, waivers and approvals necessary or appropriate in connection with the funding of the Loans on and subject to the Terms (such consents, waivers and approvals, the "Waivers").

          (f) The Terms and Waivers will be determined, if possible, by the mutual agreement of Parent and the Company. If Parent and the Company are unable to reach such an agreement by July 15, 1999, Parent and the Company shall jointly designate an individual or entity to determine no later than August 15, 1999 the Terms and Waivers after due consideration of this
     Section 6.17 and any submissions the Company and Parent choose to make to such individual or entity, and the decision of such person or entity shall be final and binding upon the parties. If Parent and the Company are unable to mutually agree on an individual or entity by July 15, 1999, each shall choose an investment banking firm (other than Goldman, Sachs & Co. and Lehman Brothers Inc.) and the two firms so chosen shall select an individual or entity which shall determine the Terms and Waivers, which determination shall be final and binding on the parties. If either Parent or the Company fails to select an investment banking firm within five calendar days of receipt of a notice specifying such failure from such other party, such other party may select an individual or entity which shall determine the Terms and Waivers, which determination shall be final and binding on the parties.

                                  ARTICLE VII

                                   CONDITIONS

     7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote.

          (b) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement (collectively, an "Order"), and no Governmental Entity shall have instituted any proceeding seeking any such Order.

          (d) Registration Statement. Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or be threatened overtly by the SEC.

     7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and (ii) the representations and warranties of the Company set forth in Sections 5.1(b), (c) and (j) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, and (iii) the representations and warranties of the Company set forth in this Agreement (other than the representations and warranties of the Company set forth in Sections 5.1(b), (c) and (j)), considered without regard to any qualification by, or references to, "material," "in all material respects" or "Company Material Adverse Effect," shall be true and correct as of the Closing Date as though made on the Closing Date, except for such failures of such representations and warranties to be true and correct as do not arise from events, occurrences or matters that, individually and in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, and (iv) Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to the effect of the foregoing.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement and the Stock Option Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

          (c) Regulatory Consents.  Other than the filing provided for in
     Section 1.3, all filings required to be made prior to the Effective Time by the Company or any of its Subsidiaries, with, and all consents, approvals and authorizations required to be obtained prior to the Effective Time by, the Company or any of its Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company shall have been made or obtained (as the case may be), except where the failure to so make or obtain will not result in either a Company Material Adverse Effect or a Parent Material Adverse Effect or have a significant adverse effect on the benefits to Parent of the transactions contemplated by this Agreement.

          (d) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under each Contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect, is not reasonably likely to materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement and is not reasonably likely to impair the ability of the Parent or any of their respective affiliates, following consummation of the Merger, to conduct any material business or operations in any jurisdiction where they are now being conducted.

          (e) Tax Opinion. Parent shall have received the opinion of Sullivan & Cromwell, counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel may rely on customary factual representations furnished by the Company, Parent and Merger Sub.

          (f) Rights Agreement. All necessary action shall have been taken to ensure that neither the entering into of this Agreement nor the consummation of the Merger will cause the preferred stock purchase rights issued pursuant to the Rights Agreement to become exercisable, cause Parent to become an Acquiring Person (as such term is defined in the Rights Agreement), or give rise to a Distribution Date or a Shares Acquisition Date (as such terms are defined in the Rights Agreement).

          (g) Affiliates Letters. Parent shall have received a Company Affiliates Letter from each Person identified as an affiliate of the Company pursuant to Section 6.9(i) (other than AstraZeneca plc) and shall have received the AstraZeneca Affiliates Letter from AstraZeneca plc.

          (h) Accountants' Letters. Parent shall have received the letters described in Sections 6.7(b) and 6.7(c), unless the failure of Parent to receive the letter described in Section 6.7(c) has been proximately caused by Parent's failure to issue or sell shares of Parent Common Stock.

     7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and (ii) the representations and warranties of Parent and Merger Sub set forth in Sections 5.2(c) and (d) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, and (iii) the representations and warranties of Parent and Merger Sub set forth in this Agreement (other than the representations and warranties of the Company set forth in Sections 5.2(c) and (d)), considered without regard to any qualification by, or reference to, "material," "in all material respects" or "Parent Material Adverse Effect," shall be true and correct as of the Closing Date as though made on the Closing Date, except for such failures of such representations and warranties to be true and correct as do not arise from events, occurrences or matters that, individually and in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect, and (iv) the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and chief financial officer of Parent to the effect of the foregoing.

          (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement and the Stock Option Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and chief financial officer of Parent to such effect.

          (c) Regulatory Consents. All filings required to be made prior to the Effective Time by Parent or any of its Subsidiaries, with, and all consents, approvals and authorizations required to be obtained prior to the Effective Time by, Parent or any of its Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Merger Sub shall have been made or obtained (as the case may be), except where the failure to so make or obtain will not result in either a Company Material Adverse Effect or a Parent Material Adverse Effect.

          (d) Tax Opinion. The Company shall have received the opinion of Cooley Godward LLP, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel may rely on customary factual representations furnished by the Company, Parent and Merger Sub.

          (e) NYSE Listing. The shares of Parent Common Stock to be delivered pursuant to the Merger shall have been duly authorized for listing on the NYSE, subject to official notice of issuance.

          (f) Accountants' Letters. The Company shall have received the letter described in Section 6.7(b).

                                  ARTICLE VIII

                                  TERMINATION

     8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in
Section 7.1(a), by mutual written consent of the Company, Parent and Merger Sub, by action of their respective boards of directors.

     8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (i) the Merger shall not have been consummated by November 30, 1999, whether such date is before or after the date of approval by the stockholders of the Company referred to in Section 7.1(a); provided, however, that if a request for additional information is received from the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice pursuant to the HSR Act or additional information is requested by a governmental authority (a "Foreign Authority") pursuant to the antitrust, competition, foreign investment, or similar laws or any foreign countries or supranational commissions or boards that require pre-merger notifications or filings with respect to the Merger (collectively, "Foreign Merger Laws"), then such date shall be extended to the 30th day following certification by Parent and/or the Company, as applicable, that Parent and/or the Company, as applicable, have substantially complied with such request, but in any event not later than January 31, 2000, (ii) the Stockholders Meeting shall have been convened and the adoption referred to in Section 7.1(a) shall not have been obtained thereat or at any adjournment or postponement thereof, or (iii) any Order permanently restraining, enjoining or otherwise prohibiting the Merger shall become final and non-appealable (whether before or after the adoption referred to in Section 7.1(a)); provided that the right to terminate this Agreement pursuant to clause
(i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Merger by the date referred to in clause (i) of this Section 8.2 and, provided, further, that the right to terminate this Agreement pursuant to clause (iii) above shall not be available to any party that has breached its covenant to use commercially reasonable best efforts to prevent such Order from being issued and to use commercially reasonable best efforts to cause such Order to be lifted.

     8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 7.1(a), by action of the board of directors of the Company:

          (a) If (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a Superior Proposal and the Company notifies Parent in writing, that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and (iii) Parent does not make, within five calendar days of receipt of the Company's written notification of its intention to enter into such an agreement, an offer that is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (ii) of the previous sentence until at least the sixth calendar day after it has provided the written notice to Parent required thereby and (y) to notify Parent promptly if its intention to enter into a written agreement referred to in such notice shall change at any time after giving such notification.

          (b) If there has been a material breach by Parent or Merger Sub of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement such that the conditions in Section 7.3(a) or
     (b) will not be satisfied (a "Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is curable by Parent through the exercise of reasonable best efforts and such cure is reasonably likely to be completed prior to the applicable date specified in Section 8.2(i), then for so long as Parent continues to exercise reasonable best efforts to cure such Terminating Parent Breach, the Company may not terminate this Agreement under this Section 8.3(b).

     8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent:

          (a) If the board of directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement or failed to reconfirm its recommendation of this Agreement within five calendar days after a written request by Parent to do so.

          (b) There has been a material breach by the Company of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions in Section 7.2(a) or (b) will not be satisfied (a "Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of reasonable best efforts and such cure is reasonably likely to be completed prior to the applicable date specified in Section 8.2(i), then for so long as the Company continues to exercise reasonable best efforts, Parent may not terminate this Agreement under this Section 8.4(b).

     8.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability of any party hereto (or any of its directors, officers, employees, agents, legal and financial advisors or other representatives) except pursuant to Section 6.13, Section 6.17, Section
8.5 and Article IX; provided, however, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

     (b) In the event that (i) (A) a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of its stockholders or any Person shall have announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries, and on or following the date of this Agreement but prior to the date of the Stockholders Meeting such Acquisition Proposal, announcement or intention is or becomes publicly known, and (B) on or following the date of this Agreement and prior to the time such Acquisition Proposal, announcement or intention is or becomes publicly known, the occurrence of a Parent Material Adverse Effect shall not have become publicly known, and (C) on or following the date on which such Acquisition Proposal, announcement or intention is or becomes publicly known, this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(ii), or

(ii) this Agreement is terminated (x) by the Company pursuant to Section 8.3(a) or (y) by Parent pursuant to Section 8.4(a), then, subject to Section 8.5(c), the Company (p) shall promptly, but in no event later than two days after the date of such termination (except as otherwise provided in the proviso to this sentence), pay Parent a termination fee of $16,900,000 payable by wire transfer of same day funds, and (q) shall promptly, but in no event later than two calendar days after being notified of such by Parent, pay all of the charges and expenses incurred by Parent or Merger Sub in connection with this Agreement, the Stock Option Agreement and the Voting Agreement and the transactions contemplated by this Agreement, the Stock Option Agreement and the Voting Agreement, up to a maximum of $5,000,000; provided, however, that no termination fee shall be payable to Parent by reason of Section 8.5(b)(i) or a termination of this Agreement pursuant to Section 8.3(a) unless and until (I) any person or entity (other than Parent) (an "Acquiring Party") has acquired, by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions within 18 months of such termination, a majority of the voting power of the outstanding securities of the Company or (II) there has been consummated a merger, consolidation or similar business combination between the Company and an Acquiring Party or an affiliate thereof as a result of which the stockholders of the Company immediately prior to the transaction do not own at least 75% of the surviving entity. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

     (c) Parent agrees that the payment provided for in Section 8.5(b) shall be the sole and exclusive remedy of Parent upon termination of this Agreement pursuant to Section 8.3(a) or 8.4(a) or (c), as the case may be, and such remedy shall be limited to the aggregate of the sums stipulated in such Section 8.5(b); provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. In no event shall the Company be required to pay to Parent more than one termination fee pursuant to Section 8.5(b)(p). Notwithstanding any other provision of this Agreement or the Stock Option Agreement, any termination fee required to be paid to Parent pursuant to
Section 8.5(b)(p) shall be reduced (but not below zero) to the extent necessary so that the sum of the portion of any termination fee actually paid to Parent, the aggregate of all Cancellation Amounts (as defined in the Stock Option Agreement) paid to Parent pursuant to the Stock Option Agreement and the proceeds actually received by Parent as the result of selling Shares to a third party which acquires more than 50% of the Company's outstanding voting securities (other than the Company or any of its affiliates) shall not exceed $21,900,000. In no event shall (i) the sum of the portion of any termination fee actually paid to Parent and the cash proceeds actually received by Parent as the result of selling Shares to a third party which acquires more than 50% of the Company's outstanding voting securities (other than the Company or any of its affiliates) exceed $21,900,000, or (ii) the sum of the portion of any termination fee actually paid to Parent, the aggregate Cancellation Amounts paid to parent pursuant to the Stock Option Agreement and the cash proceeds actually received by parent as the result of selling

Shares to a third party which acquires more than 50% of the Company's outstanding voting securities(other than the Company or any of its affiliates) exceed $21,900,000.

                                   ARTICLE IX

                           MISCELLANEOUS AND GENERAL

     9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Articles I, II, III and IV and Sections 6.7 (Taxation and Accounting), 6.12 (Benefits), 6.13 (Expenses), 6.14 and (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.13 (Expenses), Section 6.17 (Funding Mechanism) and Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

     9.2. Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     9.3. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

     9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (A) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the Borough of Manhattan, The City of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement, the Stock Option Agreement and the Voting Agreement and of the documents referred to in this Agreement, the Stock Option Agreement and the Voting Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement, the Stock Option Agreement or the Voting Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE STOCK OPTION AGREEMENT OR THE VOTING AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE STOCK OPTION AGREEMENT OR THE VOTING AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR THE STOCK OPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

     9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

     if to Parent or Merger Sub:

       Richard T. Collier
       Pharmacia & Upjohn, Inc.
       95 Corporate Drive
       Bridgewater, New Jersey 08807
       fax: (908) 306-4489

     with copies to:

       Neil T. Anderson
       Matthew G. Hurd
       Morgan N. Neuwirth
       Martin J. Travers
       Sullivan & Cromwell
       125 Broad Street
       New York, NY 10004
       fax: (212) 558-3588

     if to the Company:

       Bruce E. MacMillan
       SUGEN, Inc.
       230 East Grand Avenue
       South San Francisco, California 94080
       fax: (650) 553-8342
     with copies to:

       Alan C. Mendelson
       Suzanne Sawochka Hooper
       Gianna M. Bosko
       Cooley Godward LLP
       5 Palo Alto Square
       3000 El Camino Real
       Palo Alto, California 94306
       fax: (650) 857-0663

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     9.7. Entire Agreement. This Agreement (including any exhibits and schedules hereto), the Stock Option Agreement, the Company Confidentiality Agreement and the Parent Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

     9.8. No Third Party Beneficiaries. Except as provided in Section 6.14 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

     9.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     9.11. Specific Performance. The parties hereto each acknowledge that, in view of the uniqueness of the subject matter hereof, the parties hereto would not have an adequate remedy at law for money damages if this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

     9.12. Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Schedule or Exhibit, such reference shall be to a Section of or

Schedule or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     9.13. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct subsidiary to be a Constituent Corporation in lieu of Merger Sub, in the event of which, all references herein to Merger Sub shall be deemed references to such other subsidiary except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation. Any purported assignment made in contravention of this Agreement shall be null and void.

     9.14. Captions. The Article, Section and paragraph captions herein are for convenience of reference only and do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the parties hereto as of the date hereof.

                                          SUGEN, INC.

                                          By: /s/ STEPHEN EVANS-FREKE
                                             -----------------------------------
                                              Name: Stephen Evans-Freke
                                              Title:  Chairman of the Board and
                                                      Chief Executive Officer

                                          PHARMACIA & UPJOHN, INC.

                                          By: /s/ CHRISTOPHER J. COUGHLIN
                                             -----------------------------------
                                              Name: Christopher J. Coughlin
                                              Title:  Executive Vice President

                                          UNIVERSITY ACQUISITION CORP.

                                          By: /s/ MATS PETTERSSON
                                             -----------------------------------
                                              Name: Mats Pettersson
                                              Title:  Senior Vice President

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of June 15, 1999 (the "Agreement"), between Pharmacia & Upjohn, Inc., a Delaware corporation (the "Grantee"), and SUGEN, Inc., a Delaware corporation (the "Grantor").

     WHEREAS, the Grantee, University Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Grantee ("Merger Sub"), and the Grantor are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the merger of Merger Sub with and into Grantor (the "Merger");

     WHEREAS, the Grantee and Merger Sub have requested that the Grantor grant to the Grantee an option to purchase up to 3,372,255 shares of Common Stock, par value $0.01 per share, of the Grantor (the "Common Stock"), on the terms and subject to the conditions hereof; and

     WHEREAS, the Grantor is willing to grant the Grantee the requested option.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     1. The Option; Exercise; Adjustments; Payment of Spread; Repurchase Right.
(a) Contemporaneously herewith the Grantee, Merger Sub and the Grantor are entering into the Merger Agreement. Subject to the other terms and conditions set forth herein, the Grantor hereby grants to the Grantee an irrevocable option (the "Option") to purchase up to 3,372,255 shares of Common Stock (the "Shares") at a cash purchase price equal to $31.00 per share (the "Purchase Price"). The Option may be exercised by the Grantee, in whole or in part, at any time, or from time to time, following (but not prior to) the occurrence of the events set forth in any of clauses (i), (ii), (iii) or (iv) of Section 2(d) hereof, and prior to the Termination Date (as defined herein).

     (b) In the event the Grantee wishes to exercise the Option, the Grantee shall send a written notice to the Grantor (the "Stock Exercise Notice") specifying the total number of Shares it wishes to purchase and a date (subject to the expiration or termination of any applicable waiting period under the HSR Act (as defined below)) not later than 10 business days and not earlier than three business days following the date such notice is given for the closing of such purchase. In the event of any change in the number of issued and outstanding shares of capital stock of the Company (by reason of any stock dividend, stock split, split-up, recapitalization, merger, issuance of capital stock upon exercise of warrants or options or any other event), the number of Shares subject to this Option and the purchase price per Share shall be appropriately adjusted to restore the Grantee to its rights hereunder, including its right to purchase Shares representing 19.9% of the capital stock of the Grantor entitled to vote generally for the election of the directors of the Grantor which is issued and outstanding immediately prior to the exercise of the Option.

     (c) If at any time the Option is then exercisable pursuant to the terms of
Section 1(a) hereof and at or prior to such time the termination fee referred to in Section 8.5(b) of the Merger Agreement shall have become payable, the Grantee may from time to time elect, in lieu of exercising the Option to purchase Shares provided in Section 1(a) hereof, to send a written notice to the Grantor (a "Cash Exercise Notice") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date the Grantor shall pay to the Grantee an amount in cash (the "Cancellation Amount") equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Shares subject to the Option as Grantee shall specify. As used herein "Spread" shall mean the excess, if any, over the Purchase Price of the higher of (x) if applicable, the highest price per share of Common Stock (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid or proposed to be paid by any person pursuant to any Acquisition Proposal (as defined in the Merger Agreement) occurring after the date of this Agreement and prior to the Termination Date (the "Alternative Purchase Price") or (y) the average of the closing bid and asked prices of the Common Stock on the Nasdaq National Market ("Nasdaq") or on such other national securities on which the shares of the Grantor's common stock are then listed on the last trading day immediately prior to the date of the Cash Exercise Notice (the "Closing Price"). If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price. Upon exercise of its right to receive cash pursuant to this Section 1(c), the obligations of the Grantor to deliver Shares pursuant to Section 3 shall be terminated with respect to such number of Shares for which the Grantee shall have elected to be paid the Spread.

     (d) At the request of the Grantor at any time during the 180-day period commencing on each date on which the Option is exercised (the "Call Period"), the Grantor may repurchase from the Grantee, and the Grantee shall sell to the Grantor, any or all of the Shares acquired by the Grantee pursuant hereto as a result of such exercise and with respect to which the Grantee has beneficial ownership at the time of such repurchase at a price per share equal to the Repurchase Price (defined below) per share in respect of the Shares so acquired (such price per share multiplied by the number of Shares to be repurchased pursuant to this Section 1(d) being herein called the "Repurchase Consideration"). Each date on which the Grantor exercises its rights under this
Section 1(d) by delivering its request to the Grantee is referred to as a "Grantor Request Date." "Repurchase Price" per share shall be the greater of (i) the Purchase Price, and (ii) the average (rounded to the nearest cent, or if there shall not be a nearest cent, to the next highest cent) of the volume weighted averages (rounded to the nearest cent, or if there shall not be a nearest cent, to the next highest cent) of the closing ask prices of one share of Common Stock on Nasdaq as reported by Bloomberg Financial Markets (or such other source as the parties shall agree in writing) for each of the Trading Days. "Trading Days" means the Nasdaq trading days during the Call Period and prior to the applicable Grantor Request Date. If the Grantor exercises its rights under this Section 1(d), the Grantor shall, within five business days after the applicable Grantor Request Date, pay the applicable Repurchase Consideration in immediately available funds, and the Grantee shall surrender to the Grantor certificates evidencing the Shares purchased hereunder, and the Grantee shall warrant to the Grantor that, immediately prior to the repurchase thereof pursuant to this Section 1(d), the Grantee had sole record and beneficial ownership of such Shares and that such Shares were then held free and clear of all encumbrances.

     2. Conditions to Delivery of Shares. The Grantor's obligation to deliver Shares upon exercise of the Option is subject only to the conditions that:

          (a) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction prohibiting the delivery of the Shares shall be in effect;

          (b) any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated;

          (c) the representations and warranties of the Grantee made in Section 5 of this Agreement shall be true and correct in all material respects as of the date of the closing of the issuance of the Shares; and

          (d) (i) in the event that (A) a bona fide Acquisition Proposal (as defined in the Merger Agreement) shall have been made to the Company or any of its subsidiaries or any of its stockholders or any person or entity shall have announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its subsidiaries, and on or following the date of the Merger Agreement but prior to the date of the Stockholders Meeting (as defined in the Merger Agreement) such Acquisition Proposal, announcement or intention is or becomes publicly known, and (B) on or following the date of the Merger Agreement but prior to the time such Acquisition Proposal, announcement or intention is or becomes publicly known, the occurrence of a Parent Material Adverse Effect (as defined in the Merger Agreement) shall not have become publicly known, and (C) on or following the date on which such Acquisition Proposal, announcement or intention is or becomes publicly known, the Merger Agreement is terminated by either the Grantee or the Grantor pursuant to Section 8.2(ii) of the Merger Agreement, (ii) the Merger Agreement is terminated by the Grantor pursuant to Section 8.3(a) of the Merger Agreement; (iii) the Merger Agreement is terminated by the Grantee pursuant to Section 8.4(a) of the Merger Agreement; or (iv) the Grantor shall have delivered to Grantee the written notification pursuant to
     Section 8.3(a)(ii) of the Merger Agreement and the Grantee shall have notified the Grantor in writing that the Grantee does not intend to match the Superior Proposal (as defined in the Merger Agreement) referred to in such notification. As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

     3. The Closing. (a) Any closing hereunder shall take place on the date specified by the Grantee in its Stock Exercise Notice or Cash Exercise Notice or as specified in Section 1(d), as the case may be, at 10:00 A.M., local time, at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York, or, if the conditions set forth in Section 2(a), (b) or (c) have not then been satisfied, on the second business day following the satisfaction of such conditions, or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date, (i) in the event of a closing pursuant to
Section 1(b) hereof, the Grantor will deliver to the Grantee a certificate or certificates, representing the Shares in the denominations designated by the Grantee in its Stock Exercise Notice and the Grantee will purchase such Shares from the Grantor at the price per Share equal to the Purchase Price; (ii) in the event of a closing pursuant to Section 1(c) hereof, the Grantor will deliver to the Grantee cash in an amount determined pursuant to Section 1(c) hereof; or (iii) in the event of a closing pursuant to
Section 1(d) hereof, the Grantor will deliver to the Grantee cash in an amount determined pursuant to Section 1(d) hereof. Any payment made by the Grantee to the Grantor, or by the Grantor to the Grantee, pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of federal funds to a bank designated by the party receiving such funds.

     (b) The Grantee agrees not to transfer or otherwise dispose of the Option or the Shares, or any interest therein, except in compliance with the Securities Act of 1933, as amended (the "Securities Act") and any applicable state securities law. The Grantee further agrees that the certificates representing the Shares shall bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act.

     4. Representations and Warranties of the Grantor. The Grantor represents and warrants to the Grantee that (a) the Grantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into and perform this Agreement; (b) the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Grantor and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantor and constitutes a valid and binding obligation of the Grantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; (c) the Grantor has taken all necessary corporate action to authorize and reserve the Shares issuable upon exercise of the Option and the Shares, when issued and delivered by the Grantor upon exercise of the Option and paid for by the Grantee as contemplated hereby, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights; (d) except as otherwise required by the HSR Act or the rules and regulations of Nasdaq, the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval or authorization of or any filing with any person or public authority and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of the Grantor's certificate of incorporation or bylaws, or any indenture, mortgage, lien, lease, agreement, contract, instrument, order, rule, regulation, judgment, ordinance, or decree, or restriction by which the Grantor or any of its subsidiaries or any of their respective properties or assets is bound; (e) no "fair price", "moratorium", "control share acquisition," "interested stockholder" or other form of antitakeover statute or regulation (including but not limited to Section 203 of the Delaware General Corporation Law) is or shall be applicable to the acquisition of Shares pursuant to this Agreement; and (f) the Grantor has taken all corporate action necessary so that any Shares acquired pursuant to this Agreement shall not be counted for purposes of determining the number of shares of Common Stock beneficially owned by the Grantee or any of its Affiliates or Associates pursuant to the Rights Agreement (as defined in the Merger Agreement, the terms "Affiliate" and "Associate" having the respective meanings ascribed to them in the Rights Agreement).

     5. Representations and Warranties of the Grantee. The Grantee represents and warrants to the Grantor that (a) the Grantee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into and perform this Agreement; (b) the execution and delivery of this Agreement by the Grantee and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Grantee and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantee and constitutes a valid and binding obligation of the Grantee, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and
(c) the Grantee is acquiring the Option and, if and when it exercises the Option, will be acquiring the Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

     6. Listing of Shares; Filings; Governmental Consents. Subject to applicable law and the rules and regulations of Nasdaq or such other national securities exchange on which the shares of the Grantor's common stock are then listed, after the Option becomes exercisable hereunder, the Grantor will promptly file an application to list the Shares on Nasdaq or on such other national securities exchange on which the shares of the Grantor's common stock are then listed and will use its reasonable best efforts to obtain approval of such listing and to effect all necessary filings by the Grantor under the HSR Act; provided, however, that if the Grantor is unable to effect such listing on Nasdaq by the Closing Date, the Grantor will nevertheless be obligated to deliver the Shares upon the Closing Date. Each of the parties hereto will use its reasonable best efforts to obtain consents of all third parties and governmental authorities, if any, necessary to the consummation of the transactions contemplated by this Agreement.

     7. Registration Rights. (a) In the event that the Grantee shall desire to sell any of the Shares within two years after the purchase of such Shares pursuant to this Agreement, and such sale requires, in the opinion of counsel to the Grantee, which opinion shall be reasonably satisfactory to the Grantor and its counsel, registration of such Shares under the Securities Act, the Grantor will cooperate with the Grantee and any underwriters (which underwriters must be reasonably satisfactory to the Grantor) in registering such Shares for resale, including, without limitation, promptly filing a registration statement which complies with the requirements of applicable federal and state securities laws, and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided that the Grantor shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the filing or effectiveness of any registration statement and may suspend the use of any registration statement (and related prospectus) for one or more periods of time not exceeding an aggregate of 60 days in any one year period if the offering would, in the judgment of the board of directors of the Grantor, require premature disclosure of any material corporate development or material transaction involving the Grantor or interfere with any previously planned securities offering by the Grantor. In addition, upon receipt of notice of the happening of any event as a result of which any registration statement, prospectus or prospectus supplement, contains any untrue statements of material fact or fails or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading the Grantee shall forthwith discontinue the disposition of any Shares under such registration statement, prospectus or prospectus supplement until the Grantee receives from the Grantor copies (which subject to the limitations on suspension set forth above shall promptly be made available by the Grantor) of an amended or supplemented registration statement, prospectus or supplement so that, as thereafter delivered to purchasers of such

Shares, such registration statement, prospectus or prospectus supplement shall not contain any untrue statement of material fact or fail or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (b) If the Common Stock is registered pursuant to the provisions of this
Section 7, the Grantor agrees (i) to furnish copies of the registration statement and the prospectus relating to the Shares covered thereby in such numbers as the Grantee may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for at least 45 days a prospectus covering the Shares meeting the requirements of such securities laws, and to furnish the Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. The Grantor shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Grantor, except that the Grantee shall pay the fees and disbursements of its counsel, and the underwriting fees and selling commissions applicable to the shares of Common Stock sold by the Grantee. The Grantor shall indemnify and hold harmless (i) the Grantee, its affiliates and its officers and directors and (ii) each underwriter and each person who controls any underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (collectively, the "Underwriters") ((i) and (ii) being referred to as "Indemnified Parties") against any losses, claims, damages, liabilities or expenses, to which the Indemnified Parties may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Grantor will not be liable in any such case to the extent that any such loss, liability, claim, damage or expense arises out of or is based upon (A) an untrue statement or alleged untrue statement in or omission or alleged omission from any such documents in reliance upon and in conformity with written information furnished to the Grantor by the Indemnified Parties expressly for use or incorporation by reference therein, or
(B) the fact that the person asserting any such loss, liability, claim, damage or expense did not receive a copy of an amended preliminary prospectus or the final prospectus (or the final prospectus as amended or supplemented) at or prior to the written confirmation of the sale of the Shares to such person because of the failure of the Grantee to so provide such amended preliminary or final prospectus.

     (c) The Grantee and the Underwriters shall indemnify and hold harmless the Grantor, its affiliates and its officers and directors against any losses, claims, damages, liabilities or expenses to which the Grantor, its affiliates and its officers and directors may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon (i) any untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Grantor by the Grantee or the Underwriters, as applicable, specifically for use or incorporation by reference therein, or (ii) the fact that the person asserting any such loss, liability, claim, damage or expense did not receive a copy of an amended preliminary prospectus or the final prospectus (or the final prospectus as amended or supplemented) at or prior to the written confirmation of the sale of the Shares to such person because of the failure of the Grantee to so provide such amended preliminary or final prospectus.

     (d) Promptly after receipt by an indemnified party under subsection (b) or
(c) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No indemnified party shall settle any action or claim without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

     8. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

     9. Modification or Amendment. Subject to the provisions of applicable law, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     10. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     11. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the Borough of Manhattan, The City of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement, the Merger Agreement and of the other documents referred to in this Agreement and the Merger Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement, the Merger Agreement, or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE COMPOUND AGREEMENT, THE STOCK OPTION AGREEMENT OR THE VOTING AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER AGREEMENT, THE OTHER DOCUMENTS REFERRED TO IN THIS AGREEMENT AND THE MERGER AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

     12. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

     if to the Grantee:

        Richard T. Collier
        Pharmacia & Upjohn, Inc.
        95 Corporate Drive
        Bridgewater, New Jersey 08807
        fax: (908) 306-4489

     with copies to:

        Neil T. Anderson
        Matthew G. Hurd
        Morgan N. Neuwirth
        Martin J. Travers
        Sullivan & Cromwell
        125 Broad Street
        New York, NY 10004
        fax: (212) 558-3588
     if to the Grantor:

        Bruce E. MacMillan
        SUGEN, Inc.
        230 East Grand Avenue
        South San Francisco, California 94080
        fax: (650) 553-8342

     with copies to:

        Alan C. Mendelson
        Suzanne Sawochka Hooper
        Gianna M. Bosko
        Cooley Godward LLP
        5 Palo Alto Square
        3000 El Camino Real
        Palo Alto, California 94306
        fax: (650) 857-0663

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     13. Entire Agreement. This Agreement (including any exhibits and schedules hereto), the Merger Agreement and the other documents referred to in this Agreement and the Merger Agreement, constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

     14. No Third Party Beneficiaries. This Agreement is not intended to confer upon any person or entity other than the parties hereto any rights or remedies hereunder.

     15. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     16. Specific Performance. The parties hereto each acknowledge that, in view of the uniqueness of the subject matter hereof, the parties hereto would not have an adequate remedy at law for money damages if this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

     17. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that the Grantee may assign its rights and obligations under this Agreement to any of its direct or indirect wholly owned subsidiaries (including Merger Sub). Any purported assignment made in contravention of this Agreement shall be null and void.

     18. Captions. The Section captions herein are for convenience of reference only and do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     19. Termination. (a) The right to exercise the Option granted pursuant to this Agreement shall terminate at (and the Option shall no longer be exercisable after) the earliest of (i) the Effective Time (as defined in the Merger Agreement), (ii) the first anniversary of the earliest to occur of the events set forth in any of clauses (i), (ii), (iii) or (iv) of Section 2(d), and (iii) the fifteenth day following the termination of the Merger Agreement if prior to such fifteenth day the events set forth in any of clauses (i), (ii), (iii) or
(iv) of Section 2(d) shall not have occurred (such earliest date being referred to in this Agreement as the "Termination Date"); provided that, if the Option cannot be exercised or the Shares cannot be delivered to the Grantee upon such exercise because one or more of the conditions set forth in Section 2(a) or (b) hereof have not yet been satisfied, the Termination Date shall be extended until thirty days after such impediment to exercise or delivery has been removed.

     (b) All representations and warranties contained in this Agreement shall survive delivery of and payment for the Shares.

     20. Profit Limitation. Notwithstanding any other provision of this Agreement or the Merger Agreement, any Cancellation Amount shall be reduced (but not below zero) to the extent necessary so that the sum of the portion of any termination fee described in Section 8.5(b) of the Merger Agreement actually paid to the Grantee (such portion actually paid, the "Termination Fee"), the aggregate of all Cancellation Amounts paid to Grantee pursuant to this Agreement and the cash proceeds actually received by the Grantee as the result of selling Shares to a third party which acquires more than 50% of the Grantor's outstanding voting securities (other than the Company or any of its affiliates) shall not exceed $21,900,000. In no event shall (i) the sum of the aggregate Cancellation Amounts paid to Grantee pursuant to this Agreement and the cash proceeds actually received by the Grantee as the result of selling Shares to a third party which acquires more than 50% of the Grantor's outstanding voting securities (other than the Company or any of its affiliates) exceed $21,900,000, or (ii) the sum of the Termination Fee, the aggregate Cancellation Amounts paid to Grantee pursuant to this Agreement and the cash proceeds actually received by the Grantee as the result of selling Shares to a third party which acquires more than 50% of the Grantor's outstanding voting securities (other than the Company or any of its affiliates) exceed $21,900,000.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the parties hereto as of the date hereof.

                                          SUGEN, INC.

                                          By: /s/ STEPHEN EVANS-FREKE
                                             -----------------------------------
                                              Name: Stephen Evans-Freke
                                              Title:  Chairman and Chief
                                              Executive
                                                     Officer

                                          PHARMACIA & UPJOHN, INC.

                                          By: /s/ CHRISTOPHER J. COUGHLIN
                                             -----------------------------------
                                              Name: Christopher J. Coughlin
                                              Title:  Executive Vice President

                                          UNIVERSITY ACQUISITION CORP.

                                          By: /s/ MATS PETTERSSON
                                             -----------------------------------
                                              Name: Mats Pettersson
                                              Title:  Senior Vice President

                                                                         ANNEX C

                                LEHMAN BROTHERS

                                                                   June 15, 1999

Board of Directors
Sugen, Inc.
230 East Grand Avenue
South San Francisco, California 94080

Members of the Board:

     We understand that Sugen, Inc. ("Sugen" or the "Company") has entered into an agreement and plan of merger pursuant to which it will merge with and into a subsidiary of Pharmacia & Upjohn, Inc. ("Pharmacia & Upjohn"). We further understand that upon effectiveness of such merger, each share of Sugen common stock will be exchanged for that number of shares of Pharmacia & Upjohn common stock ("Exchange Ratio") determined by dividing $31.00 by the volume weighted average trading price of such Pharmacia & Upjohn stock for the twenty trading days ending on the third day prior to the Company's stockholders meeting to approve such merger, provided, however, that if such average price shall be less than $49.21875 then the Exchange Ratio shall be 0.62984 shares of Pharmacia & Upjohn common stock for each share of Sugen stock, and if such average price shall be greater than $60.15625 then the Exchange Ratio shall be 0.51533 shares of Pharmacia & Upjohn common stock for each share of Sugen common stock (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated June 15, 1999, by and among Sugen and Pharmacia & Upjohn (the "Agreement").

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company and Pharmacia & Upjohn that we believe to be relevant to our analysis, including their respective Annual Reports on Form 10-K for the year ended December 31, 1998 and Quarterly Reports on Form 10-Q for the period ended March 31, 1999, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (4) a trading history of the Company's common stock from May 1998 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (5) a trading history of Pharmacia & Upjohn's common stock from May 1998 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (6) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other

                                LEHMAN BROTHERS
                  3 WORLD FINANCIAL CENTER, NEW YORK, NY 10285

Board of Directors
Sugen, Inc.
June 15, 1999
Page  2 of 3

transactions that we deemed relevant, (8) published estimates of third party research analysts with respect to the future financial performance of Pharmacia & Upjohn, (9) prior discussions held by the Company with third parties with respect to a possible business combination with the Company and (10) the Company's current cash flow forecast and limited cash position, its ability to meet its liquidity requirements in the future and the potential alternatives available to the Company to fund such requirements. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. However, for purposes of our analysis, we also have considered more conservative assumptions and estimates which resulted in certain adjustments to the projections of the Company. We have discussed these adjusted projections with the management of the Company and they have consented to the use of such adjusted projections in performing our analysis. We were not provided with, and did not have access to, any financial projections of Pharmacia & Upjohn. Accordingly, upon advice of Pharmacia & Upjohn, we have assumed that the published estimates of third party research analysts are a reasonable basis upon which to evaluate the future financial performance of Pharmacia & Upjohn and that Pharmacia & Upjohn will perform substantially in accordance with such estimates. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Pharmacia & Upjohn and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Pharmacia & Upjohn. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to a purchase of or business combination with the Company. Upon advice of the Company and its legal and accounting advisors, we have assumed that the Proposed Transaction will qualify (i) for pooling-of-interests accounting treatment and (ii) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

     We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to

Board of Directors
Sugen, Inc.
June 15, 1999
Page  3 of 3

indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company and PNU in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the securities of the Company and Pharmacia & Upjohn for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "Delaware Law"), the Company's Certificate of Incorporation includes a provision that eliminates the personal liability of a director to the Company or its stockholders for monetary damages arising out of the director's breach of his or her fiduciary duty of care, except as follows. A director remains potentially liable for monetary damages (unless otherwise permitted by applicable law) for (a) breach of the director's duty of loyalty to the Company or its stockholders, (b) acts or omissions not in good faith or which involve misconduct or a knowing violation of law, (c) an improper payment of a dividend or an improper redemption or repurchase of the Company's stock (as provided in Section 174 of the Delaware Law) or (d) any transaction from which a director derives an improper personal benefit. Any repeal or modification of this provision will not affect any right or protection of a director that exists at the time of such repeal or modification.

     Section 145 of the Delaware Law empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

     Article VII of the bylaws of the Company provides in terms similar to those of Section 145 of the Delaware Law that the Company shall have power and shall be required to indemnify its directors and officers in accordance with the Delaware Law.

     Under the terms of various Directors and Officers Liability and Corporation Reimbursement Liability Policies, the directors and officers of the Company are insured, subject to applicable policy exclusions, limits and deductibles, against any loss incurred in connection with any claim made against them or any of them for any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted, or any matter not excluded by the terms and conditions of the policy, claimed against them solely by reason of their being directors or officers of the Company. The foregoing statements are subject to the detailed provisions of such Policies.

     The Company has entered into indemnification agreements with each of its directors and officers. Such indemnification agreements provide that the Company will pay certain amounts incurred by a director or officer in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and specifically including actions by or in the name of the Company (referred to as derivative suits), where the individual's involvement is by reason of the fact that he or she is or was a director or officer. Such amounts include, to the maximum extent permitted by law, attorneys' fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under each indemnification agreement, a director or officer will not be indemnified if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. Each indemnification agreement provides a number of procedures and presumptions used in the determination of the right to indemnification, as well as a requirement that in order to receive an advancement of expenses, the director or officer must submit an undertaking to repay any expenses advanced on his or her behalf with respect to which it is later determined the director or officer was not entitled to receive. Each indemnification agreement is effective for actions arising out of acts or omissions which may have occurred before or after the execution of such indemnification agreement. The foregoing statements are subject to the detailed provisions of such indemnification agreements.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following Exhibits are filed herewith unless otherwise indicated:

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    2.1       Agreement and Plan of Merger, dated as of June 15, 1999,
              among Pharmacia & Upjohn, Inc., University Acquisition Corp.
              and SUGEN, Inc. (attached as Annex A to the Proxy
              Statement/Prospectus contained in this Registration
              Statement).
    2.2       Stock Option Agreement, dated as of June 15, 1999, between
              SUGEN, Inc. and Pharmacia & Upjohn, Inc. (attached as Annex
              B to the Proxy Statement/Prospectus contained in this
              Registration Statement).
    3.1       Restated Certificate of Incorporation of Pharmacia & Upjohn,
              Inc. (incorporated by reference to Exhibit 4.1 of Pharmacia
              & Upjohn's Registration Statement on Form S-8 as filed May
              3, 1996).
    3.2       Amended bylaws of Pharmacia & Upjohn, Inc. (incorporated by reference to Exhibit 3(ii) of Pharmacia & Upjohn's Annual
              Report on Form 10-K for the fiscal year ended December 31,
              1998).
    4         Stockholder Protection Rights Agreement dated as of March 4,
              1997 between Pharmacia & Upjohn, Inc. and First Chicago
              Trust Company of New York (incorporated by reference to
              Exhibit 1 of Pharmacia & Upjohn's Registration Statement on
              Form 8-A dated March 5, 1997).
    5         Opinion of Sullivan & Cromwell regarding the validity of the shares of Pharmacia & Upjohn, Inc. Common Stock to be
              registered under this Registration Statement.
    8.1       Opinion of Sullivan & Cromwell regarding certain United
              States federal income tax consequences of the Merger.
    8.2       Opinion of Cooley Godward LLP regarding certain United
              States federal income tax consequences of the Merger.

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
   15         Awareness letter from PricewaterhouseCoopers LLP concerning unaudited interim financial information.
   23.1       Consent of PricewaterhouseCoopers LLP.
   23.2       Consent of Ernst & Young LLP.
   23.3       Consent of Sullivan & Cromwell (contained in Exhibit 5).
   23.4       Consent of Sullivan & Cromwell (contained in Exhibit 8.1).
   23.5       Consent of Cooley Godward LLP (contained in Exhibit 8.2).
   23.6       Consent of Lehman Brothers.
   99.1       Opinion of Lehman Brothers (included as Annex C to the Proxy
              Statement/ Prospectus contained in this Registration
              Statement).
   99.2       Form of Proxy for holders of SUGEN, Inc. Common Stock.

     (b) Financial Data Schedule.

     Schedules are omitted because they either are not required or are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by this form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of this form;

          that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue;

          to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

          to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Pharmacia & Upjohn, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bridgewater, New Jersey, on July 30, 1999.

                                          PHARMACIA & UPJOHN, INC.

                                          By: /s/ FRED HASSAN
                                             -----------------------------------
                                              Name: Fred Hassan
                                              Title: President and Chief
                                                     Executive Officer and
                                                     Director

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                               POWER OF ATTORNEY

     The undersigned directors and officers of Pharmacia & Upjohn, Inc. do hereby constitute and appoint Fred Hassan, Christopher Coughlin and Richard Collier, and each of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and behalf in our capacities as directors and offices, and to execute any and all instruments for us and in our names in the capacities indicated below which such person or persons may deem necessary or advisable to enable Pharmacia & Upjohn to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for us, or any of us, in the capacities indicated below and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that such person or persons shall do or cause to be done by virtue hereof.

                    NAME                                TITLE                   DATE
                    ----                                -----                   ----

/s/ FRED HASSAN                                President and Chief           July 30, 1999
---------------------------------------------    Executive Officer and
Fred Hassan                                      Director

/s/ CHRISTOPHER J. COUGHLIN                    Executive Vice President      July 30, 1999
---------------------------------------------    and Chief Financial
Christopher J. Coughlin                          Officer
                                                 (Principal Financial
                                                 Officer)

/s/ ROBERT G. THOMPSON                         Senior Vice President         July 30, 1999
---------------------------------------------    (Principal Accounting
Robert G. Thompson                               Officer)

/s/ RICHARD H. BROWN                           Director                      July 30, 1999
---------------------------------------------
Richard H. Brown

                    NAME                                TITLE                   DATE
                    ----                                -----                   ----
/s/ FRANK C. CARLUCCI                          Director                      July 30, 1999
---------------------------------------------
Frank C. Carlucci

/s/ GUSTAF A.S. DOUGLAS                        Director                      July 30, 1999
---------------------------------------------
Gustaf A.S. Douglas

/s/ M. KATHRYN EICKHOFF                        Director                      July 30, 1999
---------------------------------------------
M. Kathryn Eickhoff

/s/ J. SOREN GYLL                              Director                      July 30, 1999
---------------------------------------------
J. Soren Gyll

/s/ R.L. BERTHOLD LINDQUIST                    Director                      July 30, 1999
---------------------------------------------
R.L. Berthold Lindquist

/s/ OLOF G. LUND                               Director                      July 30, 1999
---------------------------------------------
Olof G. Lund

/s/ C. STEVEN MCMILLAN                         Director                      July 30, 1999
---------------------------------------------
C. Steven McMillan

/s/ WILLIAM U. PARFET                          Director                      July 30, 1999
---------------------------------------------
William U. Parfet

/s/ ULLA B. REINIUS                            Director                      July 30, 1999
---------------------------------------------
Ulla B. Reinius

/s/ BENGT SAMUELSSON                           Director                      July 30, 1999
---------------------------------------------
Bengt Samuelsson

                                 EXHIBIT INDEX

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    2.1       Agreement and Plan of Merger, dated as of June 15, 1999,
              among Pharmacia & Upjohn, Inc., University Acquisition Corp.
              and SUGEN, Inc. (attached as Annex A to the Proxy
              Statement/Prospectus contained in this Registration
              Statement).
    2.2       Stock Option Agreement, dated as of June 15, 1999, between
              SUGEN, Inc. and Pharmacia & Upjohn, Inc. (attached as Annex
              B to the Proxy Statement/Prospectus contained in this
              Registration Statement).
    3.1       Restated Certificate of Incorporation of Pharmacia & Upjohn,
              Inc. (incorporated by reference to Exhibit 4.1 of Pharmacia
              & Upjohn's Registration Statement on Form S-8 as filed May
              3, 1996).
    3.2       Amended bylaws of Pharmacia & Upjohn, Inc. (incorporated by reference to Exhibit (3)(ii) of Pharmacia & Upjohn's Annual
              Report on Form 10-K for the fiscal year ended December 31,
              1998).
    4         Stockholder Protection Rights Agreement dated as of March 4,
              1997 between Pharmacia & Upjohn, Inc. and First Chicago
              Trust Company of New York (incorporated by reference to
              Exhibit 1 of Pharmacia & Upjohn's Registration Statement on
              Form 8-A dated March 5, 1997).
    5         Opinion of Sullivan & Cromwell regarding the validity of the shares of Pharmacia & Upjohn, Inc. Common Stock to be
              registered under this Registration Statement.
    8.1       Opinion of Sullivan & Cromwell regarding certain United
              States federal income tax consequences of the Merger.
    8.2       Opinion of Cooley Godward LLP regarding certain United
              States federal income tax consequences of the Merger.
   15         Awareness letter from PricewaterhouseCoopers LLP concerning unaudited interim financial information.
   23.1       Consent of PricewaterhouseCoopers LLP.
   23.2       Consent of Ernst & Young LLP.
   23.3       Consent of Sullivan & Cromwell (contained in Exhibit 5).
   23.4       Consent of Sullivan & Cromwell (contained in Exhibit 8.1).
   23.5       Consent of Cooley Godward LLP (contained in Exhibit 8.2).
   23.6       Consent of Lehman Brothers.
   99.1       Opinion of Lehman Brothers (included as Annex C to the Proxy
              Statement/ Prospectus contained in this Registration
              Statement).
   99.2       Form of Proxy for holders of SUGEN, Inc. Common Stock.

                                                                    EXHIBIT 99.2
                                  SUGEN, INC.
                             230 EAST GRAND AVENUE
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints James L. Knighton and Bruce E. MacMillan, and each of them, with full power of substitution, as proxies to represent and to vote, as specified below, all the shares of common stock of SUGEN, Inc., held of record by the undersigned on July 29, 1999, at the Special Meeting of Stockholders to be held on August 31, 1999 and at any adjournments, postponements, continuations or reschedulings thereof. The undersigned hereby revokes any previous proxies with respect to the matters covered in this proxy.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SUGEN STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED BELOW. IF THIS CARD IS PROPERLY EXECUTED BUT NO VOTE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR ADOPTION OF THE MERGER AGREEMENT.

                          (continued on reverse side)

                              FOLD AND DETACH HERE

                                  SUGEN, INC.

              Please check the appropriate box on the voting card to RSVP your attendance at the Special Meeting on August 31, 1999 at 10:00 a.m.
              or phone SUGEN Investor Relations at (650) 553-8300

           You can vote by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

                         Please mark your vote as indicated in this example: [X] SUGEN'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 1.

1. ADOPTION OF AGREEMENT AND PLAN OF MERGER,
   DATED AS OF JUNE 15, 1999, AMONG SUGEN,     [ ] FOR                     [ ] AGAINST                 [ ] ABSTAIN
   INC., PHARMACIA & UPJOHN, INC. AND
    UNIVERSITY ACQUISITION CORP.

2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS, POSTPONEMENTS, CONTINUATIONS OR RESCHEDULINGS THEREOF. HOWEVER, NO PROXY THAT IS VOTED AGAINST PROPOSAL 1 WILL BE VOTED IN FAVOR OF ADJOURNMENT, POSTPONEMENT, CONTINUATION OR RESCHEDULING OF THE MEETING FOR THE PURPOSE OF ALLOWING ADDITIONAL TIME TO SOLICIT ADDITIONAL VOTES OR PROXIES IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT.

                                                CHECK HERE IF YOU PLAN TO ATTEND
                                                THE SPECIAL MEETING: [ ]

                                                Dated:
                                              -------------------------------- ,
                                                1999

                                                --------------------------------
                                                Signature (including title, if
                                                any)

                                                --------------------------------
                                                Signature if held jointly

                                                Please sign your name above
                                                exactly as it appears hereon.
                                                Joint owners should each sign.
                                                When signing as attorney,
                                                executor, administrator, trustee
                                                or guardian, please give full
                                                title as such. If a corporation,
                                                please sign in full corporate
                                                name by president or authorized
                                                officer. If a partnership,
                                                please sign in partnership name
                                                by authorized person.

                              FOLD AND DETACH HERE